As filed with the Securities and Exchange Commission on November 23, 1998.

                                                   Registration No. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-4

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933


                             UNITED NATIONAL BANCORP
             (Exact name of registrant as specified in its charter)


                                   New Jersey
         (State or other Jurisdiction of Incorporation or Organization)

          6712                                   22-2894827
(Primary Standard Industrial            (I.R.S. Employer Identification No.)
 Classification Code Number)


                               1130 Route 22 East
                                  P.O. Box 6000
                       Bridgewater, New Jersey 08807-0010
                                  908-429-2200
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                      Thomas C. Gregor, Chairman, President
                           and Chief Executive Officer
                             United National Bancorp
                               1130 Route 22 East
                                  P.O. Box 6000
                       Bridgewater, New Jersey 08807-0010
                                  908-429-2200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                  Please send copies of all communications to:

MICHAEL W. ZELENTY, ESQ.                JOHN J. GORMAN, ESQ.
Pitney, Hardin, Kipp & Szuch            Luse Lehman Gorman Pomerenk & Shick, PC
P.O. Box 1945                           5335 Wisconsin Avenue, NW
Morristown, New Jersey 07962-1945       Suite 400
(973) 966-8125                          Washington, DC  20015
                                        (202) 274-2001

         Approximate date of commencement of proposed sale to the public: At the Effective Date of the Merger, as defined in the Amended and Restated Agreement and Plan of Merger dated September 22, 1998 (the "Merger Agreement"), among the Registrant, United National Bank, Raritan Bancorp Inc. and The Raritan Savings Bank attached as Appendix A to the Joint Proxy Statement/Prospectus.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| __________

         If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| __________


                                           CALCULATION OF REGISTRATION FEE

==================================== ============== ========================= ============================ ================
 Title of each class of securities   Amount to be       Proposed maximum      Proposed maximum aggregate      Amount of
         to be registered             registered       offering price per          offering price**         registration
                                                             unit**                                              fee
==================================== ============== ========================= ============================ ================
   Common Stock, $1.25 par value       4,208,218             $21.79                   $91,697,070              $25,492
                                        Shares*
==================================== ============== ========================= ============================ ================


* The number of shares of United Common Stock issuable in the Merger in exchange for shares of Raritan Common Stock with an Exchange Ratio of 1.595, as set forth in the Merger Agreement, and assuming that all currently outstanding options to acquire shares of Raritan Common Stock are exercised prior to the Effective Time of the Merger. The Registrant also hereby registers such additional shares of its common stock as may be issuable in the Merger pursuant to the anti-dilution provisions of the Merger Agreement.

** Estimated solely for the purpose of calculating the registration fee for the filing on Form S-4 pursuant to Rule 457(f)(1) under the Securities Act based on the average ($34.75) of the high ($36.00) and low ($33.50) prices reported by Nasdaq for Raritan Common Stock as of November 17, 1998, a date within five business days prior to the filing of this Registration Statement.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                [RARITAN LOGO]                       [UNITED LOGO]


                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

         The Boards of Directors of Raritan Bancorp Inc. and United National Bancorp have approved a Merger Agreement which provides for Raritan to be merged with United.

         In the merger, each share of Raritan Common Stock will be converted into 1.595 shares of United Common Stock. Cash will be paid iHnstead of fractional shares. The 1.595 exchange ratio is adjusted to reflect United's 10% stock dividend paid on November 2, 1998, and is subject to further adjustments described in this Joint Proxy Statement-Prospectus.

         The merger cannot be completed unless the shareholders of both companies approve it. We have scheduled special meetings so our shareholders can vote on the merger. Each Board of Directors unanimously recommends that its shareholders vote "FOR" the merger.

         This document serves two purposes. It is the Joint Proxy Statement being used by the Raritan and United Boards to solicit proxies for use at their respective special meetings. It is also the Prospectus of United regarding the United Common Stock to be issued if the merger is completed. This document describes the Merger Agreement in detail and includes a copy of the Merger Agreement as Appendix A. We urge you to read this entire document carefully. Also, on the following page we tell you how to obtain copies of those documents on file with the Securities and Exchange Commission which we have incorporated by reference in this document.


            The dates, times and places of the meetings are as follows:

            The Raritan Meeting
            [Day of Week], [Date]
            [Time]
            Raritan Valley Country Club
            State Highway 28
            Somerville, New Jersey  08876

            The United Meeting
            [Day of Week], [Date]
            [Time]
            [Street Address]
            [City and State]

            Only shareholders of record as of _________, 1998 are entitled to attend and vote at their respective meetings.

         Your vote is very important. Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote your proxy will be counted as a vote in favor of the merger. For Raritan stockholders, a failure to return the proxy card will in most cases have the same effect as a vote against the merger.




Arlyn D. Rus                                    Thomas C. Gregor
Chairman, President and CEO                     Chairman, President and CEO
Raritan Bancorp Inc.                            United National Bancorp


Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


        This Joint Proxy Statement-Prospectus is dated _________, 1998, and is first being mailed to shareholders
                    of United and Raritan on _________, 1998

                                TABLE OF CONTENTS

                                                                 Page
SUMMARY                                                             1
        The United Meeting                                          1
        The Raritan Meeting                                         1
        The Companies                                               2
        The Merger                                                  2
SELECTED FINANCIAL DATA OF UNITED                                   7
SELECTED FINANCIAL DATA OF RARITAN                                  9
COMPARATIVE PER SHARE DATA                                         10
                          SUMMARY PRO FORMA FINANCIAL
    INFORMATION                                                    12
INTRODUCTION                                                       13
CERTAIN INFORMATION ABOUT UNITED                                   14
        General                                                    14
        United National Bank                                       14
CERTAIN INFORMATION ABOUT RARITAN                                  15
        General                                                    15
        The Raritan Savings Bank                                   15
THE RARITAN MEETING                                                16
        Date, Time and Place                                       16
        Purpose                                                    16
        Board Recommendation                                       16
        Required Vote                                              16
        Record, Date; Voting Rights; Proxies                       17
        Solicitation of Proxies                                    18
        Quorum                                                     18
THE UNITED MEETING                                                 18
        Date, Time and Place                                       18
        Purpose                                                    18
        Board Recommendation                                       18
        Required Vote                                              19
        Record, Date; Voting Rights; Proxies                       19
        Solicitation of Proxies                                    20
        Quorum                                                     20
THE PROPOSED MERGER                                                20
        General Description; Certain
              Defined Terms                                        20
        Consideration; Cash instead of
              Fractional Shares                                    21
        Conversion of Raritan Options                              21
        Background of and Reasons for the Merger                   22
        Interests of Certain Persons in the Merger                 24
        Opinion of Raritan's Financial Advisor                     26
        Resale Considerations Regarding
              United Common Stock                                  30
        Conditions to the Merger                                   30
        Conduct of Business Pending the Merger                     31
        Stock Option to United for Raritan Shares                  32
        Representations, Warranties and Covenants                  32
        Regulatory Approvals                                       33
        Management and Operations
              After the Merger                                     33
        Exchange of Certificates                                   33
        Amendments; Termination                                    34
        Accounting Treatment of the Merger                         36
        Federal Income Tax Consequences                            36
        No Dissenters' Rights                                      37
PRO FORMA FINANCIAL INFORMATION                                    38
DESCRIPTION OF UNITED CAPITAL STOCK                                44
        Common Stock                                               44
        Preferred Stock                                            45
COMPARISON OF THE RIGHTS OF STOCK-
    HOLDERS OF UNITED AND RARITAN                                  46
        Voting Requirements                                        46
        Cumulative Voting                                          47
        Classified Board of Directors                              47
        Rights of Dissenting Shareholders                          47
        Shareholder Consent to Corporate Action                    48
        Dividends                                                  48
        By-laws                                                    48
        Limitations of Liability of Directors
              and Officers                                         49
        Minimum Price Provision                                    49
        Consideration of Acquisition Proposals                     49
        Preferred Stock                                            50
SHAREHOLDER PROPOSALS                                              50
INFORMATION INCORPORATED BY
      REFERENCE                                                    51
OTHER MATTERS                                                      51
LEGAL OPINION                                                      52
EXPERTS                                                            52

APPENDIX A    Merger Agreement                                    A-1
APPENDIX B    Stock Option Agreement                              B-1
APPENDIX C    Endicott Fairness Opinion                           C-1

                     HOW TO GET COPIES OF RELATED DOCUMENTS

            This document incorporates important business and financial information about United National Bancorp and Raritan Bancorp Inc. which is not included in or delivered with this document. United and Raritan Shareholders may receive the information free of charge by writing or calling the persons listed below. For United documents, make your request to Ralph L. Straw, Jr., Corporate Secretary, United National Bancorp, 1130 Route 22 East, P.O. Box 6000, Bridgewater, New Jersey 08807; telephone number (908) 429-2200. For Raritan documents, make your request to Helen J. Frangelli, Corporate Secretary, Raritan Bancorp Inc., 454 Route 28, Bridgewater, New Jersey 08807; telephone number
(908) 231-8100 (ext. 127). We will respond to your request within one business day by sending the requested documents by first class mail or other equally prompt means. In order to ensure timely delivery of the documents in advance of the meetings, any request should be made by ___________, 1998.

                                     SUMMARY

         This is a summary of certain information regarding the proposed merger and the shareholder meetings to vote on the merger. Because this is a summary, it does not contain all the detailed information contained elsewhere in this document. We urge you to carefully read the entire Joint Proxy Statement-Prospectus, including the Appendixes.


         The shares of United Common Stock offered hereby are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

         No person has been authorized to give any information or to make any representation other than what is included in this document. If such information or representation is given or made, it must not be relied upon as having been authorized.

The United Meeting

Date, Time and Place .................  United National Bancorp  ("United") will hold its special meeting of shareholders
                                        (the "United Meeting") on [Day of Week],
                                        [Date] [Time], at [Location].

Record Date...........................  _____________, 1998 (the "Record Date").

Shares Entitled to Vote.............    __________ shares of United Common Stock
                                        were outstanding on the Record Date and entitled to vote at the United Meeting.

Purpose of Meeting....................  To  consider  and vote on an Amended and
                                        Restated  Agreement  and Plan of  Merger
                                        dated  as of  September  22,  1998  (the
                                        "Merger   Agreement"),   by  and   among
                                        United,   United's  subsidiary,   United
                                        National  Bank,   Raritan  Bancorp  Inc.
                                        ("Raritan"),  and Raritan's  subsidiary,
                                        The Raritan Savings Bank.

Vote Required.........................  A  majority  of the  votes  cast  at the
                                        United Meeting, whether in person or by proxy, must be cast in favor of the Merger Agreement for United to approve the Merger Agreement.

Board Recommendation .................  The  United  Board  of   Directors   has
                                        unanimously    approved    the    Merger
                                        Agreement  and  unanimously   recommends
                                        that United shareholders vote "FOR" the Merger Agreement.

The Raritan Meeting

Date, Time and Place..................  Raritan will hold its special meeting of stockholders (the "Raritan  Meeting") on
                                        [Day  of  Week],   [Date]   [Time],   at
                                        [Location].

Record Date...........................  _____________, 1998 (the "Record Date").

Shares Entitled to Vote.............    _________ shares of Raritan Common Stock
                                        were outstanding on the Record Date and entitled to vote at the Raritan Meeting.

Purpose of Meeting....................  To  consider  and  vote  on  the  Merger
                                        Agreement.

Vote Required.........................  The  affirmative  vote,  in person or by proxy,  of a majority of the outstanding
                                        shares  of  Raritan   Common   Stock  is
                                        required    to   approve    the   Merger
                                        Agreement.

Board Recommendation..................  The  Raritan   Board  of  Directors  has
                                        unanimously    approved    the    Merger
                                        Agreement  and  unanimously   recommends
                                        that Raritan stockholders vote "FOR" the
                                        Merger Agreement.
THE COMPANIES
United..............................    United, a New Jersey corporation, is the
                                        bank holding company for United National
                                        Bank  ("UNB").  UNB is a  national  bank
                                        which  operates 28  branches  located in
                                        Central  and  Northern  New  Jersey.  On
                                        September 30, 1998, United completed its
                                        acquisition   of  State  Bank  of  South
                                        Orange  ("SBSO")  by  merging  SBSO into
                                        UNB. The SBSO merger was  accounted  for
                                        as a  pooling  of  interests.  UNB  is a
                                        member of the Federal Reserve System and
                                        its deposits are insured by the FDIC. At
                                        September    30,   1998,    United   had
                                        consolidated   assets  of  approximately
                                        $1.5   billion.    United's    principal
                                        executive  offices  are  located at 1130
                                        Route 22 East,  Bridgewater,  New Jersey
                                        08807.   United's  telephone  number  is
                                        (908) 429-2200.

Raritan...............................  Raritan, a Delaware corporation,  is the bank  holding  company  for The  Raritan
                                        Savings  Bank  ("RSB").  RSB  is  a  New
                                        Jersey-chartered   stock   savings  bank
                                        which operates seven branches located in
                                        Central New  Jersey.  At  September  30,
                                        1998, Raritan had consolidated assets of
                                        approximately $433.6 million.  Raritan's
                                        principal  executive offices are located
                                        at 454 Route 28, Bridgewater, New Jersey
                                        08807.  Raritan's  telephone  number  is
                                        (908) 231-8100.
THE MERGER
General Description; Certain Defined
Terms...............................    The Merger  Agreement sets out the terms
                                        for the  merger of Raritan  with  United
                                        (the  "Merger"),   with  United  as  the
                                        surviving  entity.  A closing  under the
                                        Merger  Agreement  is to  occur  on  the
                                        tenth  business  day  after the day when
                                        all  material   conditions   to  closing
                                        (including    receipt   of    regulatory
                                        approvals) have first been met. However,
                                        United  and   Raritan  may  agree  on  a
                                        different  closing  date.  In the Merger
                                        Agreement  and  in  this  document,  the
                                        actual date of the closing is called the
                                        "Closing Date" and the date on which the
                                        material conditions to closing have been
                                        met is called the "Determination  Date".
                                        United and Raritan  anticipate  that the
                                        Merger   will  become   effective   (the
                                        "Effective   Time")   at  the  close  of
                                        business on the Closing Date.

Consideration.........................  At the Effective Time, each  outstanding share of  Raritan  Common  Stock will be
                                        converted   into   1.595   shares   (the
                                        "Exchange   Ratio")  of  United   Common
                                        Stock.   The  1.595  Exchange  Ratio  is
                                        adjusted to reflect  United's  10% stock
                                        dividend  paid on November 2, 1998.  The
                                        Exchange  Ratio may be adjusted again to
                                        take into account any stock split, stock
                                        dividend  or  similar  transaction  with
                                        respect  to  United   Common   Stock  (a
                                        "Capital Change"). The Exchange Ratio is
                                        also subject to adjustment as summarized
                                        under  "Termination  Rights"  on page 4
                                        and   more   fully    described    under
                                        "Amendments; Termination" on pages 34 -
                                        36.

Conversion of Stock Options...........  At the Effective Time, each  outstanding option to purchase  Raritan Common Stock
                                        will  be  converted  into an  option  to
                                        purchase  United Common  Stock.  The new
                                        options  will  have the same  terms  and
                                        conditions  as the old  options,  except
                                        that  the   number  of  shares  and  the
                                        exercise   price  will  be  adjusted  to
                                        reflect the Exchange Ratio.

Cash instead of Fractional Shares;      Raritan  stockholders  will not  receive
Average Pre-Closing Price.............. fractional shares of United Common Stock
                                        in  the   Merger.   Instead   they  will
                                        receive,   without   interest,   a  cash
                                        payment  equal to the  fractional  share
                                        interest  they   otherwise   would  have
                                        received,   multiplied  by  the  Average
                                        Pre-Closing   Price  of  United   Common
                                        Stock. The "Average  Pre-Closing  Price"
                                        means the average of the closing  prices
                                        of  United  Common  Stock on the  Nasdaq
                                        Stock  Market  for the  ten  consecutive
                                        trading days ending with (and including)
                                        the  Determination   Date.  The  Average
                                        Pre-Closing    Price   is   subject   to
                                        anti-dilution adjustment in the event of a Capital Change.

Opinion of Raritan's Financial Advisor  The  Raritan  Board has  hired  Endicott
                                        Financial Advisors,  L.L.C. ("Endicott")
                                        as its financial advisor for the Merger.
                                        Endicott  has  delivered  to the Raritan
                                        Board written  opinions dated  September
                                        22, 1998 and __________,  1998 regarding
                                        the  fairness of the  Exchange  Ratio to
                                        Raritan  stockholders  from a  financial
                                        point   of  view.   Endicott's   updated
                                        fairness   opinion  is   reproduced   as
                                        Appendix   C  to  this   document.   For
                                        information  concerning  the  procedures
                                        followed,   assumptions  made,   matters
                                        considered  and  qualifications  on  the
                                        review   undertaken   by   Endicott   in
                                        rendering its opinions, see pages 26-29.

 Federal Income Tax Consequences......  Pitney, Hardin, Kipp & Szuch, counsel to
                                        United, has delivered its opinion to the
                                        effect that the Merger will qualify as a
                                        tax-free  reorganization  as  defined in
                                        Section 368 of the Internal Revenue Code
                                        of  1986,   as  amended  (the   "Code").
                                        Assuming  Section  368(a)  of  the  Code
                                        applies,   the   conversion  of  Raritan
                                        Common  Stock into United  Common  Stock
                                        will be a  nontaxable  event for United,
                                        Raritan and the Raritan stockholders. No
                                        taxable gain or loss will be  recognized
                                        by Raritan  stockholders until they sell
                                        the United Common Stock received by them
                                        in the  Merger.  The basis of the United
                                        Common  Stock  received by each  Raritan
                                        stockholder  will  be the  basis  of the
                                        Raritan   Common   Stock   converted  in
                                        connection with the Merger.  The holding
                                        period of the United  Common  Stock will
                                        include  the   holding   period  of  the
                                        Raritan Common Stock converted.
                                           We urge Raritan stockholders to read
                                        the more complete description  of   the
                                        Merger's tax consequences on pages 36-37 and to consult their own tax advisors as to the specific tax consequences to them of the Merger under applicable tax laws.

Exchange of Certificates..............  Promptly  after the Effective  Time, the
                                        Exchange   Agent   will   send   Raritan
                                        stockholders  letters of transmittal and
                                        instructions  for exchanging their stock
                                        certificates       for      certificates
                                        representing    United   Common   Stock.
                                        Raritan  stockholders should not send in
                                        their  stock   certificates  until  they
                                        receive  instructions  from the Exchange
                                        Agent.

No Dissenters Rights..................  Under applicable New Jersey and Delaware
                                        law,    neither   United   nor   Raritan
                                        stockholders have dissenters' rights of appraisal in connection with the Merger.

Conditions to the Merger..............  Completion  of the Merger is  contingent on a  number  of  conditions,  including
                                        approval  of the Merger by the  required
                                        vote of Raritan and United shareholders;
                                        receipt  of  certain   bank   regulatory
                                        approvals; receipt of an updated opinion
                                        from  United's  counsel   regarding  the
                                        tax-free  nature of the Merger;  receipt
                                        of a letter  from  United's  independent
                                        public       accountants       regarding
                                        qualification    of   the   Merger   for
                                        pooling-of-interests   accounting;   and
                                        receipt  of  the  fairness   opinion  of
                                        Endicott which is attached as Appendix C to this document.

Regulatory Approvals..................  Completion   of  the   Merger   requires
                                        approval    by   the   Office   of   the
                                        Comptroller of the Currency (the "OCC").
                                        OCC  approval  does  not  constitute  an
                                        endorsement   of   the   Merger   or   a
                                        determination  that  the  terms  of  the
                                        Merger are fair to Raritan  stockholders
                                        or  United   shareholders.   United  and
                                        Raritan have  applied for the  necessary
                                        approval,  and  expect  to  receive  it.
                                        However,  we can not  assure you that it
                                        will  be  granted,  or  that  it will be
                                        granted  on  a  timely   basis   without
                                        conditions  unacceptable  to  United  or
                                        Raritan.

Termination Rights....................  Raritan has the right to  terminate  the
                                        Merger  Agreement if, between  September
                                        21, 1998 and the Determination Date, the price of United Common Stock falls:

                                        * by more than 15% in absolute terms,
                                          and

                                        * by at least 10% more than an index
                                          based on the common stock of 20 other
                                          financial institutions.

                                        United has the right to nullify any such
                                        termination  by increasing  the Exchange
                                        Ratio   as   provided   in  the   Merger
                                        Agreement.  The Merger  Agreement may be
                                        terminated  by either  Raritan or United
                                        if the  Effective  Time has not occurred
                                        by June 30,  1999.  For a more  complete
                                        description    of   these    and   other
                                        termination rights available to Raritan and United, see pages 34-36.

Amendment of the Merger Agreement.....  The Merger  Agreement  may be amended by
                                        the   written   consent  of  United  and
                                        Raritan   at  any  time   prior  to  the
                                        Effective    Time.    However,     under
                                        applicable Delaware law, certain types of amendments (such as an amendment to decrease the Exchange Ratio) cannot be made following adoption of the Merger Agreement by the Raritan stockholders without their approval.

Accounting Treatment of the Merger....  United expects to account for the Merger as a pooling of interests  for financial
                                        reporting purposes. It is a condition to
                                        United's and  Raritan's  obligations  to
                                        close the Merger that  United  receive a
                                        letter  from  its   independent   public
                                        accountants   to  the  effect  that  the
                                        Merger  qualifies  for  such  accounting
                                        treatment.   Under  pooling-of-interests
                                        accounting, Raritan's historical basis of assets, liabilities and stockholders' equity will be retained by United.

No Solicitation of Alternative
Transactions..........................  In the  Merger  Agreement,  Raritan  has
                                        agreed  that  it  will  not   encourage,
                                        negotiate    with,    or   provide   any
                                        information  to any  person  other  than
                                        United    concerning   an    acquisition
                                        transaction  involving  Raritan  or RSB.
                                        However,  Raritan  may take  certain  of
                                        these actions if its Board of Directors,
                                        after     consulting    with    counsel,
                                        determines  it should do so based on the
                                        Board's    fiduciary    duties.     This
                                        restriction,   along   with  the  Option
                                        described in the following paragraph, may deter other potential acquirors of control of Raritan.

Stock Option to United for Raritan
Shares................................  In connection  with the  negotiation  of the Merger  Agreement,  Raritan  granted
                                        United  an  option  (the   "Option")  to
                                        purchase up to 470,000 shares of Raritan
                                        Common Stock (approximately 19.9% of the
                                        outstanding   Raritan  shares  when  the
                                        Option was granted). The Option exercise price is $26.00 per share. The Option is exercisable only if certain specifically enumerated triggering events occur and the Merger is not consummated. United has no right to vote the shares covered by the Option prior to its exercise. The agreement granting the Option is set forth as Appendix B to this document.

                                        United  could  recognize  a  gain  if it
                                        exercises  the  Option and  resells  the
                                        shares  it  acquires  for more  than the
                                        exercise  price.  The  existence  of the
                                        Option   may   deter   other   potential
                                        acquirors  of control of Raritan,  since
                                        it would  probably  increase the cost of
                                        acquiring  all  the  shares  of  Raritan
                                        Common Stock.  United's  exercise of the
                                        Option       could       also       make
                                        pooling-of-interests          accounting
                                        treatment unavailable to a subsequent acquiror.

Interests of Certain Persons in the
Merger................................  The  Merger   Agreement   provides  that
                                        United and UNB will each  appoint  Arlyn
                                        D. Rus and another  Raritan  designee to
                                        its Board of Directors at the  Effective
                                        Time. Raritan has designated, and United
                                        has accepted,  William T. Kelleher, Jr.,
                                        as  the  second  designee.  Mr.  Rus  is
                                        currently  the  Chairman,  President and
                                        Chief Executive Officer of Raritan.  Mr.
                                        Kelleher  is  currently  a  director  of
                                        Raritan.   Current  Raritan   directors,
                                        including Mr. Rus and Mr. Kelleher, will
                                        be   invited   to  serve   as   advisory
                                        directors for UNB.

                                        The Merger  Agreement also provides that
                                        for  a  six-year  period  following  the
                                        Effective Time United will indemnify the
                                        directors   and   officers   of  Raritan
                                        against certain liabilities.

                                        At  the  Record  Date,   directors   and
                                        executive officers of Raritan and their affiliates of Raritan owned ________ shares or ____% of the Raritan Common Stock.

                                        For  additional   information  see  "THE
                                        PROPOSED MERGER -- Interests of Certain
                                        Persons in the Merger" on page 24-26.

Resale of United Common Stock.........  The shares of United  Common Stock to be issued in the Merger will be  registered
                                        under  the  Securities  Act of 1933  and
                                        will be freely transferable,  except for
                                        shares  received by  persons,  including
                                        directors  and  executive   officers  of
                                        Raritan, who may be deemed "affiliates" of Raritan pursuant to Rule 145 under the Securities Act.

Differences in Stock-holders' Rights..  At  the  Effective  Time,  each  Raritan
                                        stockholder   will   become   a   United
                                        shareholder.   The   rights  of  Raritan
                                        stockholders  are currently  governed by
                                        Delaware  corporate  law  and  Raritan's
                                        certificate   of    incorporation    and
                                        by-laws.    The    rights    of   United
                                        shareholders  are governed by New Jersey
                                        corporate  law and United's  certificate
                                        of incorporation and by-laws. The rights
                                        of  Raritan   and  United   shareholders
                                        differ    with    respect    to   voting
                                        requirements  and various other matters.
                                        See pages 46 - 50.  Delaware  law refers
                                        to   holders   of   common    stock   as
                                        "stockholders," while New Jersey law uses the term "shareholders." In this document, the terms "stockholders" and "shareholders" are used interchangeably.

                        SELECTED FINANCIAL DATA OF UNITED

         Set forth below is certain selected historical consolidated financial data for United. The selected financial data for, and as of the end of, each of the years in the five-year period ended December 31, 1997, are derived from the consolidated financial statements of United, which have been audited and do not include the financial data of SBSO as such information was deemed to be immaterial. The consolidated financial statements as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, are incorporated by reference herein. See page 51. The selected financial data for the nine months ended September 30, 1998 and 1997 and as of September 30, 1998 are derived from the unaudited consolidated financial statements of United which are incorporated by reference herein. The selected financial data for the nine months ended September 30, 1998 and 1997 and as of September 30, 1998 also include the accounts and results of operations for the SBSO merger which was consummated on September 30, 1998 and was accounted for as a pooling of interests. In the opinion of United's management, the unaudited data reflects all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1998 do not necessarily indicate the results which you should expect for any other interim period or for the year as a whole.

                                                 At or
                                         For Nine Months Ended
                                              September 30,                                 At or For Years Ended December 31,
                                        ----------------------------    ------------------------------------------------------------
                                            1998          1997           1997        1996         1995          1994          1993
                                         ----------    ----------       ----------  ---------    ---------  ----------     ---------
                                                    (Dollars in thousands, except per share data)
 STATEMENT OF INCOME DATA:
   Interest Income                       $    76,856   $   68,426      $88,577   $   79,360  $   77,552     $   65,384   $    64,386
   Interest Expense                           33,989       27,609       36,700       30,130      30,104         18,913        20,062
                                         ------------  ------------    -------  ------------ -----------    -----------  -----------
   Net Interest Income                        42,867       40,817       51,877       49,230      47,448         46,471        44,324
   Provision For Possible Loan Losses          2,169        2,844        3,600        3,049         871          2,123         5,239
                                         ------------  ------------    -------  ------------ -----------    -----------  -----------
   Net Interest Income After
     Provision For Possible
     Loan Losses                              40,698       37,973       48,277       46,181      46,577         44,348        39,085
   Non-Interest Income                        15,500       14,023       19,388       15,546      14,653         14,421        16,312
   Non-Interest Expense                       41,414       37,423       47,420       43,102      47,429         42,633        42,111
                                         ------------  ------------    -------  ------------ -----------    -----------  -----------
   Income Before Income Taxes and
     Effect of Accounting Change              14,784       14,573       20,245       18,625      13,801         16,136        13,286
   Provision for Income Taxes                  4,339        4,720        6,365        6,345       4,295          5,264         4,653
                                         ------------  ------------    -------  ------------ -----------    -----------  -----------
   Income Before Effect of
     Accounting Change                        10,445        9,853       13,880       12,280       9,506         10,872         8,633
   Cumulative Effect of Change in
     Accounting for Income Taxes                  --           --           --           --          --             --         1,059
                                         ============    ==========    =======  ===========  ==========     ===========    =========
   Net Income                            $    10,445   $    9,853      $13,880   $   12,280  $    9,506     $   10,872   $     9,692
                                         ============  ============    =======  ============ ===========    ===========  ===========
   Income Before Merger Related
     and Restructuring Charges,
     Effect of Accounting Change,
     and SAIF Assessment                 $    12,139   $   11,251      $15,278   $   12,587  $   11,595    $    10,872   $     8,633
                                         ============  ============    ========  ===========  ===========   ===========   ==========
  COMMON SHARE DATA: (1)
   Net Income Per Diluted Share          $      0.93   $     0.88      $  1.35     $   1.21  $    0.94     $     1.09   $      0.98
   Net Income Per Diluted Share
     Before Merger-Related and
     Restructuring Charges,
     and SAIF Assessment                 $      1.08   $     1.01      $  1.48     $   1.24  $    1.15     $     1.09   $      0.87
   Cash Dividends Declared Per Share     $      0.45   $     0.38      $  0.52     $   0.45  $    0.42     $     0.38   $      0.34
   Book Value Per Share (period-end)     $     11.40   $    10.18      $ 10.88     $   9.62  $    8.91     $     7.37   $      7.39
   Average Diluted Shares
     Outstanding (in thousands)               11,255       11,157       10,300       10,190     10,123          9,952         9,865

  FINANCIAL RATIOS:
   Return on Average Assets                     0.98 %       1.07  %      1.16 %       1.15 %     0.92 %         1.18 %        1.09%
   Return on Average
     Stockholders' Equity                      11.55 %      12.43  %     13.49 %      13.21 %    11.52 %        14.39 %       13.87%
   Net Interest Margin                          4.52 %       4.93  %      4.86 %       5.17 %     5.13 %         5.62 %        5.57%
   Efficiency Ratio                            63.52 %      60.29  %     59.93 %      61.93 %    65.52 %        65.93 %       67.17%

  ADJUSTED FINANCIAL    RATIOS: (2)
   Return on Average Assets                     1.14 %       1.22  %      1.28 %       1.17 %     1.12 %         1.18 %        0.97%
   Return on Average
     Stockholders' Equity                      13.42 %      14.20  %     14.84 %      13.55 %    14.05 %        14.39 %       12.35%


                                        At or For Nine Months Ended
                                              September 30,              At or For Years Ended December 31
                                        ---------------------------     --------------------------------------------------------
                                          1998            1997          1997          1996          1995        1994       1993
                                          ----            ----          ----          ----          ----        ----       ----
                                                              (Dollars in thousands, except per share data)
BALANCE SHEET DATA (at period end):
Total Assets                         $  1,516,710    $ 1,346,179   $ 1,309,836   $  1,103,242   $ 1,071,262  $ 950,158  $  924,395
Securities                                637,561        571,159       587,774        373,756       383,730    343,922     428,323
Federal Funds Sold                         55,725         15,925         1,500          5,887        10,004     14,085       9,772
Loans (Net of Unearned Income)            709,067        663,525       613,712        621,035       582,554    519,651     415,052
Allowance for Possible Loan
  Losses                                    7,359          8,515         7,633          8,158         8,297     10,768      11,950
Deposits                                1,124,530      1,026,088       987,849        936,720       905,964    815,868     816,127
Short-Term Borrowing (3)                  104,329         78,718        79,546         46,328        53,347     52,301      26,681
Other Borrowings (4)                      119,682         92,703        92,706          9,693         9,680      1,269       1,266
Stockholders' Equity                      126,398        112,675       110,950         96,952        89,537     72,694      72,633

CAPITAL RATIOS:
Leverage Ratio (period-end)                  8.75%          9.07%         8.96%          7.96%         7.18%      8.68%       8.15%
Tier I Capital to Risk-Weighted
  Assets (period-end)                       14.11%         15.02%        14.87%         11.66%        10.99%     14.30%      16.13%
Combined Tier I and Tier II
  Capital to Risk-Weighted
  Assets (period-end)                       14.93%         16.07%        15.86%         12.78%        12.20%     15.73%      18.06%

OTHER RATIOS:
Loans to Deposits (period end)              63.05%         64.67%        62.13%         66.30%        64.30%     63.69%      50.86%
Non-Performing Loans to Loans
  (period end) (5)                           0.95%          1.53%         1.41%          1.81%         1.59%      2.34%       3.14%
Allowance for Possible Loan
  Losses to Non-Performing
  Loans (period end) (5)                   109.44%         84.01%        88.45%         72.46%        92.18%     88.74%      91.62%
Allowance for Possible
  Loan Losses to Loans
  (period end)                               1.04%          1.28%         1.24%          1.31%         1.34%      1.83%       2.80%
Non-Performing Assets As a
  Percentage of Loans, Other
  Real Estate Owned and Other
  Assets Owned (period end)                  1.02%          1.78%         1.67%          2.11%         2.04%      2.63%       3.70%
Dividend Payout Ratio                          48%            43%           39%            37%           44%        35%         34%


--------------------

  (1)   Adjusted for stock dividends and splits.

  (2) Before merger-related and restructuring charges, effect of accounting change and SAIF assessment.

  (3) Includes Federal funds purchased, securities sold under agreements to repurchase less than one year, Federal Home Loan Bank advances and demand notes - U.S. Treasury.

  (4)   Includes obligation under capital lease, Federal Home Loan Bank advances
        - one year or more and long-term debt.

  (5) Non-performing loans consists of non-accrual loans, restructured loans and loans past due 90 days or more and still accruing.

                       SELECTED FINANCIAL DATA OF RARITAN

            Set forth below is certain selected historical consolidated financial data for Raritan. The selected financial data for, and as of the end of, each of the years in the five-year period ended December 31, 1997, are derived from the consolidated financial statements of Raritan, which have been audited. The consolidated financial statements as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, are incorporated by reference herein. See page 51. The selected financial data for the nine months ended September 30, 1998 and 1997 and as of September 30, 1998 are derived from the unaudited consolidated financial statements of Raritan which are incorporated by reference herein. In the opinion of Raritan's management, the unaudited data reflects all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1998 do not necessarily indicate the results which you should expect for any other interim period or for the year as a whole.



                                                     At or
                                             For Nine Months Ended
                                               September 30,                         At or For Years Ended December 31,
                                       ----------------------------     ------------------------------------------------------------
                                             1998           1997        1997         1996           1995         1994         1993
                                             ----           -----       ----         ----           ----         ----         -----
                                                                             (Dollars in thousands, except per share data)
 INCOME STATEMENT DATA:
   Interest income                      $    22,323     $  20,336   $    27,647  $   24,931  $    23,456     $   20,892  $   20,049
   Interest expense                          12,366        10,508        14,525      12,857       13,007          9,992       9,230
                                        ------------    ----------- ------------ ----------- ------------   ------------ -----------
   Net interest income                        9,957         9,828        13,122      12,074       10,449         10,900      10,819
   Provision for possible loan losses           225           450           600         450          300            450       2,290
                                        ------------    ----------- ------------ ----------- ------------   ------------ -----------
   Net interest income after
     provision for possible
     loan losses                              9,732         9,378        12,522      11,624       10,149         10,450       8,529
   Other income                               1,140           796         1,049         720          658            702       2,658
   Operating expenses                         6,304         5,549         7,464       7,423        6,593          6,721       7,432
                                        ------------    ----------- ------------ ----------- ------------   ------------ -----------
   Income before income taxes                 4,568         4,625         6,107       4,921        4,214          4,431       3,755
   Income taxes                               1,358         1,706         2,199       1,813        1,542          1,577       1,352
   Cumulative effect of
     accounting changes                          --            --            --          --           --             --          13
                                        ============    =========== ===========  ==========  ============   ============ ===========
   Net income                           $     3,210     $   2,919   $     3,908  $    3,108  $     2,672     $    2,854  $    2,416
                                        ============    =========== ============ =========== ============   ============ ===========

  PER COMMON SHARE DATA:
   Net income per share
            Basic                       $      1.35     $    1.24   $      1.66  $     1.39  $      1.17     $     1.26  $     1.07
            Diluted                            1.27          1.15          1.54        1.27         1.09           1.19        1.02
   Book Value                                 13.67         12.64         13.01       12.45        11.77          10.35        9.89
   Dividends                                   0.45         0.354          0.47        0.40         0.35           0.31        0.25

  RATIOS:
   Return on average assets                    1.01 %        1.04%         1.02%       0.89%        0.80%          0.88%       0.81%
   Return on average equity                   13.37         13.20         13.13       11.71        10.53          12.33       11.22
  FINANCIAL CONDITION DATA:
   Total assets                         $   433,555     $ 407,262   $   408,308  $  375,393  $   354,810     $  333,546  $  307,332
   Investment securities held-to-maturity    23,645        45,290        41,307      51,919       61,406         86,224     121,074
   Securities available-for-sale             33,403        52,303        48,951      47,253       50,547         40,456          --
   Loans, net                               306,153       261,847       267,700     235,070      195,172        183,323     165,795
   Allowance for loan losses                  3,774         3,310         3,305       2,965        2,582          2,729       3,094
   Deposits                                 359,491       335,910       337,084     331,178      315,038        296,166     281,333
   Shareholders' equity                      33,583        29,996        30,874      28,268       26,348         23,440      22,391


                           COMPARATIVE PER SHARE DATA

            Set forth below are the earnings per share, period-end book value per share and cash dividends per share of United Common Stock, SBSO Common Stock and Raritan Common Stock for the periods noted. The data is set forth on an historical and pro forma basis, as well as pro forma equivalent per share data for Raritan. The historical per share data have been derived from the financial statements of United and Raritan which are incorporated by reference herein and from the SBSO financial statements. See page 51. The pro forma combined share data have been derived after giving effect to the SBSO merger and the Merger as if each occurred at the beginning of the period presented using the pooling-of-interest method of accounting.


         The historical per share data for both United and Raritan has been restated to retroactively reflect the effect of stock dividends and stock splits. See "Pro Forma Financial Information" on pages 38 - 43; "-- Selected Financial Data of United" on pages 7 - 8; and "-- Selected Financial Data of Raritan" on page 9.



                                                                              Pro Forma                         Pro Forma Equivalent
                                                                           Combined United                       Equivalent per
                                               Historical     Historical      and SBSO    Historical  Pro Forma  Raritan Share(2)
                                               United (1)        SBSO                      Raritan    Combined
Nine Months Ended September 30, 1998
Net Income Per Diluted Share..................  $ 0.93               N/A           N/A      $ 1.27    $0.89          $  1.42
Book Value Per Share .........................   11.40               N/A           N/A       13.67     0.19            16.25
Cash Dividends Per Share (3)..................    0.45               N/A           N/A        0.45     0.45             0.72

Year Ended December 31, 1997
Net Income Per Diluted Share..................  $  1.35        $  1.03        $ 1.30        $ 1.54    $1.21          $  1.93
Book Value Per Share..........................    10.88           8.88         10.53         13.01     9.93            15.84
Cash Dividends Per Share (3)..................     0.52            --           0.52          0.47     0.52             0.83

Year Ended December 31, 1996
Net Income Per Diluted Share..................  $  1.21        $  1.23        $ 1.16        $ 1.27    $1.07          $  1.71
Book Value Per Share..........................     9.62           7.71          9.30         12.45     8.93            14.24
Cash Dividends Per Share (3)..................     0.45            --           0.45          0.40     0.45             0.72

Year Ended December 31, 1995
Net Income Per Diluted Share..................  $  0.94        $  1.17        $ 0.91        $ 1.09    $0.85          $  1.36
Book Value Per Share..........................     8.91           6.58          8.58         11.77     8.29            13.22
Cash Dividends Per Share (3)..................     0.42            --           0.42          0.35     0.42             0.67
-------------------------------



  (1) United completed the merger with SBSO on September 30, 1998 and accordingly filed, in its September 30, 1998 Quarterly Report on Form 10-Q, financial information on a combined basis to include the financial results of SBSO for the nine months ended September 30, 1998. Prior year historical financial information has not been restated for the SBSO merger as such information was deemed to be immaterial.

  (2) Raritan pro forma equivalent per share data is computed by multiplying the pro forma combined per share data (giving effect to the Merger) by the Exchange Ratio of 1.595.

  (3) The amount of future dividends payable by United, if any, is subject to the discretion of United's Board of Directors. The Directors normally consider United's and UNB's cash needs, general business conditions, dividends from subsidiaries and applicable governmental regulations and policies. Pro forma amounts assume that United would have declared cash dividends per share on United Common Stock (including the United Common Stock issued in the Merger for Raritan Common Stock) equal to its historical cash dividends per share declared on United Common Stock.

            The first table below presents, for the periods indicated, the high and low closing prices per share of United Common Stock and Raritan Common Stock. The second table presents information concerning the last sale price of United Common Stock and of Raritan Common Stock on September 21, 1998 (the last business day before the Merger Agreement was announced) and on _____________, 1998 (a date shortly before the date of this Joint Proxy Statement-Prospectus). The second table also presents the equivalent value of United Common Stock per Raritan share which is computed by multiplying the last sale price of United Common Stock on the dates indicated by the 1.595 Exchange Ratio. United Common Stock and Raritan Common Stock are each traded on the Nasdaq National Market System ("Nasdaq"). We urge you to obtain current market quotations for United Common Stock and Raritan Common Stock. Because the Exchange Ratio is fixed and trading prices fluctuate, Raritan stockholders are not assured of receiving any specific market value of United Common Stock. The price of United Common Stock at the Effective Time may be higher or lower than the sale price at the time of entering into the Merger Agreement, the time of mailing this Joint Proxy Statement-Prospectus or at the time of the Meetings.



                                                  Closing Sale                       Closing Sale
                                                Price Per Share                     Price Per Share
                                                   of United                          of Raritan
                                                Common Stock(1)                    Common Stock (1)

                                                High            Low                 High           Low
1996:
First Quarter...............................$    13.75          12.95          $    14.83      $    14.00
Second Quarter..............................     13.45          12.34               14.67           13.83
Third Quarter...............................     14.05          12.65               14.67           13.50
Fourth Quarter..............................     15.86          13.91               15.67           14.17

1997:
First Quarter...............................     18.97          15.55               17.00           15.50
Second Quarter..............................     17.26          15.86               20.50           16.33
Third Quarter...............................     21.34          17.26               25.75           19.50
Fourth Quarter..............................     26.25          21.45               29.50           25.50

1998:
First Quarter...............................     29.32          23.18               28.75           25.50
Second Quarter..............................     28.98          26.14               30.25           26.25
Third Quarter...............................     28.30          21.14               34.75           24.75
Fourth Quarter (through _________, 1998)....



                                                                            Equivalent
                           Closing Sale            Closing Sale           Value of United
                         Price Per Share         Price Per Share          Common Stock Per
                            of United               of Raritan            Share of Raritan
                            Common Stock            Common Stock             Common Stock
DATE

September 21, 1998             $26.75                  $33.00                   $42.67
____________, 1998


  (1) The prices of United Common Stock and Raritan Common Stock have been restated to give retroactive effect to stock dividends and stock splits.

                     SUMMARY PRO FORMA FINANCIAL INFORMATION

            The following tables present certain unaudited combined condensed financial information derived from the Unaudited Pro Forma Financial Information for the periods and at the dates indicated. The Pro Forma combined financial information takes into account United's recently completed acquisition of SBSO in addition to the pending acquisition of Raritan. The Pro Forma combined information gives effect to the proposed Merger accounted for as a pooling of interests, as if the Merger had been consummated for statement of income purposes on the first day of the applicable periods and for balance sheet purposes on September 30, 1998. See "Pro Forma Financial Information" on pages 38 - 43. The Summary Pro Forma Financial Information is based on the historical financial statements of United and Raritan incorporated by reference herein and SBSO historical financial statements. See page 51. The Pro Forma Financial Information assumes a 1.595 Exchange Ratio.

            The Summary Pro Forma Financial Information should be read in conjunction with the Pro Forma Financial Information and the related notes thereto on pages 38 - 43 and the consolidated financial statements and related notes incorporated by reference in this document. The Pro Forma Financial Information does not necessarily indicate the results of operations which would have been achieved had the Merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods.


               PRO FORMA UNAUDITED COMBINED FINANCIAL INFORMATION
                    (In thousands, except for per share data)

                                               For the Nine Months
                                                    Ended
                                                 September 30,                      For the Years Ended December 31,
                                                                             ----------------------------------------------------
                                                     1998                         1997               1996                 1995
                                                ------------------------     -------------       ------------        ------------
Results of Operations:

Net Interest Income Before Provision For
      Possible Loan Losses                      $      52,824               $     67,940        $    63,944         $    60,312
Provision for Possible Loan Losses                      2,394                      4,432              3,691               1,398
Net Interest Income After Provision for
      Possible Loan Losses                             50,430                     63,508             60,253              58,914
Income Before Income Taxes                             19,352                     27,482             24,585              18,766
Net Income                                             13,655                     18,447             15,971              12,673
Net Income per Diluted Common Share                      0.89                       1.21               1.07                0.85


                                                 At September 30, 1998
                                               ---------------------------
Balance Sheet:

Total Assets                                    $     1,947,988
Total Deposits                                        1,484,021
Total Stockholders' Equity                              151,538
Book Value Per Share                                      10.19

                                  INTRODUCTION

            The Boards of Directors of Raritan Bancorp Inc. ("Raritan") and United National Bancorp ("United") have approved an Amended and Restated Agreement and Plan of Merger, dated as of September 22, 1998 (the "Merger Agreement"), by and among United, United's subsidiary, United National Bank, Raritan and Raritan's subsidiary, The Raritan Savings Bank. The Merger Agreement provides for Raritan to be merged with United (the "Merger"), with United as the surviving corporation. The Merger cannot be completed unless the shareholders of both Raritan and United approve it.

            This document serves two purposes. It is the Joint Proxy Statement being used by the Raritan and United Boards of Directors to solicit proxies for use at their respective special meetings called to seek shareholder approval of the Merger Agreement. It is also the Prospectus of United regarding the United Common Stock to be issued if the Merger is completed. Thus, we sometimes refer to this document as the Joint Proxy Statement-Prospectus.

            This document describes the Merger Agreement in detail. A copy of the Merger Agreement is attached as Appendix A to this document and is incorporated herein by reference. We urge you to read this entire document and the Appendices carefully.

            All  information   and  statements   contained  or  incorporated  by
reference in this document about Raritan were supplied by Raritan and all information and statements about United were supplied by United.

            The shares of United Common Stock offered hereby are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

            No person has been authorized to give any information or to make any representation other than what is included in this document. If such information or representation is given or made, it must not be relied upon as having been authorized.

                           FORWARD LOOKING STATEMENTS

            Contained within and incorporated by reference in this document are certain forward looking statements with respect to the financial condition, results of operations and business of United and Raritan. Such statements are not historical facts and include expressions about United's and/or Raritan's confidence, strategies and expressions about earnings, new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by forward-looking terminology, such as "expect", "believe" or "anticipate", or expressions of confidence like "strong" or "on-going", or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities:
(1) expected cost savings or revenue enhancements from the Merger cannot be realized as anticipated; (2) deposit attrition, customer loss or revenue loss following the Merger is greater than expected; (3) competitive pressure in the banking and financial services industry increases significantly; (4) changes in the interest rate environment; (5) Year 2000 computer problems not being effectively addressed by United's Year 2000 compliance program; and (6) general economic conditions, either nationally or in the state of New Jersey, are less favorable than expected.

                        CERTAIN INFORMATION ABOUT UNITED

General

            United, a New Jersey corporation, was organized in 1987 and began operations in 1988 as a holding company for United National Bank ("UNB"). United indirectly owns additional subsidiaries through UNB, including an investment subsidiary and a 50% interest in a financial services corporation. United is registered as a bank holding company with the Board of Governors of the Federal Reserve System (the "Board of Governors") under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act").

            As of September 30, 1998, United had:

                            *  consolidated assets           $1.5 billion
                            *  deposits                      $1.1 billion
                            *  stockholders' equity          $126 million
                            *  loans                         $709 million

United's principal executive offices and telephone number are:

                        1130 Route 22 East
                        Bridgewater, New Jersey 08807
                        (908) 429-2200

United National Bank

            UNB, a wholly owned subsidiary of United, is a commercial bank established in 1902 under the laws of the United States. UNB is a member of the Federal Reserve System and its deposits are insured by the FDIC. UNB maintains its principal office in Bridgewater, New Jersey and operates 28 branches in the following New Jersey counties:

                            *  Essex
                            *  Hunterdon
                            *  Middlesex
                            *  Morris
                            *  Somerset
                            *  Union
                            *  Warren

            UNB also operates over 25 automatic teller machines ("ATMs") affiliated with the MAC(R) System, an eight-state network with membership in the Plus(R) Nationwide network and the Honor network.

            UNB provides a full range of commercial and retail bank services, including:

                       * accepting demand, savings and time deposits
                       * commercial and retail lending, primarily
                                    residential mortgages
                                    automobile loans
                                    small business loans
                                    credit card loans
                       * full personal, corporate and pension trust services
                       * other fiduciary services

                        CERTAIN INFORMATION ABOUT RARITAN

General

            Raritan is a Delaware corporation and a bank holding company whose only subsidiary is The Raritan Savings Bank ("RSB"). Raritan was formed at the direction of RSB in connection with its conversion from a mutual to stock form of organization in 1987. The sole activity of Raritan is its ownership of all of the issued and outstanding common stock of RSB.

            At September 30, 1998 Raritan had:

                            *  consolidated assets           $433.6 million
                            *  deposits                      $359.5 million
                            *  shareholders' equity          $ 33.6 million
                            *  loans                         $306.2 million

            Raritan's principal executive offices and telephone number are:

                        454 Route 28
                        Bridgewater, New Jersey 08807
                        (908) 231-8100

The Raritan Savings Bank

            RSB is an FDIC insured, New Jersey chartered stock savings bank that was originally organized in 1869. Its main office is located at 9 West Somerset Street, Raritan, New Jersey 08869, and its telephone number is 908-725-0080. It also operates six additional branch offices in:

                            *  Bridgewater
                            *  Manville
                            *  Martinsville
                            *  Somerville
                            *  Warren
                            *  Whitehouse Station

            RSB is engaged primarily in the business of attracting deposits from the general public and originating residential mortgage, construction and consumer loans, and small business loans. In addition, a portion of its assets is invested in securities, including mortgage-backed securities. RSB offers a wide range of services to both consumer and commercial customers. These services include:

                       * consumer and commercial checking accounts
                       * NOW and money market accounts
                       * regular savings accounts
                       * prime performance  accounts whose rates are tied to the
                       * prime lending rate
                       * market-rate  certificates
                       * IRA/Keogh accounts
                       * automated teller machine ("ATM") accessibility
                       * using  the  MAC(R)  and  Plus(R)  systems
                       * real  estate mortgage loans
                       * various consumer and commercial time and demand loans
                       * home equity lines of credit

            RSB considers its primary market area for deposits to be the areas serviced by these seven offices, while its primary market area for lending is more widespread and includes these New Jersey counties:

                       * Hunterdon
                       * Mercer
                       * Morris
                       * Middlesex
                       * Somerset
                       * Union

                               THE RARITAN MEETING

Date, Time and Place

            This document solicits, on behalf of the Raritan Board, proxies to be voted at a Special Meeting of Raritan Stockholders and at any adjournments or postponements thereof (the "Raritan Meeting"). The Raritan Meeting is scheduled to be held:

                   [Day of Week], [Date], 199_
                   [Time]
                   Raritan Valley Country Club
                   State Highway 28
                   Somerville, New Jersey  08876

Purpose

            At the Meeting, Raritan stockholders will consider and vote on:

            * approval and adoption of the Merger Agreement
            * any other matters that may properly be brought before the meeting.

Board Recommendation

            The Raritan Board of Directors has unanimously approved the Merger Agreement and unanimously recommends a vote "FOR" approval and adoption of the Merger Agreement.

Required Vote

            The Merger cannot be completed without Raritan stockholder approval.

            Each share of Raritan Common Stock will be entitled to one vote upon each matter properly submitted to the Raritan Meeting. The affirmative vote, in person or by proxy, of a majority of the outstanding shares of Raritan Common Stock is required in order to approve the Merger Agreement.

            The required vote of the Raritan stockholders on the Merger Agreement is based upon the total number of outstanding shares of Raritan Common Stock and not upon the number of shares which are actually voted. Thus, if you abstain from voting or if you don't submit a proxy card and don't vote in person at the Raritan Meeting, your action will have the same effect as a vote "NO" on the Merger Agreement. Also, any broker non-vote will have the same effect as a vote "NO" on the Merger Agreement.

            As of the close of business on __________, 1998 (the "Record Date"), the directors and executive officers of Raritan as a group beneficially owned _________ shares of Raritan Common Stock (___% of the issued and outstanding shares). (These figures are calculated without counting shares which could be acquired by exercising stock options since the shares underlying those options cannot be voted at the meeting.) The Raritan directors have agreed to vote all the shares they beneficially own "FOR" the Merger Agreement. The Raritan non-director executive officers have indicated that they intend to vote all the shares they beneficially own "FOR" the Merger Agreement.

            The matters to be  considered  at the  Raritan  Meeting are of great importance to the stockholders of Raritan. Accordingly, we urge you to read and carefully consider the information presented in this Joint Proxy Statement-Prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage paid envelope.

Record Date; Voting Rights; Proxies

            The Raritan Board has fixed the close of business on ________, 1998 as the Record Date for the Raritan Meeting. Only holders of record of Raritan Common Stock at such time will be entitled to receive notice of, and to vote at, the Raritan Meeting. On the Record Date, there were _________ shares of Raritan Common Stock outstanding and entitled to vote at the Raritan Meeting.

            If you properly execute a proxy card and send it to Raritan in a timely manner, your proxy will be voted in accordance with the instructions you indicate on the proxy card, unless you revoke your proxy prior to the vote. If you send us a proxy card which does not instruct us how to vote, your shares will be voted "FOR" approval and adoption of the Merger Agreement.

            The Raritan Board is not aware of any matters that will come before the meeting other than the vote on the Merger. If any other matters come before the Raritan Meeting, the persons named on the enclosed proxy card will have the discretion to vote on those matters using their best judgment, unless you specifically withhold that authorization when you complete your proxy card.

            You may revoke any proxy that you give at any time before it is used to cast your vote. Simply showing up at the Raritan Meeting will not automatically revoke your proxy. To revoke a proxy, you must either file a written notice of revocation with the Raritan Corporate Secretary, or deliver a properly executed proxy with a later date to the Raritan Corporate Secretary. The Raritan Corporate Secretary will be in attendance at the Raritan Meeting and, prior thereto, can be reached at the following address:

                        Helen J. Frangelli
                        Corporate Secretary
                        Raritan Bancorp Inc.
                        454 Route 28
                        Bridgewater, New Jersey  08807

            Votes cast by proxy or in person at the Raritan Meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. Where proxies are marked as abstentions, where stockholders appear in person but abstain from voting, or where a broker indicates on a proxy that it does not have discretionary authority regarding certain shares, those abstentions and "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Solicitation of Proxies

            In addition to using the mails, the directors, officers and employees of Raritan may solicit proxies for the Raritan Meeting from stockholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. Raritan has retained Kissel-Blake, Inc., a proxy soliciting firm ("KBI"), to assist it in soliciting proxies. KBI will be paid a fee of $5,500 and will be reimbursed for certain out-of-pocket expenses, estimated to be $2,500. Raritan will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so. Raritan will bear all costs of soliciting proxies for the Raritan Meeting.

Quorum

            The presence, in person or by proxy, of at least a majority of the Raritan Common Stock issued and outstanding and entitled to be voted at the Raritan Meeting is necessary to constitute a quorum.

            In accordance with Raritan's certificate of incorporation, record holders of common stock who beneficially own in excess of 10% of the outstanding shares of common stock (the "Limit") are not entitled to any vote with respect to the shares held in excess of the Limit. At the Record Date no Raritan stockholder exceeded the Limit.

                               THE UNITED MEETING

Date, Time and Place

            This document solicits, on behalf of the United Board, proxies to be voted at a Special Meeting of United Shareholders and at any adjournments or postponements thereof (the "United Meeting"). The United Meeting is scheduled to be held:

                   [Day of Week], [Date], 199_
                   [Time]
                   [Street Address]
                   [City and State]

Purpose

            At the Meeting, United shareholders will consider and vote on:

            * approval and adoption of the Merger Agreement
            * any other matters that may properly be brought before the meeting.

Board Recommendation

            The United Board of Directors has unanimously approved the Merger Agreement and unanimously recommends a vote "FOR" approval and adoption of the Merger Agreement.

Required Vote

            The Merger cannot be completed without United shareholder approval.

            Each share of United Common Stock will be entitled to one vote upon each matter properly submitted to the United Meeting. The affirmative vote of a majority of the shares of United Common Stock represented and voting at the United Meeting in person or by proxy is required in order to approve the Merger Agreement.

            The required vote of the United shareholders on the Merger Agreement is different from that for the Raritan stockholders. The required United shareholder vote is based on the number of shares which are actually voted, rather than the total number of outstanding shares of United Common Stock. Thus, if you abstain from voting or if you don't submit a proxy card and don't vote in person at the United Meeting, your action will have no effect. Also, broker non-votes will have no effect.

            As of the close of business on __________, 1998 (the "Record Date"), the directors and executive officers of United as a group beneficially owned _______ shares of United Common Stock (____% of the issued and outstanding shares). (These figures are calculated without counting shares which could be acquired by exercising stock options since the shares underlying those options can't be voted at the meeting.) The United directors and executive officers have indicated that they intend to vote all the shares they beneficially own "FOR" the Merger Agreement.

            We urge you to read and carefully consider the information presented in this document, and to complete, date, sign and promptly return the proxy in the postage paid envelope provided.

Record Date; Voting Rights; Proxies

            The United Board has fixed the close of business on ________, 1998 as the Record Date for the United Meeting. Only holders of record of United Common Stock at such time will be entitled to receive notice of, and to vote at, the United Meeting. On the Record Date, there were ________ shares of United Common Stock outstanding and entitled to vote at the United Meeting.

            If you properly execute a proxy card and send it to United in a timely manner, your proxy will be voted in accordance with the instructions you indicate on the proxy card, unless you revoke your proxy prior to the vote. If you send us a proxy card which does not instruct us how to vote, your shares will be voted "FOR" approval and adoption of the Merger Agreement.

            The United Board is not aware of any matters that will come before the meeting other than the vote on the Merger. If any other matters come before the United Meeting, the persons named on the enclosed proxy card will have the discretion to vote on those matters using their best judgment, unless you specifically withhold that authorization when you complete your proxy card.

            You may revoke any proxy that you give at any time before it is used to cast your vote. Simply showing up at the United Meeting will not automatically revoke your proxy. To revoke a proxy, you must either file a written notice of revocation with the United Corporate Secretary, or deliver a properly executed proxy with a later date to the United Corporate Secretary. The United Corporate Secretary will be in attendance at the United Meeting and, prior thereto, can be reached at the following address:

                        Ralph L. Straw
                        Corporate Secretary
                        United National Bancorp
                        1130 Route 22 East
                        P.O. Box 6000
                        Bridgewater, New Jersey 08807-0010

            Votes cast by proxy or in person at the United Meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. Where proxies are marked as abstentions, where shareholders appear in person but abstain from voting, or where a broker indicates on a proxy that it does not have discretionary authority regarding certain shares, those abstentions and "broker non-votes" will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Solicitation of Proxies

            In addition to using the mails, the directors, officers and employees of United may solicit proxies for the United Meeting from shareholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. [United has retained ___________, a proxy soliciting firm ("_________"), to assist it in soliciting proxies. _________ will be paid a fee of $______ and will be reimbursed for certain out-of-pocket expenses, estimated to be $___.] United will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so. United will bear all costs of soliciting proxies for the United Meeting.

Quorum

            The presence, in person or by proxy, of at least a majority of the United Common Stock issued and outstanding and entitled to be voted at the United Meeting is necessary to constitute a quorum.

                               THE PROPOSED MERGER

            A copy of the Merger Agreement is attached as Appendix A to this Joint Proxy Statement-Prospectus and is incorporated by reference herein. Descriptions of the Merger and the Merger Agreement are qualified in their entirety by reference to the Merger Agreement.

General Description; Certain Defined Terms

            The Merger Agreement provides for the merger of Raritan with and into United (the "Merger"), with United as the surviving entity. A closing under the Merger Agreement (the "Closing") is to occur on the tenth business day after the day when all material conditions to closing (including receipt of regulatory approvals and the expiration of regulatory waiting periods) have been met. However, United and Raritan may agree on a different closing date. In the Merger Agreement and in this document, the actual date of the closing is called the "Closing Date" and the date on which the material conditions to closing have been met (i.e., all conditions are met other than delivery of documents to be delivered at the closing) is called the "Determination Date". The parties currently anticipate closing in January 1999. The Merger will become effective at the time (the "Effective Time") specified in certificates of merger which United will file with the New Jersey and Delaware Secretaries of State following the Closing. United and Raritan anticipate that the Effective Time will be the close of business on the Closing Date. Immediately after the Merger is effective, United will merge RSB with UNB (the "Bank Merger"), with UNB as the surviving entity. The exact Closing Date and Effective Time are dependent upon satisfaction of numerous conditions, some of which are not under United's or Raritan's control.

Consideration; Cash instead of Fractional Shares

            At the Effective Time, each outstanding share of Raritan Common Stock (except for Excluded Shares) will be converted into the right to receive
1.595 shares (the "Exchange Ratio") of United Common Stock. "Excluded Shares" are those shares of Raritan Common Stock which (i) are held by Raritan as treasury shares, or (ii) are held by United or any of its subsidiaries (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted). The 1.595 Exchange Ratio takes into account an adjustment made to reflect United's 10% stock dividend paid on November 2, 1998 (the "1998 Stock Dividend"). The Exchange Ratio is subject to further adjustment to take into account any stock split, stock dividend or similar transaction with respect to United Common Stock between the date of the Merger Agreement and the Effective Time (a "Capital Change"). The Exchange Ratio is also subject to adjustment as described under "Amendments; Termination" on pages 34-36.

            Instead of fractional shares of United Common Stock, Raritan stockholders will receive, without interest, a cash payment equal to the fractional share interest to which they would otherwise be entitled multiplied by the Average Pre-Closing Price of United Common Stock. The "Average Pre-Closing Price" means the average of the closing prices of United Common Stock as supplied by Nasdaq for the ten consecutive trading days ending with (and including) the Determination Date. The Average Pre-Closing Price is subject to anti-dilution adjustment in the event of a Capital Change. All shares of United Common Stock to be issued to a Raritan stockholder will be combined to make as many whole shares as possible before calculating that stockholder's fractional share interest.

            The price of United Common Stock at the Effective Time may be higher or lower than the market price at the time of entering into the Merger Agreement, the time of mailing this Joint Proxy Statement-Prospectus, the time of the Raritan Meeting or the time certificates representing shares of United Common Stock are delivered in exchange for shares of Raritan Common Stock following consummation of the Merger. We urge you to obtain current market quotations for the United Common Stock and the Raritan Common Stock.

Conversion of Raritan Options

            The Merger Agreement provides that each outstanding option to purchase Raritan Common Stock granted under the Raritan stock option plan will be converted at the Effective Time into an option to purchase United Common Stock. The terms of the new option will be determined as follows:

          * the right to purchase shares of Raritan Common Stock pursuant to the old option will be converted in the new option into the right to purchase that same number of shares of United Common Stock multiplied by the Exchange Ratio,

          * the option exercise price per share of United Common Stock will be the previous option exercise price per share of Raritan Common Stock divided by the Exchange Ratio, and

          * in all other material respects the new option will be subject to the same terms and conditions as governed the old option on which it was based, including the length of time within which the option may be exercised.

            United has reserved for issuance the number of shares of United Common Stock necessary to satisfy United's obligations under such converted options, and has agreed to register such shares pursuant to the Securities Act as soon as practicable after the Effective Time, but in no event later than 45 days after the Effective Time. As of the Record Date, there were options outstanding for _______ shares of Raritan Common Stock which would be converted in the Merger as described above.

Background of and Reasons for the Merger

            Background of the Merger. As part of its ongoing strategic planning, the Raritan Board has regularly reviewed the merger and acquisition market as a possible means of providing value to stockholders. Endicott Financial Advisors, L.L.C. ("Endicott") has been engaged by Raritan as financial advisor since 1996. In the spring and summer of 1998 the Board reviewed with Endicott the continuing consolidation activity taking place in the banking industry nationwide and in particular in the Mid-Atlantic market area. Among other things, the Board discussed the increasing size of competitors and the benefits that an increased scale of operation contribute to supporting product innovations and technological improvements.
During this period, the Board discussed whether it would be timely and appropriate for the company to contact a select group of possible merger partners to determine whether there was interest at an acceptable pricing level.

            At a special meeting on August 13, Endicott discussed with the Board the reasons why a merger transaction may be an advantageous alternative at the present time and in the current market. Counsel addressed the fiduciary duties of a board of directors in general and in particular in connection with mergers and acquisitions. After extensive discussion, the Board authorized Endicott to approach a selected group of five companies (one of which was United) to inquire as to their interests in an acquisition of Raritan. After all five companies entered into confidentiality agreements with Raritan, certain information was provided to them, and they were asked to respond within a two week time-frame as to their interest and with a preliminary pricing level. At a special Board meeting on September 3, Endicott reported as to the responses received: two companies were not interested; one was interested in Raritan but only if another acquisition could be accomplished at the same time; and two companies, one of which was United, were interested in a stock for stock transaction. Endicott reviewed the profile, historically and on a pro forma basis, of each of the companies that had expressed any interest. After questions and discussion, a Special Board meeting was scheduled for September 8 to decide how and whether to proceed with the expressions of interest.

            On September 8 the Board again reviewed with Endicott and counsel the expressions of interest and determined to pursue merger negotiations with United, based in part on the proposed fixed exchange ratio of 1.45 shares of United Common Stock for each share of Raritan Common Stock (1.595 after adjustment for United's subsequent stock dividend), the trading price of the companies that had expressed interest, and the historical and pro forma profile of the companies. The Board directed Raritan management to invite the senior management of United, as well as their financial advisors, to meet with the Board on September 15 for the purpose of discussing United's strategic plan and its goals with respect to a possible acquisition of Raritan. On September 15 Thomas Gregor, Chairman, President and Chief Executive Officer of United, Donald Malwitz, Vice President and Treasurer of United, and Warren Gerleit, Executive Vice President and Chief Lending Officer of UNB, together with United's financial advisors, made a presentation to the Raritan Board and responded to questions. Following this presentation, and after the United representatives had departed, the Board further discussed the prospects of a merger with United, and concluded by authorizing management, along with Endicott and legal counsel, to negotiate a merger agreement based on terms discussed by the Board and to conduct a due diligence investigation of United.

            At a special Board meeting on September 20, Raritan's counsel and financial advisor reviewed with the Board the terms of preliminary merger and stock option agreements and the transactions contemplated thereby, the potential financial and strategic benefits of the transaction, the results of due diligence reviews, financial and valuation analyses of the transactions and the terms of the proposed transaction agreements, including the Exchange Ratio. Counsel again discussed the fiduciary duties of a board in connection with merger transactions. At a September 21 special meeting, the Board reviewed with counsel and Endicott the revised merger documents. The United proposal contemplated a stock for stock exchange at a fixed exchange ratio of 1.45 shares of United for each share of Raritan (subject to adjustment for stock splits and dividends, and subsequently adjusted to 1.595 to reflect United's 10% stock dividend). Based on a closing sales price per share of United Common Stock, the Exchange Ratio equated to a value at that time of approximately $35. The Board was also advised that a written proposal had been received from one of the companies that had earlier indicated an interest in acquiring Raritan. That proposal contemplated a stock for stock exchange at a floating exchange ratio that was designed to provide $35 of value to each Raritan stockholder. Endicott reviewed the proposal from a financial point of view, and after discussion, the Board determined that the proposed merger with United was a better transaction for stockholders. Endicott rendered its opinion that the Exchange Ratio for the merger with United was fair to Raritan stockholders from a financial point of view. Finally, the Board was informed that only minor issues remained to be resolved in the documents and that it was likely that definitive agreements would be presented for execution the next morning. The Board determined to meet again in the morning, at which time they were informed by counsel and Endicott that a definitive merger agreement and related documents had been satisfactorily negotiated. At the September 21 meeting, the Raritan Board of directors unanimously adopted and approved the Merger, the Merger Agreement, the Option Agreement and the transactions contemplated thereby.

            Reasons for the Merger. The Raritan Board has determined that the Merger and the Merger Agreement are fair to, and in the best interests of, Raritan and its stockholders. In reaching its determination, the Board consulted with Endicott regarding the financial aspects and fairness of the transaction. In arriving at its determination, the Board also considered a number of factors which indicated that the Merger should produce an institution that is well capitalized, and one which will enjoy an enhanced operational and strategic value and that should foster the potential for earnings growth. The factors considered by the Board included, but were not limited to, the following:

            (i) Information concerning the business, earnings, operations, financial condition, prospects, capital levels and asset quality of Raritan and United, both individually and as combined.

            (ii) The financial advice rendered by Endicott that the Exchange Ratio is fair, from a financial point of view, to Raritan stockholders.

            (iii) The terms of the Merger Agreement, the Option Agreement and the other documents executed in connection with the Merger.

            (iv) The anticipated cost savings and efficiencies available to the combined company as a result of the Merger.

            (v) The current and prospective economic, competitive and regulatory environment facing Raritan in particular and financial institutions in general.

            (vi) The fact that the two members of the Board of directors of Raritan would become directors of United.

            (vii) The results of the due diligence investigations of United, including assessments of credit policies, asset quality, interest rate risk, litigation and adequacy of loan loss reserves.

            (viii) The expectation that the Merger would be tax free to Raritan stockholders for federal income tax purposes.

            (ix) The nature and compatibility of the respective management and business philosophies of Raritan and United.

            (x) The prospects for growth and expanded products and services, and other anticipated impacts on depositors, employees, customers and communities served by Raritan.

            (xi) The pro forma ownership of the combined company by the stockholders of Raritan.

            In reaching their determinations to approve and recommend the Merger, the Board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have given differing weights to different factors.

            Recommendations of the Raritan Board of Directors and Reasons for the Merger

            The Raritan Board believes that the Merger is fair to, and in the best interests of, Raritan and its stockholders. Accordingly, the Board unanimously approved the Merger Agreement and Merger and recommends that Raritan stockholders vote FOR the approval and adoption of the Merger Agreement and Merger.

            THE RARITAN BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE MERGER AGREEMENT AND THE MERGER BE APPROVED BY ALL STOCKHOLDERS OF RARITAN.

            United's Reasons for the Merger

            United entered into the Merger Agreement with Raritan as part of United's ongoing strategy of growth through acquisitions in contiguous market areas. The United Board of Directors also believes the merged institution will be a more efficient and capable competitor in view of the evolution of the financial services industry.

Interests of Certain Persons in the Merger

            In considering the recommendation of the Raritan Board regarding the Merger, Raritan stockholders should know that certain directors and officers of Raritan have interests in the Merger in addition to their interests as stockholders of Raritan. All those additional interests are described below, to the extent they are material and are known to Raritan. The Raritan Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement:

            Board Membership; Advisory Board. The Merger Agreement provides that United and UNB will each appoint Arlyn D. Rus and another Raritan designee to its Board of Directors as of the Effective Time. Raritan has designated, and United has accepted, William T. Kelleher, Jr., as the second designee. Mr. Rus is currently the Chairman, President and Chief Executive Officer of Raritan. The Merger Agreement also provides that Mr. Rus will serve as Vice Chairman of the Board of United. The Merger Agreement provides that UNB will create an advisory Board of Directors and invite all then directors of Raritan to serve on the advisory board as of the Effective Time. Advisory board members will receive fees which are expected to total no more than $__________ annually per director, less (in the case of Mr. Rus and Mr. Kelleher) any fees they receive for service as directors of United.

            Stock Benefits. At the Effective Time, each outstanding option granted under Raritan's 1993 Stock Option Plan for Outside Directors, its 1993 Incentive Stock Option Plan or its 1997 Long-Term Incentive Stock Benefit Plan will be converted into an option to purchase United Common Stock. All outstanding, non-vested options will vest as a result of the Merger. See " -- Conversion of Raritan Options" on pages 21 - 22.

            Indemnification; Directors and Officers. The Merger Agreement requires United to indemnify, for a period of six years after the Effective Time, each director and officer of Raritan and RSB to the fullest extent which Raritan and RSB would have been permitted under applicable law and its Certificate of Incorporation and By-laws had the Merger not occurred. The indemnification is to cover any claims made against such person because he or she served as a director or officer of Raritan or RSB, or acted as a director or officer of a third party at the written request of Raritan or RSB. The Merger Agreement also requires United to provide Raritan and RSB's officers and directors with directors' and officers' liability insurance for at least six years after the Effective Time upon terms and conditions substantially similar to Raritan's existing directors' and officers' insurance policy.

            Employment Agreements with Executive Officers. Raritan and RSB have employment agreements with Arlyn D. Rus, Chairman, President and Chief Executive Officer, and Thomas F. Tansey, Executive Vice President, Chief Operating Officer and Treasurer. The agreements both provide that in the event of termination of employment upon a change of control of Raritan, the executive is entitled to a severance payment equal to 36 times the highest monthly compensation paid to him plus a "special retirement benefit". The special retirement benefit is an amount intended to compensate the executive for any reduced retirement benefits under the Raritan pension plan. UNB and Raritan have agreed that Raritan will pay to Mr. Rus and Mr. Tansey their severance payments and special retirement benefits, estimated to be [_________] and [_________], respectively, in a lump sum at or prior to the Effective Time. In addition, UNB and Raritan have agreed to indemnify the executives for the amount of any excise tax imposed on such payments under Section 280G of the Internal Revenue Code of 1986. UNB has also agreed to pay for and provide to Mr. Rus and Mr. Tansey medical, life, dental and disability benefits substantially identical to the coverage maintained by Raritan until age 65, and thereafter, to provide such benefits with a 50% co-payment by each of the executives.

            Special Termination Agreement. Raritan and RSB have a special termination agreement with John J. Lukens, Senior Vice President and Senior Lending Officer, which requires Raritan to pay a cash severance benefit to Mr. Lukens if, following a change in control, the company terminates his employment other than for cause, or if he voluntarily terminates his employment following a demotion, a loss of title, office or significant authority, a reduction in base compensation or a relocation of his principal place of employment by more than 25 miles. It is currently anticipated that Raritan, with United's consent, will pay Mr. Lukens the cash severance payment under the special termination agreement, estimated to be [_______], at or prior to the Effective Time, and that following the Effective Time UNB will pay for and provide health, life and disability insurance coverage in accordance with the terms of the agreement.

            Supplemental Executive Retirement Plans. Raritan and RSB have established supplemental retirement plans ("SERPs") for the benefit of Messrs. Rus, Tansey and Lukens. Under the SERPs, Raritan and RSB are required to make certain payments to each executive over a period of 15 years. The amount of such payments are determined based on a percentage of their respective final salaries. Raritan and RSB are also obligated under the SERPs to fund certain secular trusts established for each of these executives. UNB and Raritan have agreed that Raritan will make payments equal to the present value of the cash contributions necessary to fund the secular trusts of Messrs. Rus and Tansey, which payments are estimated to be [________] and [________], respectively. Such payments will be made at or before the Effective Time. UNB and Raritan have agreed that Raritan will make similar payments with respect to Mr. Lukens unless UNB offers a position to him on or before December 15, 1998 and a new agreement is mutually agreed upon by UNB and Mr. Lukens. The estimated payment with respect to Mr. Lukens is [________].

            Director Deferred Compensation Plan. Raritan and RSB have a Director Deferred Compensation Plan pursuant to which its directors have elected to defer payment of certain of their board and committee fees. UNB and Raritan have agreed that Raritan will transfer, at or prior to the Effective Time, liquid assets into a trust to ensure that the plan benefits will be paid without the need to obtain cash withdrawals from the life insurance policies held by the trust.

            Share Ownership. As of the Record Date, the directors of Raritan and RSB beneficially owned in the aggregate approximately ___% of the issued and outstanding shares of Raritan Common Stock. In connection with the execution of the Merger Agreement, the directors of Raritan and RSB agreed to vote in favor of the Merger Agreement. As of the Record Date, executive officers of Raritan who are not also directors beneficially owned in the aggregate ___% of the issued and outstanding shares of Raritan Common Stock.

Opinion of Raritan's Financial Advisor

            In deciding to approve the Merger, Raritan's Board considered the oral opinion rendered by its financial advisor Endicott, on September 20, 1998 (the "September Opinion") that the Exchange Ratio was fair, from a financial point of view, to the shareholders of Raritan as of that date. That opinion was updated and rendered in written form as of ____________, 1998, and is attached as Annex C to this Joint Proxy Statement-Prospectus. We encourage you to read this opinion.

Opinion of Raritan's Financial Advisor

            Since April 1996, Endicott has formally acted as financial advisor to Raritan on a contractual basis. Endicott was retained to provide general financial advisory services and also to specifically advise Raritan in connection with its strategic planning and merger and acquisition activities.

            The investment banking business of Endicott includes valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. The Raritan Board chose Endicott because of its expertise, experience and familiarity with the financial institutions industry.

            In connection with its acting as financial advisor to Raritan, at the September 20, 1998 meeting at which the Raritan Board approved the Merger Agreement, Endicott delivered its oral opinion to the Raritan Board, that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of shares of Raritan Common Stock. Endicott has delivered to Raritan a written opinion (the "Proxy Opinion") dated the date of this Joint Proxy Statement-Prospectus that, as of the date of such opinion, the Exchange Ratio is fair from a financial point of view, to the holders of Raritan's Common Stock. The full text of the Proxy Opinion is attached as Appendix C to this Joint Proxy Statement-Prospectus and is incorporated herein by reference. The description of such opinion set forth herein is qualified in its entirety by reference to Appendix C. Holders of Raritan Common Stock are urged to read the Proxy Opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications on the review undertaken by Endicott in connection herewith. The Proxy Opinion is directed only to the Exchange Ratio and does not constitute a recommendation to any stockholder of Raritan as to how such shareholder should vote at the Raritan Meeting.

            No limitations were imposed on Endicott by the Raritan Board with respect to the investigation made or procedures followed by Endicott in rendering its fairness opinion. In connection with rendering its fairness opinion to the Raritan Board, Endicott performed a variety of financial analyses. The following is a summary of the material financial analyses performed by Endicott. Endicott believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying the fairness opinion of Endicott. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or summary description. In its analyses, Endicott made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Raritan and United. Any estimates contained in Endicott's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may be sold.

            The following is a summary of selected analyses prepared by Endicott and presented to the Raritan Board in connection with the September Opinion and analyzed by Endicott in connection with the September Opinion and Proxy Opinion. In connection with delivering the Proxy Opinion, Endicott updated certain analyses described below to reflect certain market conditions and events occurring since the date of the September Opinion. Such reviews and updates led Endicott to conclude that it was not necessary to change the conclusions it had reached in connection with rendering the September Opinion.

Analysis of Publicly Traded Companies

            In preparing its presentation, Endicott used publicly available information to compare selected financial and market information, including book value, tangible book value, earnings, asset quality ratios, loan loss reserve levels, profitability and capital adequacy for United and other publicly traded regional commercial banks located in the Mid-Atlantic United States. This peer group consisted of institutions ranging in assets from $1 billion to $2 billion. Endicott used similar data for nationwide high-performing commercial banks in the same asset size range that had a return on equity for the last fiscal quarter of greater than 15% and a price-to-tangible book value greater than 200%. Endicott reviewed the historical financial information for United and the median value for each group since December 1993. Endicott calculated a range of imputed stock market valuation of United Common Stock based on the valuation multiples of the selected peer groups at December 31, 1997, June 30, 1998, and September 15, 1998. The range for December 31, 1997 was $29.24 to $36.78, for June 30, 1998 was $30.98 to $40.05, and for September 15, 1998 was $25.58 to
$32.82.

            Separately, Endicott performed a similar analysis for Raritan and comparable publicly traded companies. The peers consisted of a group of savings institutions located in the Mid-Atlantic States with assets ranging between $200 million and $600 million and nationwide high performing savings institutions within the same asset size range with return on equity greater than 12.5% and price-to-tangible book value greater than 150%. Endicott calculated a range of imputed stock market valuation of Raritan Common Stock based on the valuation multiples of the selected peer groups at December 31, 1997, June 30, 1998, and September 15, 1998. The range for December 31, 1997 was $18.23 to $30.30, for June 30, 1998 was $19.54 to $29.68, and for September 15, 1998 was $15.62 to
$23.40.

Analyses of Selected Merger Transactions

            Endicott  reviewed  merger and  acquisition  transactions  announced since January 1, 1990 involving public savings institutions as acquirees and having a transaction value over $15 million (each a "Transaction"). Among those reviewed were: (i) Transactions announced between January 1, 1998 and September 9, 1998 ("1998 Nationwide Transactions"), and (ii) Transaction involving savings institutions located in the Mid-Atlantic States announced between January 1, 1998 and September 8, 1998 ("1998 Regional Transactions"). Endicott reviewed the price to last twelve months earnings, price to book value, price to tangible book value, price to deposits, price to assets, and deposit premium paid in each such transaction and computed high, low, mean, and median ratios and premiums for the respective group of transactions. Endicott's computations yielded the following median multiples for the 1998 Nationwide Transactions and the 1998 Regional Transactions, respectively, as compared with the following indicated multiples for the Merger: (i) price to last twelve months earnings multiples of 26.12x and 26.72x, compared with 24.36x for the Merger; (ii) price to book value of 220.8% and 205.1% as compared with 285.0% for the Merger; (iii) price to tangible book value of 222.0% and 205.1%, compared to 288.4% for the Merger, and
(iv) core deposit premiums of 21.6% and 21.3% as compared with 20.0% for the Merger. Based upon the median multiples for 1998 Nationwide Transactions, Endicott derived an imputed range of values per share of Raritan Common Stock of $27.19 to $43.02. Based upon the median multiples for 1998 Nationwide Transactions, Endicott derived an imputed range of values per share of Raritan Common Stock of $27.52 to $43.02.

            No company or transaction, however, used in this analysis is identical to Raritan, United or the Merger. Accordingly, an analysis of the result of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

            In addition to the analysis of selected merger transactions, Endicott reviewed the stock market performance of the most active acquirers of banks in the country. Endicott considered the impact that the recent drop in the value of the stocks of such acquiring companies would have on merger and acquisition pricing in the near future.

Discounted Earnings, Dividend Stream and Terminal Value Analysis

            Using a discount earnings, dividend stream, and terminal value analysis, Endicott estimated the future stream of earnings flows that Raritan could be expected to produce through 2004 under various growth assumptions. To approximate the terminal value of Raritan Common Stock at the end of the period, Endicott applied price to earnings multiples of between 10.0x and 22.0x and price to tangible book value multiples of between 100% and 300%. The net income streams and terminal values were then discounted to present values using different discount rates chosen to reflect different assumptions regarding the required rates of return holders of prospective buyers of Raritan Common Stock would expect. This analysis assumed that Raritan continued its current cash dividend policy and indicated a reference range of between $15.27 and $43.41 per share. When a 10.0% discount rate was applied to expected merger market multiples, the analysis indicated a reference range of $29.09 to $37.84 per share.

Pro Forma Merger Analysis

            Endicott performed pro forma merger analyses that combined Raritan's and United's current and projected incomes and balance sheets based on earnings forecasts of Raritan and United management, respectively. Assumptions and analyses of the accounting treatment, acquisitions adjustments, operating efficiencies and other adjustments were made to arrive at a base case pro forma analysis to determine the effect of the transaction on both Raritan and United. Endicott noted that, based on a $36.25 per share price for each share of Raritan Common Stock, the impact of the Merger on United's earnings per share did not appear to be material while there was an initial 10% dilution to United's tangible book value per share based on such forecasts.

            In connection with rendering its September Opinion and the Proxy Opinion, Endicott reviewed and considered, among other things: (a) the Merger Agreement; (b) audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations for Raritan for the three fiscal years ending December 31, 1995, December 31, 1996, December 31, 1997 and the unaudited consolidated financial statements of Raritan for the periods ending March 31, 1998, June 30, 1998 and September 30, 1998; (c) audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations for United for the three fiscal years ended December 31, 1995, December 31, 1996, and December 31, 1997 and the unaudited consolidated financial statements of United for the periods ending March 31, 1998, June 30, 1998 and September 30, 1998; (d) financial analyses and forecasts for United and Raritan prepared by and/or reviewed with the respective management's of Raritan and United, (e) the views of senior management of Raritan and United of their respective past and current business operations, results thereof, financial condition and future prospects;
(f) certain reported price and trading activity for Raritan Common Stock and United Common Stock, including a comparison of certain financial and stock market information for Raritan and United with similar information for certain other companies the securities of which are publicly traded; (g) the financial terms of recent business combinations in the banking industry; (h) the pro forma impact of the transaction on United; (i) the current market environment generally and the banking environment in particular; and (j) such other information, financial studies, analyses and investigations and financial, economic and market criteria which Endicott considered relevant.

            Pursuant to the Endicott Agreement, Raritan retained Endicott to act as independent financial advisor, to render general advisory services and also to specifically advise Raritan in connection with its strategic planning and merger and acquisition activities. Pursuant to the Endicott Agreement, Raritan paid Endicott a fee for rendering its fairness opinion relating to the Merger at the September 20, 1998 meeting of the Raritan Board. In addition, and pursuant to the terms of the Endicott Agreement, Raritan will pay Endicott at transaction fee equal to 1.0 % of the aggregate transaction value of the consideration to be paid by United in the Merger, (calculated at the Effective Time), of which approximately 25% was paid upon the signing of the Merger Agreement and the remaining portion is payable at the closing of the Merger. Based upon the merger closing as contemplated in the Merger Agreement, Endicott would be paid a total transaction fee of approximately one million dollars for its services in connection with the Merger. Raritan has also agreed to reimburse Endicott for its reasonable out-of-pocket expense in connection with its engagement and to indemnify Endicott and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

Resale Considerations Regarding United Common Stock

            The shares of United Common Stock that will be issued if the Merger is consummated have been registered under the Securities Act of 1933, as amended (the "Securities Act"). These registered shares will be freely transferable, except for shares received by persons, including directors and executive officers of Raritan, who may be deemed to be "affiliates" of Raritan under Rule 145 promulgated under the Securities Act. An "affiliate" of an issuer is defined generally as a person who "controls" the issuer. Directors, executive officers and 10% shareholders may be deemed to control the issuer. Affiliates may not sell their shares of United Common Stock acquired pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act covering the United Common Stock or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

            Persons who may be deemed to be "affiliates" of Raritan have delivered letters to United in which they have agreed to certain restrictions on their ability to sell, transfer or otherwise dispose of ("transfer") any Raritan Common Stock owned by them and any United Common Stock acquired by them in the Merger. Pursuant to the accounting rules governing a pooling of interests, such persons have agreed not to transfer the shares during the period beginning 30 days prior to the Effective Time and ending on the date on which financial results covering at least 30 days of post-merger combined operations of United and Raritan have been published or filed by United. Also, in connection with the pooling of interests rules, such persons have agreed not to transfer their Raritan Common Stock in the period prior to 30 days before the Effective Time without giving United advance notice and an opportunity to object if the transfer would interfere with pooling of interests accounting for the Merger. Pursuant to Rule 145, such persons have also agreed to refrain from transferring United Common Stock acquired by them in the Merger, except in compliance with certain restrictions imposed by Rule 145. Certificates representing the shares of United Common Stock acquired by each such person pursuant to the Merger will bear a legend reflecting that the shares are restricted in accordance with the letter signed by such person and may not be transferred except in compliance with such restrictions.

            Persons who may be deemed "affiliates" of United have also delivered letters to United in which they have agreed not to transfer United Common Stock beneficially owned by them in violation of the pooling of interests restrictions set forth above with respect to Raritan.

Conditions to the Merger

            The obligation of each party to consummate the Merger is subject to satisfaction or waiver of certain conditions, including:

          * approval of the Merger Agreement by the shareholders of Raritan and United

          * receipt of all necessary consents, approvals and authorizations from
            federal  and  state  government   authorities  (see  "--  Regulatory
            Approvals" on page 33)

          * absence of any litigation that would restrain or prohibit the consummation of the Merger

          * receipt of a letter from United's independent accountants regarding qualification of the Merger for pooling of interests accounting treatment

          * receipt of an opinion of Pitney,  Hardin, Kipp & Szuch regarding the
            tax-free   nature  of  the  Merger  (see  "--  Federal   Income  Tax
            Consequences" on page 36-37)

            The   obligation  of  United  to  consummate   the  Merger  is  also
conditioned on, among other things:

          * continued accuracy of the representations and warranties of Raritan contained in the Merger Agreement (subject to a materiality "out")

          * performance by Raritan, in all material respects, of its obligations under the Merger Agreement

            The   obligation  of  Raritan  to  consummate  the  Merger  is  also conditioned on, among other things:

          * continued accuracy of the representations and warranties of United contained in the Merger Agreement (subject to a materiality "out")

          * performance by United, in all material respects, of its obligations under the Merger Agreement

          * receipt by Raritan of the opinion letter from Endicott (which is Appendix C)

          * Messrs. Rus and Kelleher being appointed as directors of United and UNB

Conduct of Business Pending the Merger

            The Merger Agreement requires Raritan to conduct its business prior to the Effective Time only in the ordinary course of business and consistent with prudent banking practices, except as permitted under the Merger Agreement or with the written consent of United. Under the Merger Agreement, Raritan has agreed not to take certain actions without the prior written consent of United or unless permitted by the Merger Agreement, including, among other things, the following:

          * change any provision of its charter, bylaws or similar governing documents

          * issue new stock, grant an option, or declare, set aside or pay any dividend other than Raritan's regular quarterly cash dividends up to $0.15 per share

          * grant anyone severance or termination pay (other than as disclosed to United or as agreed to by United in writing) or enter into or amend any employment agreement

          * adopt any new employee benefit plan, or award any increase in compensation or benefits (other than as disclosed to United or as agreed to by United in writing)

          * file any applications or make any contracts regarding branching or site location or relocation

          * agree to acquire any business or entity (other than to foreclose on collateral for a defaulted loan)

          * make any material change in its accounting methods or practices not required by generally accepted accounting principles ("GAAP")

          * take any action that would cause any of its representations or warranties in the Merger Agreement to be materially untrue or incorrect at the Effective Time

            Under the Merger Agreement, Raritan cannot, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than United) concerning any merger, sale of stock, sale of substantial assets or liabilities outside the ordinary course of business or similar transactions (an "Acquisition Transaction"). However, Raritan may enter into discussions or negotiations or provide any information in connection with an unsolicited possible Acquisition Transaction if the Raritan Board, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that it should take such actions. Raritan has agreed to promptly communicate to United the terms of any proposal it may receive with respect to any such Acquisition Transaction. This restriction, along with the Option described on page 33, may deter other potential acquirors of control of Raritan.

Stock Option to United for Raritan Shares

            In connection with the negotiation of the Merger Agreement, Raritan granted United an option (the "Option") to purchase up to 470,000 shares of Raritan Common Stock (approximately 19.9% of the outstanding Raritan shares when the Option was granted). The Option exercise price is $26.00 per share. The Option is exercisable only if certain specifically enumerated triggering events occur and the Merger is not consummated. United has no right to vote the shares covered by the Option prior to its exercise. The agreement granting the Option is set forth as Appendix B to this document.

            United could recognize a gain if it exercises the Option and resells the shares it acquires for more than the exercise price. The existence of the Option may deter other potential acquirors of control of Raritan, since it would probably increase the cost of acquiring all the shares of Raritan Common Stock. United's exercise of the Option could also make pooling-of-interests accounting treatment unavailable to a subsequent acquiror.

Representations, Warranties and Covenants

            The Merger Agreement contains customary mutual representations and warranties, as well as covenants, relating to, among other things:

                     * corporate organization and similar corporate matters

                     * authorization, execution and enforceability of the Merger
                       Agreement

                     * the  accuracy of  information  contained  in each party's filings with the SEC

                     * the  accuracy  of  information  supplied by each party in creating this document

                     * compliance with applicable laws

                     * the absence of material litigation

                     * certain bank regulatory matters

                     * the absence of certain  material  changes or events since
                       June 30, 1998

                     * the adequacy of loan loss reserves

                     * each  party's  preparations  to have its data  processing systems be Year 2000 compliant

Regulatory Approvals

            Consummation of the Merger and the Bank Merger requires the approval of the Office of the Comptroller of the Currency (the "OCC"). OCC approval does not constitute an endorsement of the Merger or a determination by the OCC that the terms of the Merger are fair to the shareholders of Raritan or United. United filed an application for OCC approval on __________, 1998. United also corresponded with the Federal Reserve Board on __________, 1998 to confirm that the Merger does not require the approval of the Federal Reserve Board. While United and Raritan anticipate receiving such approval and confirmation, we can give no assurance that they will be granted, or that they will be granted on a timely basis without conditions unacceptable to United or Raritan.

Management and Operations After the Merger

            At the Effective Time, as a result of the Merger, Raritan will be merged with and into United, with United as the surviving entity. Immediately following the Merger, RSB will be merged with and into UNB in the Bank Merger, with UNB as the surviving entity. UNB will continue to operate as a wholly-owned subsidiary of United.

            At the Effective Time, each of Arlyn D. Rus, currently age 58, and William T. Kelleher, Jr., currently age 47, will become a director of both United and UNB. Mr. Rus is currently Chairman, President and Chief Executive Officer of both Raritan and RSB. Mr. Rus also presently serves as a member of the Board of Directors of the Savings and Community Bankers of New Jersey, and as a Director of Somerset Health Care Corporation. Mr. Kelleher is currently a director of Raritan. Mr. Kelleher has served as a Director of Raritan since 1987 and of RSB since 1983. Mr. Kelleher is a partner in the law firm of Kelleher and Moore, and has served as a municipal court judge in the Borough of Somerville (New Jersey) since 1983 and in the Township of Branchburg since 1990.

Exchange of Certificates

            At the Effective Time, no one will any longer have any rights as a Raritan stockholder. Certificates which represented shares of Raritan Common Stock automatically will represent the shares of United Common Stock into which those shares of Raritan Common Stock are converted by the Merger.

            Promptly after the Effective Time, United will have its Exchange Agent send written instructions and a letter of transmittal to each holder of Raritan Common Stock, indicating how to exchange Raritan stock certificates for the United stock certificates. Raritan stockholders should not send in their stock certificates until they receive instructions from the Exchange Agent.

            Each share of United Common Stock issued in exchange for Raritan Common Stock will be deemed to have been issued at the Effective Time. Thus, Raritan stockholders who receive United Common Stock in the Merger will be entitled to receive any dividend or other distribution which may be payable to holders of record of United Common Stock as of any date on or after the Effective Time. However, no dividend or other distribution will actually be paid with respect to any shares of United Common Stock until the certificates formerly representing shares of Raritan Common Stock have been surrendered, at which time any accrued dividends and other distributions on such shares of United Common Stock will be paid without interest. See "-- Consideration; Cash instead of Fractional Shares on page 21.

            Raritan stockholders, promptly after they surrender their Raritan stock certificates to the Exchange Agent, will receive a certificate representing the full number of shares of United Common Stock into which their shares of Raritan Common Stock have been converted. At the time the new stock certificate is issued, a check for the amount of the fractional share interest, if any, will also be issued to the former Raritan stockholder.

Amendments; Termination

            The Merger Agreement may be amended, modified or supplemented by the mutual written consent of United and Raritan at any time prior to the Effective Time. However, under applicable Delaware law, certain types of amendments (such as an amendment to decrease the Exchange Ratio) cannot be made following adoption of the Merger Agreement by the Raritan stockholders without their approval.

            The Merger Agreement may be terminated by the mutual consent of Raritan and United. The Merger Agreement may also be terminated by Raritan or United if, among other things:

          * the Effective Time has not occurred on or before June 30, 1999 (the "Cutoff Date") unless the failure of such occurrence is due to the failure of the party seeking to terminate to perform or observe its covenants in the Merger Agreement

          * the shareholders of either Raritan or United fail to approve the Merger Agreement at their Meetings unless such failure is due to the failure of the party seeking to terminate to perform or observe its covenants in the Merger Agreement, or

          * any regulatory approvals necessary to consummate the Merger have been denied or withdrawn at the request of the regulatory agency or such approval is given with conditions which materially impair the value of Raritan, taken as a whole, to United (but then only United can terminate)

            United may terminate the Merger Agreement if:

          * there has been a material adverse change in the business, operations, assets or financial condition of Raritan, taken as a whole, from that disclosed by Raritan to United on the date of the Merger Agreement

          * there was a material breach in any representation, warranty, covenant, agreement or obligation of Raritan under the Merger Agreement

          * the conditions to United's obligations to close are not satisfied and are not capable of being satisfied by the Cutoff Date after giving Raritan a reasonable opportunity to cure any such condition

            Raritan may terminate the Merger Agreement if:

          * there  has  been  a  material   adverse   change  in  the  business,
            operations, assets or financial condition of United or UNB from that disclosed by United on the date of the Merger Agreement

          * there was a material breach in any representation, warranty, covenant, agreement or obligation of United under the Merger Agreement

          * if the conditions for Raritan to close are not satisfied and are not capable of being satisfied by the Cutoff Date after giving United a reasonable opportunity to cure any such condition

            In addition, Raritan may elect to terminate the Merger Agreement if (either before or after the approval of the Merger Agreement by Raritan's stockholders) a Termination Event (as defined below) occurs. A "Termination Event" is when both of the following conditions are satisfied:

                 * The Average  Pre-Closing  Price of United Common Stock on the
                   Determination Date (the "Determination Price"), is less than the United Floor Price. (As of the date of this Joint Proxy Statement-Prospectus, the United Floor Price is $20.2362.) The "United Floor Price" is 85% of the United Average Starting Date Price. The "United Average Starting Date Price" is the average of the high and low sale price of United Common Stock (i.e., $26.188) on September 21, 1998 (the "Starting Date"), adjusted to reflect any Capital Change (i.e., $23.807, after adjusting for the 1998 Stock Dividend).

                                       and

                 * (i) The quotient obtained by dividing the Determination Price by the United Average Starting Date Price (the "United Ratio") is less than (ii) the quotient obtained by dividing the number calculated using the index of financial institutions set forth on Exhibit B to the Merger Agreement (the "Index Price") as of the close of business on the Determination Date by the Index Price as of the close of business on the Starting Date and subtracting 0.10 from the quotient in this clause (ii) (such number being referred to as the "Index Ratio").

            If Raritan elects to exercise its termination right following a Termination Event, it must notify United during the three business days following the Determination Date. During the next two business days, United will have the option to increase the consideration to be received by the holders of Raritan Common Stock in the Merger by increasing the Exchange Ratio to equal the lesser of:

            (i) a number (rounded to four decimals) equal to a quotient, the numerator of which is the United Floor Price multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Determination Price, and

            (ii) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the United Ratio. If United so elects and timely notifies Raritan, the Merger Agreement will be reinstated, with the modified Exchange Ratio.

            The Termination Event provision is intended to enable the Raritan Board to terminate the Merger Agreement if the price of United Common Stock falls by more than 15% from the average of its high and low sales prices on September 21, 1998 ($26.188, or $23.807 after adjusting for the 1998 Stock
Dividend) and the percentage drop in the price of United Common Stock is at least 10% more than the percentage drop in an index of 20 comparable bank stocks (for example, if the bank stock index falls by 8%, United Common Stock would have to fall by more than 18% for the second test to be met). The Termination Event provision is also intended to enable United to override the termination by increasing the Exchange Ratio to a level that would provide Raritan stockholders with consideration at the minimum value they could have received without triggering a Termination Event.

            It is not possible to know whether a Termination Event will occur until after the Determination Date. We cannot assure you either that the Raritan Board would exercise its right to terminate the Merger Agreement if a Termination Event occurs, or that United would increase the Exchange Ratio to override any such termination by Raritan.

            The Raritan Board has not made a determination as to whether it would exercise its right to terminate the Merger Agreement if there is a Termination Event. In considering whether to exercise its termination right in such situation, the Raritan Board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at the time and would consult with its financial advisors and legal counsel. Approval of the Merger Agreement by the Raritan stockholders at the Raritan Meeting will confer on the Raritan Board the power, consistent with its fiduciary duties, to elect to consummate the Merger in the event of Termination Event and without any further action by, or resolicitation of, the stockholders of Raritan.

            The United Board has not made a determination as to whether it would increase the Exchange Ratio to override any termination by Raritan if there is a Termination Event. In considering whether to exercise its right to increase the Exchange Ratio in such situation, the United Board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at the time and would consult with its financial advisors and legal counsel. Approval of the Merger Agreement by the United shareholders at the United Meeting will confer on the United Board the power, consistent with its fiduciary duties, to elect to increase the Exchange Ratio and consummate the Merger in response to a Raritan termination following a Termination Event and without any further action by, or resolicitation of, the shareholders of United.

            In the event of a termination, each party will retain all rights and remedies it may have at law or equity under the Merger Agreement. Upon a termination of the Merger Agreement, the transactions contemplated thereby will be abandoned without further action by any party and each party will bear its own expenses.

Accounting Treatment of the Merger

            The Merger is expected to be accounted for by United under the pooling of interests method of accounting in accordance with GAAP. Each party's obligation to consummate the Merger is conditioned upon United's receiving a letter from its independent public accountants that the Merger qualifies for such accounting treatment. Under GAAP pooling of interests accounting principles, as of the Effective Time the assets and liabilities of Raritan would be added to those of United at their recorded book values and the stockholders' equity accounts of United and Raritan would be combined on United's consolidated balance sheet. On a pooling of interests accounting basis, income and other financial statements of United issued after the Merger is completed would be restated retroactively to reflect the consolidated combined financial position and results of operations of United and Raritan as if the Merger had taken place prior to the periods covered by such financial statements. The pro forma financial information contained in this Joint Proxy Statement has been prepared using the pooling of interests accounting basis to account for the Merger. See "PRO FORMA FINANCIAL INFORMATION" beginning on page 36.

Federal Income Tax Consequences

            The following is a discussion of certain federal income tax consequences of the Merger but is not intended to be a complete description of such consequences. The discussion is included for general information purposes only and may not apply to special situations, such as Raritan stockholders, if any, who received United Common Stock upon the exercise of employee stock options of otherwise as compensation, that hold Raritan Common Stock as part of a "straddle" or "conversion transaction", or that are insurance companies, securities dealers, financial institutions or foreign persons, and does not discuss any aspects of state, local or foreign taxation. This discussion is based upon laws, regulations, rulings and decisions now in effect and on proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. No ruling has been or will be requested from the Internal Revenue Service on any tax matter relating to the tax consequences of the Merger.

            As an exhibit to the Registration Statement of which this Joint Proxy Statement is a part, Pitney, Hardin, Kipp & Szuch, counsel to United, have advised United and Raritan in an opinion dated the date of this Joint Proxy Statement that:

          * the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

          * no gain or loss will be recognized by Raritan.

          * No gain or loss will be recognized for federal income tax purposes by Raritan stockholders upon the exchange in the Merger of shares of Raritan Common Stock solely for United Common Stock (except with respect to cash received instead of a fractional share interest in United Common Stock).

          * The basis of United Common Stock received in the Merger by Raritan stockholders (including the basis of any fractional share interest in United Common Stock) will be the same as the basis of the shares of Raritan Common Stock surrendered in exchange therefore.

          * The holding period of United Common Stock (including the holding period of any fractional share interest in United Common Stock) will include the holding period during which the shares of Raritan Common Stock surrendered in exchange therefor were held by the Raritan stockholder, provided such shares of Raritan Common Stock were held as capital assets.

          * Cash received by a holder of Raritan Common Stock instead of a fractional share interest in United Common Stock will be treated as received in exchange for such fractional share interest and, provided the fractional share would have constituted a capital asset in hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in Raritan Common Stock allocable to the fractional share interest.

            Consummation of the Merger is conditioned, among other things, on receipt by each of United and Raritan of an opinion of Pitney, Hardin, Kipp & Szuch, dated the Closing Date, to the same effect. While United and Raritan have the contractual right to waive this condition to closing, neither will do so, and the Merger will not take place if the opinion is not obtained.

            The opinions of Pitney, Hardin, Kipp & Szuch summarized above are or will be based, among other things, on representations contained in certificates of officers of Raritan and United.

            Because certain tax consequences of the Merger may vary depending upon the particular circumstances of each holder of Raritan Common Stock, and other factors, each Raritan stockholder is urged to consult his or her own tax advisor to determine the particular tax consequences to the stockholder of the Merger (including the application and effect of state and local income and other tax laws).

No Dissenters' Rights

            Under applicable New Jersey and Delaware law, neither United nor Raritan stockholders have dissenters' rights of appraisal in connection with the Merger.

                         PRO FORMA FINANCIAL INFORMATION

            The following unaudited pro forma combined financial information takes into account United's recently completed acquisition of SBSO in addition to the pending acquisition of Raritan. The SBSO merger was consummated on September 30, 1998 and was accounted for as a pooling of interests. Accordingly, the following unaudited pro forma combined financial information presents Pro Forma Combined Condensed Statements of Condition of United and Raritan at September 30, 1998, giving effect to the Merger as if it had been consummated at such date. Also presented are the Pro Forma Combined Condensed Statements of Income for the nine months ended September 30, 1998 and the years ended December 31, 1997, 1996 and 1995 giving effect to the SBSO merger and the Merger as if each were consummated on January 1 of each year. The unaudited pro forma financial information is based on the historical financial statements of United, SBSO and Raritan after giving effect to the SBSO merger and the Merger under the pooling-of-interests method of accounting and based upon the assumptions and adjustments contained in the accompanying Notes to Pro Forma Combined Condensed Financial Statements.

            The unaudited pro forma financial information has been prepared by United's management based upon the historical financial statements and related notes thereto of United and Raritan incorporated herein by reference and the historical financial statements and related notes thereto of SBSO. The unaudited pro forma financial information should be read in conjunction with such historical financial statements and notes. The Pro Forma Combined Condensed Statements of Income are not necessarily indicative of operating results which would have been achieved had either the SBSO merger or the Merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods.

            The pro forma financial information does not give effect to anticipated cost savings of the Merger. In addition one-time Merger related charges which either have been or will be incurred in connection with the Merger have not been reflected in the Pro Forma Statements of Income but have been reflected as of September 30, 1998 in the Pro Forma Statements of Condition.


              PRO FORMA COMBINED CONDENSED STATEMENTS OF CONDITION
                               September 30, 1998
                                   (Unaudited)
                                                                                                                United and Raritan
                                                                                                                Pro Forma Combined
                                                                      United (4)              Raritan               Adjustments
                                                                   -----------------       --------------      ---------------------

                                                                         (Dollar Amounts in Thousands, except per share data)
ASSETS
Cash and Due from Banks                                             $      44,697    $    9,454     $      --           $    54,151
Federal Funds Sold                                                         55,725        44,500            --               100,225
Securities Available for Sale, at Market Value                            591,170        33,403        (2,777)(1)           621,796
Securities Held to Maturity                                                45,348        23,645            --                68,993
Trading Account Securities, at Market Value                                 1,043            --            --                 1,043
Loans (Net of Unearned Income)                                            709,067       306,153            --             1,015,220
Less:  Allowance for Possible Loan Losses                                  (7,359)       (3,774)           --               (11,133)
Other Assets                                                               77,019        20,174           500 (3)            97,693
                                                                    =============   ===========     =========         =============
      Total Assets                                                  $   1,516,710    $  433,555     $  (2,277)          $ 1,947,988
                                                                    =============   ===========     =========         =============

LIABILITIES
Deposits                                                            $   1,124,530    $  359,491     $      --           $ 1,484,021
Other Borrowed Funds                                                      224,011        35,000            --               259,011
Other Liabilities                                                          21,771         5,481         6,166 (1)(3)         33,418
                                                                    -------------   -----------     ---------         -------------
      Total Liabilities                                                 1,370,312       399,972         6,166             1,776,450
                                                                    -------------   -----------     ---------         -------------

Company-Obligated Mandatorily Redeemable Preferred Series B
      Capital Securities of a Subsidiary Trust Holding Solely
      Junior Subordinated Debentures of the Company

                                                                           20,000            --            --                20,000

STOCKHOLDERS' EQUITY
Common Stock                                                               13,989            26         4,703 (2)            18,718
Additional Paid-In Capital                                                104,263        11,280        (8,149)(1)(2)        107,394
Retained Earnings                                                              --        23,762        (6,228)(3)(2)         17,534
Treasury Stock                                                             (1,352)       (1,748)        1,748 (2)            (1,352)
Restricted Stock                                                              (64)         (195)          195 (3)               (64)
Accumulated Other Comprehensive
      Income (Loss)                                                         9,562           458          (712)(1)             9,308
                                                                    -------------   -----------     ---------          -------------
      Total Stockholders' Equity                                          126,398        33,583        (8,443)              151,538
                                                                    -------------   -----------     ---------          -------------

Total Liabilities and Stockholders' Equity                          $   1,516,710    $  433,555     $  (2,277)          $ 1,947,988
                                                                    =============   ===========     =========          =============





  (1) Reflects the elimination of 84,150 shares of Raritan common stock owned by United at September 30, 1998.

  (2) The Pro Forma Combined Condensed Statements of Condition gives effect to the Merger by combining the respective balance sheets of United and Raritan at September 30, 1998 on a pooling-of interests basis. The capital accounts have been adjusted to reflect the issuance of 3,782,991 shares of United in exchange for all the outstanding shares of Raritan and the retirement of Raritan treasury stock.

  (3) Reflects charges of approximately $8,205,000, $6,033,000 net of taxes, which primarily includes estimated severance and outplacement costs of $4,905,000, investment banker and other professional fees of $2,270,000, expenses related to facilities closures and fixed asset disposals of $670,000 and consolidation costs directly attributable to the Merger of $360,000.

  (4) Includes the Statement of Condition of SBSO, which merger was consummated as of September 30, 1998.

       >
                RO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                  For the Nine Months Ended September 30, 1998
                                   (Unaudited)
                                                                                                                 United and Raritan
                                                                                                Pro Forma             Combined
                                             United (2)                   Raritan              Adjustments
                                       -----------------------      ---------------------   -------------------  -------------------

                                                              (Dollar amounts in thousands, except per share data)
Total Interest Income                    $          76,856           $          22,323    $              --       $        99,179
Total Interest Expense                              33,989                      12,366                   --                46,355
                                         ------------------          ------------------   ------------------      ----------------
Net Interest Income                                 42,867                       9,957                   --                52,824
Provision for Possible Loan Losses                   2,169                         225                   --                 2,394
                                         ------------------          ------------------   ------------------      ----------------
Net Interest Income After Provision
      for Possible Loan Losses                      40,698                       9,732                   --                50,430
Total Non-Interest Income                           15,500                       1,140                   --                16,640
Total Non-Interest Expense                          41,414                       6,304                   --                47,718
                                         ------------------          ------------------   ------------------      ----------------
Income Before Income Taxes                          14,784                       4,568                   --                19,352
Provision for Income Taxes                           4,339                       1,358                   --                 5,697
                                         ==================          ==================   ==================      ================
NET INCOME                               $          10,445           $           3,210    $              --       $        13,655
                                         ==================          ==================   ==================      ================

EARNINGS PER COMMON
      SHARE:  (1)
      Basic                              $            0.94           $            1.35                            $          0.92
                                         ==================          ==================                           ================
      Diluted                            $            0.93           $            1.27                            $          0.89
                                         ==================          ==================                           ================

Weighted Average Number of
      Shares Outstanding:
      Basic                                     11,083,000                   2,369,608                                 14,862,525
                                         ==================          ==================                           ================
      Diluted                                   11,255,000                   2,537,417                                 15,302,180
                                         ==================          ==================                           ================


  (1) The historical earnings per share of United and Raritan have been restated to give retroactive effect to stock dividends and splits.

  (2) Includes the financial results of SBSO, which merger was consummated as of September 30, 1998.

                                                          PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                                                                For the Year Ended December 31, 1997
                                                                                (Unaudited)

                                                                                   United and SBSO                     United and
                                                                       Pro Forma   Combined         Pro Forma       Raritan Combined
                                              United          SBSO    Adjustments                    Raritan            Adjustments
                                          -----------       -------- ------------  -------------   --------------    ---------------

                                                 (Dollar amounts in thousands, except per share data)
Total Interest Income                     $    88,577       $  5,182    $   --    $ 93,759     $   27,647      $   --      $ 121,406
Total Interest Expense                         36,700          2,241        --      38,941         14,525          --         53,466
                                          ------------      ---------   -------  ----------    -----------     -------    ----------
Net Interest Income                            51,877          2,941        --      54,818         13,122          --         67,940
Provision for Possible Loan Losses              3,600            232        --       3,832            600                      4,432
                                          ------------      ---------   -------  ----------    -----------     -------    ----------
Net Interest Income After Provision for
      Possible Loan Losses                     48,277          2,709        --      50,986         12,522          --         63,508
Total Non-Interest Income                      19,388            589        --      19,977          1,049          --         21,026
Total Non-Interest Expense                     47,420          2,168        --      49,588          7,464          --         57,052
                                          ------------      ---------   -------  ----------    -----------     -------    ----------
Income Before Income Taxes                     20,245          1,130        --      21,375          6,107          --         27,482
Provision for Income Taxes                      6,365            471        --       6,836          2,199          --          9,035
                                                            ---------   -------  ----------
                                          ============                                         ===========     =======    ==========
NET INCOME                                $    13,880       $    659    $   --    $ 14,539     $    3,908      $   --      $  18,447
                                          ============      =========   =======  ==========    ===========     =======    ==========

EARNINGS PER COMMON SHARE: (1)
      Basic                               $      1.36       $   1.03              $   1.31     $     1.66                  $    1.25
                                          ============      =========            ==========    ===========                ==========
      Diluted                             $      1.35       $   1.03              $   1.30     $     1.54                  $    1.21
                                          ============      =========            ==========    ===========                ==========

Weighted Average Number of Shares
Outstanding:
      Basic                                10,193,075        639,575            11,068,973      2,349,191                 14,815,933
                                          ============      =========           ==========      =========                ===========
      Diluted                              10,301,158        639,575            11,177,056      2,531,981                 15,215,566
                                          ============      =========           ==========      =========                ===========



  (1) The historical earnings per share of United and Raritan have been restated to give retroactive effect to stock dividends and splits.

                PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                      For the Year Ended December 31, 1996
                                   (Unaudited)

                                                                                    United and SBSO                       United and
                                                                       Pro Forma     Combined                 Pro Forma      Raritan
                                          United            SBSO     Adjustments                  Raritan     Adjustments   Combined
                                        ------------   ------------ --------------  ---------    ---------  -------------  ---------

                                                                            (Dollar amounts in thousands, except per share data)
Total Interest Income                    $    79,360    $    4,691    $  --     $     84,051    $    24,931    $ --  $     108,982
Total Interest Expense                        30,130         2,051       --           32,181         12,857      --         45,038
                                        -------------  ------------  ------     -------------   ------------  ------ --------------
Net Interest Income                           49,230         2,640       --           51,870         12,074      --         63,944
Provision for Possible Loan Losses             3,049           192       --            3,241            450      --          3,691
                                        -------------  ------------  ------     -------------   ------------  ------ --------------
Net Interest Income After Provision for
      Possible Loan Losses                    46,181         2,448       --           48,629         11,624      --         60,253
Total Non-Interest Income                     15,546           540       --           16,086            720      --         16,806
Total Non-Interest Expense                    43,102         1,949       --           45,051          7,423      --         52,474
                                        -------------  ------------  ------     -------------   ------------  ------ --------------
Income Before Income Taxes                    18,625         1,039       --           19,664          4,921      --         24,585
Provision for Income Taxes                     6,345           251      205(2)         6,801          1,813      --          8,614
                                        =============  ============  ======     =============   ============  ====== ==============
NET INCOME                               $    12,280    $      788    $(205)          12,863    $     3,108    $ --  $      15,971
                                        =============  ============  ======     =============   ============  ====== ==============

EARNINGS PER COMMON SHARE: (1)
      Basic                              $      1.21    $     1.23              $       1.17    $      1.39          $        1.09
                                        =============  ============             =============   ============         ==============
      Diluted                            $      1.21    $     1.23              $       1.16    $      1.27          $        1.07
                                        =============  ============             =============   ============         ==============

Weighted Average Number of Shares
Outstanding:
      Basic                               10,140,781       639,575               11,016,679      2,242,258             14,593,081
                                        =============  ============            =============   ============          =============
      Diluted                             10,190,091       639,575               11,065,989      2,437,694             14,954,111
                                        =============  ============            =============   ============          =============


  (1) The historical earnings per share of United and Raritan have been restated to give retroactive effect to stock dividends and splits.

  (2) The pro forma adjustment to the provision for income taxes relates to the reversal of tax benefits previously recognized by SBSO in 1996 and 1995 as a result of SBSO's reversal of its valuation allowance on deferred tax assets. SBSO established a valuation allowance on its deferred tax assets upon adoption of Statement of Financial Accounting Standards ("SFAS") No. 109 in 1994 due to uncertainties regarding SBSO's ability to realize its deferred tax assets. Subsequently, as a result of improved profitability in 1995 and 1996, the valuation allowance was reversed, resulting in significant income tax benefits in both years.

        The valuation allowance that existed as of December 31, 1994 is not needed on a pro forma basis. The evaluation of the need for a valuation allowance is based on the combined results of United and SBSO. United files consolidated tax returns with its subsidiaries, and therefore any losses sustained by SBSO would be offset by profits of United and its other subsidiaries. No valuation allowance would have been required as of December 31, 1994 had the companies always been combined.
        Accordingly, the pro forma financial statements include a pro forma adjustment to reflect what the changes to the valuation allowance would have been had the companies always been combined.


                PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                      For the Year Ended December 31, 1995
                                   (Unaudited)

                                                                          United and SBSO                               United and
                                                             Pro Forma     Combined                       Pro Forma       Raritan
                                 United          SBSO       Adjustments                    Raritan        Adjustments     Combined
                               ------------   ------------  -----------   ------------    -----------    ------------   -----------
                                                                       (Dollars in thousands, except per share data)

Total Interest Income           $     77,552    $    4,427    $    --     $     81,979    $    23,456     $    --      $    105,435
Total Interest Expense                30,104         2,012         --           32,116         13,007          --            45,123
                               --------------   -----------   -------     -------------   ------------    --------     -------------
Net Interest Income                   47,448         2,415         --           49,863         10,449          --            60,312
Provision for Possible Loan
 Losses                                  871           227         --            1,098            300          --             1,398
                               --------------   -----------   -------     -------------   ------------    --------     -------------
Net Interest Income After
  Provision for
      Possible Loan Losses            46,577         2,188         --           48,765         10,149          --            58,914
Total Non-Interest Income             14,653           505         --           15,158            658          --            15,816
Total Non-Interest Expense            47,429         1,942         --           49,371          6,593          --            55,964
                               --------------   -----------   -------     -------------   ------------    --------     -------------
Income Before Income Taxes            13,801           751         --           14,552          4,214          --            18,766
Provision for Income Taxes             4,295            --        256(2)         4,551          1,542          --             6,093
                               ==============   ===========   =======     =============   ============    ========     =============
NET INCOME                      $      9,506    $      751    $  (256)    $     10,001    $     2,672     $    --      $     12,673
                               ==============   ===========   =======     =============   ============    ========     =============

EARNINGS PER COMMON SHARE:(1)
      Basic                     $       0.94    $     1.17                $       0.91    $      1.17                  $       0.87
                               ==============   ===========               =============   ============                 =============
      Diluted                   $       0.94    $     1.17                $       0.91    $      1.09                  $       0.85
                               ==============   ===========               =============   ============                 =============

Weighted Average Number of
  Shares
Outstanding:
      Basic                       10,085,368       639,575                  10,961,266      2,277,781                    14,594,327
                               ==============   ===========               =============   ============                 =============
      Diluted                     10,122,829       639,575                  10,998,727      2,453,221                    14,911,614
                               ==============   ===========               =============   ============                 =============


  (1) The historical earnings per share of United and Raritan have been restated to give retroactive effect to stock dividends and splits.

  (2) The pro forma adjustment to the provision for income taxes relates to the reversal of tax benefits previously recognized by SBSO in 1996 and 1995 as a result of SBSO's reversal of its valuation allowance on deferred tax assets. SBSO established a valuation allowance on its deferred tax assets upon adoption of Statement of Financial Accounting Standards ("SFAS") No. 109 in 1994 due to uncertainties regarding SBSO's ability to realize its deferred tax assets. Subsequently, as a result of improved profitability in 1995 and 1996, the valuation allowance was reversed, resulting in significant income tax benefits in both years.

        The valuation allowance that existed as of December 31, 1994 is not needed on a pro forma basis. The evaluation of the need for a valuation allowance is based on the combined results of United and SBSO. United files consolidated tax returns with its subsidiaries, and therefore any losses sustained by SBSO would be offset by profits of United and its other subsidiaries. No valuation allowance would have been required as of December 31, 1994 had the companies always been combined.
        Accordingly, the pro forma financial statements include a pro forma adjustment to reflect what the changes to the valuation allowance would have been had the companies always been combined.

                       DESCRIPTION OF UNITED CAPITAL STOCK

            The authorized capital stock of United consists of 16,000,000 shares of United Common Stock and 1,000,000 shares of preferred stock ("Preferred Stock"). As of September 30, 1998, there were 11,087,455 shares of United Common Stock issued and outstanding, including 94,303 treasury shares, and there were no shares of Preferred Stock outstanding.

Common Stock

            United is a New Jersey general business corporation governed by the New Jersey Business Corporation Act and a registered bank holding company under the Bank Holding Company Act. The following description of United Common Stock sets forth certain general terms of United Common Stock. See "Comparison of the Rights of Shareholders of United and Raritan" for additional information relevant to an understanding of the capital stock of United, including a description of the New Jersey Stockholders Protection Act, which restricts certain transactions involving an "interested shareholder" and a "resident domestic corporation".

            Dividend Rights

            Holders of United Common Stock are entitled to dividends when, as and if declared by the Board of Directors of United out of funds legally available for the payment of dividends. The only statutory limitation is that such dividends may not be paid when United is insolvent. Because funds for the payment of dividends by United must come primarily from the earnings of United's bank subsidiary, as a practical matter, any restrictions on the ability of UNB to pay dividends will act as restrictions on the amount of funds available for payment of dividends by United.

            As a national banking association, UNB is subject to limitations on the amount of dividends it may pay to United, UNB's only shareholder. Prior approval by the OCC is required to the extent the total of all dividends to be declared by UNB in any calendar year exceeds net profits, as defined, for that year combined with UNB's retained net profits from the preceding two calendar years, less any transfers to capital surplus. Under this limitation, UNB could declare dividends in 1998 without prior approval of the OCC of up to $15 million plus an amount equal to UNB's net profits for 1998 to the date of such dividend declaration.

            United is also subject to certain Federal Reserve Board policies which may, in certain circumstances, limit its ability to pay dividends. These policies require, among other things, that a bank holding company maintain a minimum capital base. The Federal Reserve Board would most likely seek to prohibit any dividend payment which would reduce a holding company's capital below these minimum amounts.

            Voting Rights

            At meetings of shareholders, holders of United Common Stock are entitled to one vote per share. The quorum for a shareholders' meeting is a majority of the outstanding shares. Except as indicated below, actions and authorizations to be taken or given by shareholders generally require the approval of a majority of the votes cast by holders of United Common Stock at a meeting at which a quorum is present.

            The Board of Directors is divided into three classes of directors, each class being as nearly equal in number of directors as possible. Approximately one-third of the entire Board of Directors is elected each year and the directors serve for terms of up to three years and, in all cases, until their respective successors are duly elected and qualified. The exact number of directors and the number constituting each class is fixed from time to time by resolution adopted by a majority of the entire Board of Directors.

             Minimum Price Provision

            United's Certificate of Incorporation contains a "minimum price" provision. No "Transaction" (as defined in the Certificate of Incorporation) between United and an "Interested Person" (defined in the Certificate of Incorporation to include persons who, together with their affiliates, own 3% or more of the voting power of United's capital stock) is valid or can be consummated unless:

          * the proposed Transaction is first approved by a majority of "Disinterested Directors" (defined in the Certificate of Incorporation as directors (other than the Interested Person) who became directors prior to the time the Interested Person became an Interested Person, or who were subsequently nominated for director by a majority of other Disinterested Directors), or

          * the proposed Transaction is first approved by the affirmative vote of two-thirds of the votes cast by "Disinterested Shareholders" (as defined in the Certificate of Incorporation), or

          * the Disinterested Shareholders are offered consideration in an amount equal to or in excess of an amount determined in accordance with a formula contained in the Certificate of Incorporation.

            Liquidation Rights

            In the event of liquidation, dissolution or winding up of United, holders of United Common Stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities. However, if shares of Preferred Stock of United are outstanding at the time of liquidation, those shares may have prior rights upon liquidation.

            Assessment and Redemption

            All outstanding shares of United Common Stock are fully paid and nonassessable. The United Common Stock is not redeemable at the option of the issuer or the holders thereof.

Preferred Stock

            The United Board of Directors may issue from time to time shares of one or more classes or series of preferred stock. The preferred stock provisions in United's Certificate of Incorporation authorize what is commonly referred to as "blank check" preferred stock. That is, subject to certain provisions in the Certificate of Incorporation and certain limitations prescribed by law, the United Board has full authority to adopt resolutions to issue the shares, fix the number of shares and change the number of shares constituting any series or class. The United Board also has authority, without a further shareholder vote, to provide for or change the voting powers, designations, preferences and relative, rights, qualifications, limitations or restrictions of the preferred stock, including dividend rights, redemption terms, conversion rights and liquidation preferences.

            One of the effects of these provisions may be to enable the United Board to deter or discourage an attempt to obtain control of United by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of United's management. The issuance of shares of preferred stock may adversely affect the rights of the holders of United Common Stock. For example, preferred stock may rank prior to United Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of United Common Stock.

         COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF UNITED AND RARITAN

            United is a business corporation incorporated in New Jersey under the New Jersey Business Corporation Act (the "NJBCA") and Raritan is a business corporation incorporated in Delaware under the Delaware General Corporation Law (the "DGCL"). The rights of Raritan stockholders are currently governed by Delaware corporate law. At the Effective Time, each Raritan stockholder will become a shareholder of United and the rights of shareholders of United are governed by New Jersey corporate law. The following is a comparison of certain provisions of New Jersey corporate law and Delaware corporate law and the respective certificates of incorporation and by-laws of each of Raritan and United. This summary does not purport to be complete and is qualified in its entirety by reference to the DGCL and the NJBCA, which statutes may change from time to time, and the respective certificates of incorporation and by-laws of United and Raritan, which also may be changed.

Voting Requirements

            Under the NJBCA, unless a greater vote is specified in the certificate of incorporation, any amendment to a New Jersey corporation's certificate of incorporation, the voluntary dissolution of the corporation, the sale or other disposition of all or substantially all of a corporation's assets otherwise than in the ordinary course of business or the merger or consolidation of the corporation with another corporation, requires in each case the affirmative vote of a majority of the votes cast by shareholders of the corporation entitled to vote thereon. United's Certificate of Incorporation does not presently contain provisions specifying a greater vote in certain circumstances.

            The New Jersey Stockholders Protection Act (the "NJSPA") limits certain transactions involving an "interested shareholder" and a "resident domestic corporation." An "interested shareholder" is one that is directly or indirectly a beneficial owner of 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation. The NJSPA prohibits certain business combinations between an interested shareholder and a resident domestic corporation for a period of five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors prior to the interested shareholder's stock acquisition date. After the five-year period expires, the prohibition on certain business combinations continues unless the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder, the combination is approved by the board prior to the interested shareholder's stock acquisition date or certain fair price provisions are satisfied.

            Set forth below is a summary of provisions in Raritan's Certificate of Incorporation and the DGCL that, under certain circumstances require greater than a majority of the votes eligible to be cast or limit certain voting rights.

            Under Delaware Law, unless otherwise specified in the Certificate of Incorporation of a Delaware corporation, the amendment to the certificate of incorporation, the sale or other disposition of all or substantially all of the assets of a corporation, or the merger or consolidation of a stock corporation with another stock corporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon (with respect to the amendment of the Certificate of Incorporation, the affirmative vote of a majority of the outstanding shares of stock of each class entitled to vote thereon is also required).

            Under Raritan's certificate of incorporation, record holders of common stock who beneficially own in excess of 10% of the outstanding shares of common stock (the "Limit") are not entitled to any vote with respect to the shares held in excess of the Limit. The certificate of incorporation authorizes Raritan's Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Board to enable it to implement and apply the Limit. At the Record Date no Raritan stockholder exceeded the Limit.

            Under Raritan's Certificate of Incorporation the affirmative vote of the holders of at least 80% of the outstanding voting stock entitled to vote in the election of directors (after giving effect to the Limit) is required for certain business combinations, certain liquidations or dissolutions, and certain reclassifications of securities.

Cumulative Voting

            Under the NJBCA, shareholders of a New Jersey corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. United's Certificate of Incorporation does not presently provide for cumulative voting.

            Under the DGCL, shareholders of a Delaware corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. Raritan's Certificate of Incorporation does not presently provide for cumulative voting.

Classified Board of Directors

            The NJBCA permits a New Jersey corporation to provide for a classified board in its certificate of incorporation and United currently has a classified Board of Directors. The United Board is divided into three classes, with one class of directors generally elected for three-year terms at each annual meeting. A vacancy on the United Board of Directors may be filled by the affirmative vote of two-thirds of the directors remaining in office. All appointees will assume the class in which the vacancy occurs.

            The DGCL permits a Delaware corporation to provide for a classified board in its certificate of incorporation or bylaws. Raritan's Certificate of Incorporation provides that the board is divided into three classes, each of which contains approximately one-third of the whole number of members of the board. Each class serves a staggered term, with approximately one-third of the total number of directors being elected each year.

Rights of Dissenting Shareholders

            Shareholders of a New Jersey corporation who dissent from a merger, consolidation, sale of all or substantially all of the corporation's assets or certain other corporate transactions are generally entitled to appraisal rights. No statutory right of appraisal exists, however, where the stock of the New Jersey corporation is (i) listed on a national securities exchange, (ii) is held of record by not less than 1,000 holders, or (iii) where the consideration to be received pursuant to the merger, consolidation or sale consists of cash or securities or other obligations which, after the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders.

            Stockholders of a Delaware corporation who dissent from a merger or consolidation of the corporation may be entitled to appraisal rights. There are no statutory rights of appraisal with respect to stockholders of a corporation whose shares are either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 stockholders, where such stockholders receive only shares of stock or depository receipts of the corporation surviving or resulting from the merger or consolidation or shares of stock or depository receipts of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders (or cash in lieu of fractional share interests therein). The exceptions from the Delaware statutory right of appraisal apply to the Raritan Common Stock since the Raritan Common Stock is presently listed on Nasdaq and the United Common Stock to be received pursuant to the Merger is presently listed on Nasdaq.

Shareholder Consent to Corporate Action

            Except as otherwise provided by the certificate of incorporation (and United's Certificate of Incorporation presently is silent on this issue) the NJBCA permits any action required or permitted to be taken at any meeting of a corporation's shareholders, other than the annual election of directors, to be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting of shareholders at which all shareholders entitled to vote were present and voting. The annual election of directors, if not conducted at a shareholders' meeting, may only be effected by unanimous written consent. Under the NJBCA, a shareholder vote on a plan of merger or consolidation, if not conducted at a shareholders' meeting, may only be effected by either: (i) unanimous written consent of all shareholders entitled to vote on the issue with advance notice to any other shareholders, or (ii) written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, together with advance notice to all other shareholders.

            The   Certificate  of   Incorporation   of  Raritan   provides  that
stockholders' action cannot be effected by written consent.

Dividends

            Unless there are other restrictions contained in its certificate of incorporation (and United's Certificate of Incorporation does not presently contain any such restriction), the NJBCA generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment. Because funds for the payment of dividends by United must come primarily from the earnings of United's bank subsidiary, as a practical matter, any restrictions on the ability of UNB to pay dividends act as restrictions on the amount of funds available for the payment of dividends by United. For a description of the regulatory restrictions on dividend payments by UNB, see "DESCRIPTION OF UNITED CAPITAL STOCK -- Dividend Rights" page __.

            The DGCL generally limits dividends by Raritan to an amount equal to the excess of the net assets of Raritan (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year. Because Raritan does not conduct any material activities at the holding company level, its ability to pay dividends depends on capital distributions from its subsidiaries. For a discussion of the regulatory restrictions on dividend payments by RSB, see _______________ on page __.

By-laws

            Under the NJBCA, the board of directors of a New Jersey corporation has the power to adopt, amend, or repeal the corporation's by-laws, unless such powers are reserved in the certificate of incorporation to the shareholders. United's Certificate of Incorporation does not presently reserve such powers to shareholders.

            Under the DGCL, the stockholders of a Delaware corporation have the power to adopt, amend, or repeal the corporation's by-laws, unless such powers also are reserved in the certificate of incorporation to the board of directors. Raritan's Bylaws may be amended by the Board of Directors.

Limitations of Liability of Directors and Officers

            Under the NJBCA, a New Jersey corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' or officers' liability to the corporation or bank, as the case may be, or to its shareholders, for monetary damage for breaches of their fiduciary duty of care. A director or officer cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the entity or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. United's Certificate of Incorporation contains provisions which limit a director's or officer's liability to the full extent permitted by New Jersey law.

            Under the DGCL, a Delaware corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' or officers' liability to the corporation or its shareholders, for monetary damage for breaches of their fiduciary duty of care. A director cannot be relieved from liability or otherwise indemnified (i) for breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds, or
(iv) for any transaction from which the director derives an improper personal benefit. Raritan's Certificate of Incorporation contains provisions which limit a director's or officer's liability to the full extent permitted by Delaware law.

Minimum Price Provision

            Raritan's certificate of incorporation contains a provision similar to United's "minimum price" provision discussed on page 45. under the caption "-- Minimum Price Provision," except that it applies to transactions with owners of more than 10% of Raritan's Common Stock.

Consideration of Acquisition Proposals

            The NJBCA provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, the board may, in addition to considering the effects of any action on shareholders, consider any of the following:

          * the effects of the proposed action on the corporation's employees, suppliers, creditors and customers;

          * the effects on the community in which the corporation operates, and

          * the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that those interests may be served best by the continued independence of the corporation.

            The statute further provides that if, based on those factors, the board determines that any such offer is not in the best interest of the corporation, it may reject the offer. These provisions may make it more difficult for a shareholder to challenge the United Board's rejection of, and may facilitate the Board's rejection of, an offer to acquire United.

            There are no comparable provision in the DGCL. However, Raritan's certificate of incorporation provides that, when evaluating any offer by another person to acquire Raritan, the board may consider all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer:

          * on the present and future customers and employees of Raritan and RSB;

          * on the communities in which Raritan and RSB operate or are located;

          * on the ability of Raritan to fulfill its corporate objective as a bank holding company under applicable laws and regulations; and

          * on the ability of RSB to fulfill the objectives of a stock form savings bank under applicable statutes and regulations.

Preferred Stock

            United can (except in connection with certain transactions with "Interested Shareholders") issue new shares of authorized but unissued United Common Stock or preferred stock without shareholder approval. See "Description of United Capital Stock--Preferred Stock."

                              SHAREHOLDER PROPOSALS

United

            The NJBCA requires that the notice of shareholders' meeting (for either a regular or special meeting) specifies the purpose or purposes of such meeting. Thus, shareholder proposals must be referred to in United's notice of shareholders' meeting for such proposal to be validly considered at an annual meeting of United.

            Any United shareholder who wishes to have a proposal included in United's notice of shareholders' meeting, proxy statement and proxy card for its 1999 Annual Meeting must submit the proposal to United by the applicable deadline. The deadline is November 23, 1998 subject to change as noted below.

            If United changes its 1999 Annual Meeting date to a date more than 30 days from the date of its 1998 Annual Meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before United begins to print and mail its proxy materials. If United changes the date of its 1999 Annual Meeting in a manner which alters the deadline, United will so state under Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change.

Raritan

            Raritan will hold its 1999 Annual Meeting only if the Merger is not completed. Any Raritan stockholder who wishes to have a proposal included in Raritan's proxy statement and proxy card for its 1999 Annual Meeting must submit the proposal to Raritan by the applicable deadline. The deadline is November 25, 1998 subject to change as noted below.

            Any Raritan stockholder who wishes to have a proposal considered at Raritan's 1999 Annual Meeting (but not included in Raritan's proxy materials) must submit the proposal to Raritan by the applicable deadline. The deadline is January 28, 1999, subject to change as noted below.

            If Raritan changes its 1999 Annual Meeting date to a date more than 30 days from the date of its 1998 Annual Meeting, then each of the deadlines referred to in the preceding two paragraphs will be changed to a reasonable time before Raritan begins to print and mail its proxy materials. If Raritan changes the date of the 1999 Annual Meeting in a manner which alters the deadlines, Raritan will so state under Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change.

                      INFORMATION INCORPORATED BY REFERENCE

            The following documents filed by United (Company File No. 000-16931) with the Securities and Exchange Commission (the "SEC") are hereby incorporated in this Joint Proxy Statement-Prospectus:

          * Annual Report on Form 10-K for the year ended December 31, 1997

          * Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, 1998, and September 30, 1998

          * Current Reports on Form 8-K filed with the SEC on July 1, August 28, September 22, September 23, September 28, October 1, 1998 and November 18, 1998

          * The description of United Common Stock set forth in United's Registration Statement on Form 8-A filed by United pursuant to
            Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description

            The following documents filed by Raritan (Company File No. 0-15830) with the SEC are hereby incorporated in this Joint Proxy Statement-Prospectus:

          * Annual Report on Form 10-K for the year ended December 31, 1997

          * Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, 1998 and September 30, 1998

          * Current Reports on Form 8-K filed with the SEC on October 6, 1998

          * The description of Raritan Common Stock set forth in Raritan's Registration Statement on Form 8-A filed by Raritan pursuant to
            Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description

            Accompanying this Joint Proxy Statement are Raritan's 1997 Annual Report to Stockholders and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

            All documents filed by United or Raritan pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the earlier of (i) the date of the Raritan Meeting, (ii) the date of the United Meeting, or (iii) the termination of the Merger Agreement, are hereby incorporated by reference into this Joint Proxy Statement and shall be deemed a part hereof from the date of filing of such documents.

            Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement-Prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement-Prospectus.

                                  OTHER MATTERS

            As of the date of this Joint Proxy Statement, the Raritan Board of Directors knows of no other matters to be presented for action by the stockholders at the Raritan Meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

            As of the date of this Joint Proxy Statement, the United Board of Directors knows of no other matters to be presented for action by the stockholders at the United Meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

                                  LEGAL OPINION

            Certain legal matters relating to the issuance of the shares of United Common Stock offered hereby and certain tax consequences of the Merger will be passed upon by Pitney, Hardin, Kipp & Szuch, counsel to United.

                                     EXPERTS

            The consolidated financial statements of Raritan as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

            The consolidated financial statements of United as of December 31, 1997 and 1996 and for the years then ended have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

            The consolidated financial statements of United for the year ended December 31, 1995, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein, in reliance upon the authority of said firm as experts in giving said reports.

            Representatives of KPMG Peat Marwick LLP will be present at the Meetings. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the Meetings.

                                                                       EXHIBIT A
                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                  THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of September 22, 1998 ("Agreement"), is among United National Bancorp, a New Jersey corporation and registered bank holding company ("United"), United National Bank, a national banking association ("UNB"), Raritan Bancorp Inc., a Delaware corporation and registered bank holding company ("Raritan") and The Raritan Savings Bank, a New Jersey-chartered stock savings bank (the "Bank").

                                    RECITALS

                  United desires to acquire Raritan and Raritan's Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of Raritan and its stockholders. The acquisition will be accomplished by merging Raritan into United with United as the surviving corporation and, at the same time, merging the Bank into UNB with UNB as the surviving bank, and Raritan stockholders receiving the consideration hereinafter set forth. The Boards of Directors of Raritan, United, the Bank and UNB have duly adopted and approved this Agreement and the Board of Directors of Raritan has directed that it be submitted to its stockholders for approval.

                  As a condition precedent to entering into this Agreement, United has required that Raritan grant it an option to purchase authorized but unissued shares of Raritan common stock and, as a consequence, United and Raritan have entered into a Stock Option Agreement, dated the date hereof (the "United Stock Option").

                  NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), Raritan shall be merged with and into United (the "Merger") in accordance with the New Jersey Business Corporation Act ("NJBCA") and the Delaware General Corporation Law ("DGCL") and United shall be the surviving corporation (the "Surviving Corporation"). Immediately following the Effective Time, the Bank shall be merged with and into UNB as provided in Section 1.7 hereof.

                  1.2. Effect of the Merger. At the Effective Time (as hereafter defined), the Surviving Corporation shall be considered the same business and corporate entity as each of Raritan and United and thereafter all the property, rights, powers and franchises of each of Raritan and United shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Raritan and United and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation.

                  1.3. Certificate of Incorporation. The certificate of incorporation of United as it exists immediately prior to the Effective Time shall not be amended by the Merger, but shall continue as the certificate of incorporation of the Surviving Corporation until otherwise amended as provided by law.

                  1.4. Bylaws. The bylaws of United as they exist immediately prior to the Effective Date shall continue as the by-laws of the Surviving Corporation until otherwise amended as provided by law.

                  1.5. Directors and Officers. The directors and officers of United as of the Effective Time shall continue as the directors and officers of the Surviving Corporation, with the additions provided for in Section 5.15 hereof.

                  1.6 Closing Date, Closing and Effective Time; Determination Date. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., at the office of Pitney, Hardin, Kipp & Szuch, Florham Park, New Jersey, on a date (the "Closing Date") which shall be the fifth business day following the first date (the "Determination Date") on which all necessary regulatory and governmental approvals and consents have been received, all statutory waiting periods in respect thereof have expired, and all other conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) have been satisfied or waived, or at such other place, time or date as United and Raritan may mutually agree upon. The Merger shall become effective (and be consummated) upon the effective time (the "Effective Time") specified by United and Raritan in the certificates of merger (the "Certificates of Merger"), which shall be prepared by United, shall be in form and substance satisfactory to United and Raritan, and shall be filed with the Secretary of State of the State of New Jersey and with the Secretary of State of the State of Delaware. The parties currently anticipate that the Certificates of Merger shall specify as the effective time the close of business on the Closing Date. If no effective time is specified in the Certificates of Merger, the Merger shall become effective (and be consummated) upon the later to be filed of the two Certificates of Merger.


                  1.7. The Bank Merger. Immediately following the Effective Time, the Bank shall be merged with and into UNB (the "Bank Merger") in accordance with the provisions of the National Bank Act and the New Jersey Banking Act of 1948, as amended, and UNB shall be the surviving bank (the "Surviving Bank"). Upon the consummation of the Bank Merger, the separate existence of the Bank shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Bank and UNB and all of the property, rights, powers and franchises of each of the Bank and UNB shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Bank and UNB and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the articles of association and bylaws of UNB shall become the articles of association and bylaws of the Surviving Bank, the officers and employees of UNB and the officers and employees of the Bank shall be the officers and employees of the Surviving Bank with such additions as the Board of Directors of UNB shall determine, and the directors of UNB shall be the directors of the Surviving Bank with the additions from the directors of Raritan as specified herein. In connection with the execution of this Agreement, the Bank and UNB shall execute and deliver a separate merger agreement (the "Bank Merger Agreement") in substantially the form of Exhibit A, annexed hereto, for delivery to the appropriate regulatory authorities for approval of the Bank Merger.

                                   ARTICLE II
                 CONVERSION OF RARITAN COMMON STOCK AND OPTIONS

                  Each share of common stock, $.01 par value, of Raritan ("Raritan Common Stock"), issued and outstanding immediately prior to the Effective Time, and each option to purchase shares of Raritan Common Stock validly issued pursuant to the 1993 Stock Option Plan for Outside Directors, the 1993 Incentive Stock Option Plan or the 1997 Long-Term Incentive Stock Benefit Plan (together, the "Raritan Option Plans") and outstanding immediately prior to the Effective Time and listed on Section 3.2 of the Raritan Disclosure Schedule (each a "Raritan Option") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted or canceled at the Effective Time in accordance with this Article II.

                  2.1 Conversion of Raritan Common Stock;  Exchange Ratio;  Cash
in Lieu of Fractional Shares. Each share of Raritan Common Stock issued and outstanding immediately prior to the Effective Time, other than shares to be canceled pursuant to Section 2.4 hereof, shall be converted into the right to receive 1.45 (the "Exchange Ratio") shares of Common Stock, $1.25 par value, of United ("United Common Stock"), subject to adjustment as set forth in Section
2.6 below. No fractional shares of United Common Stock shall be issued pursuant to the Merger, and, in lieu thereof, each holder of Raritan Common Stock who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Average Pre-Closing Price of United Common Stock. The "Average Pre-Closing Price of United Common Stock" means the average of the "Closing Prices" (as hereinafter defined) of United Common Stock for the ten consecutive full trading days ending on (and including) the Determination Date. "Closing Price" on any trading day shall mean the closing price of United Common Stock on such day as supplied by the Nasdaq Stock Market, National Market System ("NASDAQ/NMS") (and reported in The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by United). A "trading day" shall mean any business day on which United Common Stock is actually traded on NASDAQ/NMS.

                  2.2.     Exchange of Shares.

                  (a) Raritan and United hereby appoint The Bank of New York, or such other bank as United (with the consent of Raritan, which consent shall not be unreasonably withheld) shall designate, as the exchange agent (the "Exchange Agent") for purposes of effecting the conversion of Raritan Common Stock and Raritan Options. As soon as practicable after the Effective Time, but no later than five business days after the Effective Time, the Exchange Agent shall mail to each holder of record (a "Record Holder") of a Certificates or Certificates which, immediately prior to the Effective Time represented outstanding shares of Raritan Common Stock (the "Certificates"), a mutually agreed upon letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the Certificates in exchange for United Common Stock (and cash in lieu of fractional shares) as provided in Section 2.1 hereof.

                  (b) Upon surrender of Certificates for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the Record Holder shall be entitled to promptly receive in exchange for such Certificates the consideration as provided in Section 2.1 hereof and the Certificates so surrendered shall be canceled. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the consideration to which such Record Holder would otherwise be entitled until such Record Holder surrenders the Certificates for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or a bond as may be reasonably required in each case by United. Notwithstanding the time of surrender of the Certificates, Record Holders shall be deemed stockholders of United for all purposes from the Effective Time, except that United shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for United Common Stock. (Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.)

                  (c) After the Effective Time, there shall be no transfers on the stock transfer books of Raritan of the shares of Raritan Common Stock which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer, they shall be canceled and exchanged for the consideration as provided in Section 2.1 hereof.

                  (d) If payment of the consideration pursuant to Section 2.1 hereof is to be made in a name other than that in which the Certificates surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (e) With respect to each outstanding Raritan Option the Exchange Agent shall, after the Effective Time, distribute to the Optionee an amendment to the option grant evidencing the conversion of the grant to an option to purchase United Common Stock in accordance with Section 2.7 hereof.

                  2.3. No Dissenters' Rights. Consistent with the provisions of the DGCL, no stockholder of Raritan shall have appraisal rights with respect to the Merger.

                  2.4. Canceled Shares. Each share of Raritan Common Stock (i) which is held by Raritan as treasury stock or (ii) which is held by Bank or any other direct or indirect subsidiary of Bank (except as trustee or in a fiduciary capacity) or (iii) which is held by United, shall be canceled and retired at the Effective Time.

                  2.5. United Shares. The shares of United Common Stock outstanding at the Effective Time shall not be affected by the Merger, but along with the additional shares of United Common Stock to be issued as provided in
Section 2.1 hereof, shall become the outstanding common stock of the Surviving Corporation.

                  2.6 Anti-Dilution Adjustments. The Exchange Ratio and the Average Pre-Closing Price of United Common Stock shall be appropriately adjusted for any stock split, stock dividend, stock combination, reclassification or similar transaction ("Capital Change") effected by United with respect to United Common Stock between the date hereof and the Effective Time. By way of illustration, the Exchange Ratio determined pursuant to Section 2.1 hereof shall be adjusted upward by 10% (to 1.595) upon the payment of the 10% stock dividend which United declared on September 15, 1998 and which is payable on November 2, 1998 to United shareholders of record as of October 15, 1998. In addition, if United enters into an agreement pursuant to which shares of United Common Stock would be converted, prior to the Effective Time, into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each Raritan stockholder shall be entitled to receive at the Effective Time such number of shares or other securities or amount of obligations of such other corporation as such stockholder would be entitled to receive if the Effective Time had occurred immediately prior to the consummation of such conversion.

                  2.7. Raritan Stock Options. At the Effective Time, each outstanding Raritan Option held by any person (an "Optionee") under the Raritan Option Plans shall be converted into a option to purchase United Common Stock (a "Stock Option"), wherein (x) the right to purchase shares of Raritan Common Stock pursuant to the Raritan Option shall be converted into the right to purchase that same number of shares of United Common Stock multiplied by the Exchange Ratio, (y) the option exercise price per share of United Common Stock shall be the previous option exercise price per share of Raritan Common Stock divided by the Exchange Ratio and (z) in all other material respects the option shall be subject to the same terms and conditions as governed the Raritan Option on which it was based, including the length of time within which the option may be exercised and for any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")), the adjustments shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. Shares of United Common Stock issuable upon exercise of Stock Options shall be covered by an effective registration statement on Form S-8, and United shall file a registration statement on Form S-8 covering such shares as soon as practicable after the Effective Time, but in no event later than 45 days after the Effective Time.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF RARITAN

                  References herein to "Raritan Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by Raritan to United. Raritan hereby represents and warrants to United as follows:

                  3.1.     Corporate Organization.

                  (a) Raritan is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Raritan has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Raritan on a consolidated basis. Raritan is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA").

                  (b) Each of the Subsidiaries of Raritan are listed in the Raritan Disclosure Schedule. The term "Subsidiary", when used in this Agreement with respect to Raritan, means any corporation, joint venture, association, partnership, trust or other entity in which Raritan has, directly or indirectly at least a 50% interest or acts as a general partner. Each Subsidiary of Raritan is duly organized, validly existing and in good standing under the laws of its state of incorporation. The Bank is a New Jersey-chartered stock savings bank whose deposits are insured to the fullest extent permitted by law by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation ("SAIF") for certain deposits, and by the Bank Insurance Fund of the FDIC (the "BIF") for the remaining deposits, in each case to the fullest extent permitted by law. Each Subsidiary of Raritan has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Raritan and its Subsidiaries on a consolidated basis. The Raritan Disclosure Schedule sets forth true and complete copies of the Certificates of Incorporation or Charter, as the case may be, and Bylaws of Raritan and each Raritan Subsidiary as in effect on the date hereof. Except as set forth in the Raritan Disclosure Schedule, Raritan does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and owns no real estate, except (i) residential real estate acquired through foreclosure or deed in lieu of foreclosure in each individual instance with a fair market value less than $500,000 and (ii) real estate used for its banking premises.

                  3.2.     Capitalization.

                  The authorized capital stock of Raritan consists of 3,500,000 shares of Raritan Common Stock and 2,00,000 shares of preferred stock, $.01 par value per share ("Raritan Preferred Stock"). As of the date hereof, there were 2,373,569 shares of Raritan Common Stock issued and outstanding, and 214,405 shares issued and held in the treasury, and no shares of Raritan Preferred Stock outstanding. As of the date hereof, there were 264,812 shares of Raritan Common Stock issuable upon exercise of outstanding Raritan Options (the "Option Shares") granted to, directors and officers of Raritan or the Bank pursuant to the Raritan Option Plans. The Raritan Disclosure Schedule sets forth (i) all options which may be exercised for issuance of Raritan Common Stock and the terms upon which the options may be exercised, and (ii) true and complete copies of each of the Raritan Option Plans and a specimen of each form of agreement pursuant to which any outstanding stock option was granted, including a list of each outstanding stock option issued pursuant thereto. All issued and outstanding shares of Raritan Common Stock, and all issued and outstanding shares of capital stock of each Raritan Subsidiary, have been duly authorized and validly issued, are fully paid, and nonassessable. The authorized capital stock of the Bank consists of 10,000,000 shares of common stock, $2.00 par value and no shares of preferred stock. All of the outstanding shares of capital stock of each Raritan Subsidiary are owned by Raritan and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the Raritan Options and the United Stock Option, neither Raritan nor any Raritan Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Raritan or any Raritan Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  3.3.     Authority; No Violation.

                  (a) Subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of Raritan, and subject to the parties obtaining all necessary regulatory approvals, Raritan and the Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Raritan and the Bank. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of the Bank. Except for the approvals described in paragraph
(b) below, no other corporate proceedings on the part of Raritan or the Bank are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Raritan and the Bank, and constitutes valid and binding obligations of Raritan and the Bank, enforceable against Raritan and the Bank in accordance with its terms, except to the extent that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of New Jersey-chartered savings banks, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief.

                  (b) Neither the execution and delivery of this Agreement by Raritan and the Bank, nor the consummation by Raritan and the Bank of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Raritan and the Bank with any of the terms or provisions hereof, will (i) violate any provision of Raritan's or the Bank's Certificates of Incorporation or Charter, as the case may be, or Bylaws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Raritan or the Bank or any of their respective properties or assets, or (iii) except as set forth in the Raritan Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Raritan or the Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Raritan or the Bank is a party, or by which either or both of them or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually and in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Raritan and its Subsidiaries on a consolidated basis, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the OCC, the Commissioner of Banking and Insurance of the State of New Jersey (together with the Department of Banking and Insurance, the "Commissioner"), the Board of Governors of the Federal Reserve System ("FRB"), the Securities and Exchange Commission ("SEC"), applicable state securities bureaus or commissions, the New Jersey Secretary of State, the Delaware Secretary of State, and the stockholders of Raritan, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Raritan or the Bank in connection with (x) the execution and delivery by Raritan and the Bank of this Agreement and (y) the consummation by Raritan and the Bank of the transactions contemplated hereby and (z) the execution and delivery by the Bank of the Bank Merger Agreement and the consummation by the Bank of the transactions contemplated thereby.

                  3.4.     Financial Statements.

                  (a) The Raritan Disclosure Schedule sets forth copies of the consolidated statements of condition of Raritan as of December 31, 1995, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the periods ended December 31 in each of the three years 1995 through 1997, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Raritan, and the unaudited consolidated statements of condition of Raritan as of June 30, 1998 and related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the six months then ended as reported in Raritan's Quarterly Report on Form 10-Q, filed with the SEC under the Securities and Exchange Act of 1934, as amended (the "1934 Act") (collectively, the "Raritan Financial Statements"). The Raritan Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, and fairly present the consolidated financial condition of Raritan as of the respective dates set forth therein, and the related consolidated statements of income, stockholders' equity and cash flows fairly present the results of the consolidated operations, stockholders' equity and cash flows of Raritan for the respective periods set forth therein.

                  (b) The books and records of Raritan and its Subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the Raritan Financial Statements (including the notes thereto), as of June 30, 1998 neither Raritan nor any of its Subsidiaries had any material liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of Raritan or any of its Subsidiaries. Since June 30, 1998 and to the date hereof, neither Raritan nor any of its Subsidiaries have incurred any material liabilities except in the ordinary course of business and consistent with prudent banking practice, except as specifically contemplated by this Agreement.

                  3.5. Brokerage Fees; Financial Advisor. Other than The Endicott Financial Advisors, L.L.C. ("Endicott"), neither Raritan nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. Copies of Raritan's agreements with Endicott are set forth in the Raritan Disclosure Schedule. Endicott has delivered to Raritan its written opinion with respect to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of Raritan in the Merger. There are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by Raritan or any of its Subsidiaries other than fees which will be payable by Raritan to Endicott.

                  3.6.     Absence of Certain Changes or Events.
                  (a) There has not been any material adverse change in the business, operations, assets or financial condition of Raritan and its Subsidiaries on a consolidated basis since June 30, 1998 and, to Raritan's knowledge, no facts or conditions exist (other than regional or national economic conditions which affect financial institutions generally) which Raritan believes will cause or is likely to cause such a material adverse change in the future.

                  (b) Except as set forth in the Raritan Disclosure Schedule, neither Raritan nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.2 hereof between June 30, 1998 and the date hereof and Raritan and the Raritan Subsidiaries have conducted their business only in the ordinary course, consistent with past practice.
                  3.7. Legal Proceedings. Except as disclosed in the Raritan Disclosure Schedule, neither Raritan nor any of its Subsidiaries is a party to any, and there are no pending or, to Raritan's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature ("Legal Proceedings") against Raritan or any of its Subsidiaries. Except as disclosed in the Raritan Disclosure Schedule, neither Raritan nor any of its Subsidiaries is a party to any order, judgment or decree entered against Raritan or any Raritan Subsidiary in any Legal Proceeding.

                  3.8.     Taxes and Tax Returns.

                  (a) Raritan and each Raritan Subsidiary have duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and each has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to United in writing). Raritan and each Raritan Subsidiary have established (and until the Effective Time will establish) on their books and records reserves for the payment of all federal, state and local taxes not yet due and payable, but incurred in respect of Raritan or any Raritan Subsidiary through such date, which reserves are, to the knowledge of Raritan, adequate for such purposes. Except as set forth in the Raritan Disclosure Schedule, the federal income tax returns of Raritan and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the Raritan Disclosure Schedule, the applicable state income tax returns of Raritan and its Subsidiaries have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the knowledge of Raritan, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, taxes or assessments upon Raritan or any of its Subsidiaries, nor has Raritan or any of its Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                  (b) Except as set forth in the Raritan Disclosure Schedule, neither Raritan nor any of its Subsidiaries (i) has requested any extension of time within which to file any tax Return which Return has not since been filed,
(ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Raritan or any Raritan Subsidiary (nor does Raritan have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  3.9.     Employee Benefit Plans.

                  (a) Except as disclosed in the Raritan Disclosure Schedule, neither Raritan nor any of its Subsidiaries maintains or contributes to any "employee pension benefit plan", within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Raritan Pension Plans"), "employee welfare benefit plan", within the meaning of
Section 3(1) of ERISA (the "Raritan Welfare Plans"), stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. Neither Raritan nor any of its Subsidiaries has, since September 2, 1974, contributed to any "Multiemployer Plan", within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.

                  (b) Raritan has delivered to United in the Raritan Disclosure Schedule a complete and accurate copy of each of the following with respect to each of the Raritan Pension Plans and Raritan Welfare Plans: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any;
(iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500.

                  (c) The present value of all accrued benefits both vested and non-vested under each of the Raritan Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such Raritan Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To the best of Raritan's knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

                  (d) During the last six years, the Pension Benefit Guaranty Corporation (the "PBGC") has not asserted any claim for liability against Raritan or any of its Subsidiaries which has not been paid in full.

                  (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each Raritan Pension Plan have been paid. All contributions required to be made to each Raritan Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of Raritan and its Subsidiaries which have not been paid have been properly recorded on the books of Raritan and its Subsidiaries.

                  (f) Except as disclosed on the Raritan Disclosure Schedule, each of the Raritan Pension Plans, the Raritan Welfare Plans and each other plan and arrangement identified on the Raritan Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter, which takes into account the Tax Reform Act of 1986 and subsequent legislation through the date of such determination letter, with respect to each of the Raritan Pension Plans and Raritan is not aware of any fact or circumstance which would disqualify any such plan, that could not be retroactively corrected (in accordance with the procedures of the IRS).

                  (g) To the knowledge of Raritan, within the past two plan years no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the Raritan Welfare Plans or Raritan Pension Plans.

                  (h) No Raritan Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events", within the meaning of Section 4034(b) of ERISA, with respect to any of the Raritan Pension Plans.

                  (i) To the knowledge of Raritan, no "accumulated funding deficiency", within the meaning of Section 412 of the Code, has been incurred with respect to any of the Raritan Pension Plans.

                  (j) There are no pending, or, to the knowledge of Raritan, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Raritan Pension Plans or the Raritan Welfare Plans, any trusts related thereto or any other plan or arrangement identified in the Raritan Disclosure Schedule.

                  (k) Except as disclosed in the Raritan Disclosure Schedule, no Raritan Pension or Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any Raritan Pension Plan.

                  (l) Except with respect to customary health, life and disability benefits or as disclosed in the Raritan Disclosure Schedule, there are no unfunded benefits obligations which are not accounted for by reserves shown on the Raritan Financial Statements and established under GAAP, or otherwise noted on such financial statements.

                  (m) Except as disclosed in the Raritan Disclosure Schedule, with respect to each Raritan Pension and Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of Raritan or any Raritan Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

                  (n) Except as hereafter agreed to by United in writing or as disclosed on the Raritan Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Raritan or any Raritan Subsidiary to severance pay, unemployment compensation or any similar payment, or (ii) accelerate the time of payment, accelerate the vesting, or increase the amount, of any compensation or benefits due to any current employee or former employee under any Raritan Pension Plan or Raritan Welfare Plan.

                  3.10.    Reports.

                  (a) The Raritan Disclosure Schedule lists, and as to item (i) below Raritan has previously delivered or made available to United a complete copy of, each (i) final registration statement, prospectus, annual, quarterly or special report and definitive proxy statement filed by Raritan since January 1, 1995 pursuant to the Securities Act of 1933, as amended ("1933 Act"), or the 1934 Act and (ii) communication (other than general advertising materials, press releases and dividend checks) mailed by Raritan to its shareholders as a class since January 1, 1995.

                  (b) Since January 1, 1995, (i) Raritan has filed all reports that it was required to file with the SEC under the 1934 Act, and (ii) Raritan and the Bank each has duly filed all material forms, reports and documents which they were required to file with each agency charged with regulating any aspect of their business, in each case in form which was correct in all material respects, and, subject to permission from such regulatory authorities, Raritan promptly will deliver or make available to United accurate and complete copies of such reports. As of their respective dates, each such form, report, or document referred to in either of clauses (i) or (ii) above, and each final registration statement, prospectus, annual, quarterly or special report, definitive proxy statement or communication referred to in either of clauses (i) or (ii) of paragraph (b) above, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information contained in any such document as of a later date shall be deemed to modify information as of an earlier date. The Raritan Disclosure Schedule lists the dates of all examinations of Raritan or the Bank conducted by either the Commissioner or the FDIC since January 1, 1995 and the dates of any responses thereto submitted by Raritan or the Bank.

                  3.11. Raritan and Bank Information. The information relating to Raritan and the Bank to be contained in the Joint Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof) to be delivered to stockholders of Raritan and United in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby, as of the dates the Joint Proxy Statement/Prospectus is mailed to stockholders of Raritan and United, respectively, and up to and including the dates of each of the meetings to which such Joint Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.12.    Compliance with Applicable Law.

                  (a) General. Except as set forth in the Raritan Disclosure Schedule, each of Raritan and the Raritan Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Raritan or any of its Subsidiaries (other than where such defaults or non-compliances will not, alone or in the aggregate, result in a material adverse effect on the business, operations, assets or financial condition of Raritan and its Subsidiaries on a consolidated basis) and Raritan has not received notice of violation of, and does not know of any violations of, any of the above.

                  (b) CRA. Without limiting the foregoing, to its knowledge the Bank has complied in all material respects with the Community Reinvestment Act ("CRA") and Raritan has received no written notice that any person or group would object to the consummation of a merger involving the Bank due to the CRA performance of or rating of the Bank. Except as listed on the Raritan Disclosure Schedule to the knowledge of the Bank, no person or group has adversely commented upon the Bank's CRA performance. The most recent CRA rating received by the Bank was "Satisfactory."

                  3.13.    Certain Contracts.

                  (a) Except as disclosed in the Raritan Disclosure Schedule under this Section or Section 3.5, (i) neither Raritan nor any Raritan Subsidiary is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Raritan or any Raritan Subsidiary to any officer, employee, director or consultant thereof. The Raritan Disclosure Schedule sets forth true and correct copies of all employment agreements or termination agreements with officers, employees, directors, or consultants to which Raritan or any Raritan Subsidiary is a party.

                  (b) Except as  disclosed in the Raritan  Disclosure  Schedule,
(i) as of the date of this Agreement, neither Raritan nor any Raritan Subsidiary is a party to or bound by any commitment, agreement or other instrument which contemplates the payment by Raritan or any Raritan Subsidiary of amounts in excess of $100,000, or which has a term extending beyond November 1, 1998 and cannot be terminated by Raritan or its subsidiary without consent of the other party thereto, (ii) no commitment, agreement or other instrument to which Raritan or any Raritan Subsidiary is a party or by which any of them is bound limits the freedom of Raritan or any Raritan Subsidiary to compete in any line of business or with any person, and (iii) neither Raritan nor any Raritan Subsidiary is a party to any collective bargaining agreement.

                  (c) Except as disclosed in the Raritan Disclosure Schedule, neither Raritan nor any Raritan Subsidiary nor, to the knowledge of Raritan, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment or arrangement.

                  3.14.    Properties and Insurance.

                  (a) Raritan and its Subsidiaries have good, and as to owned real property marketable, title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Raritan's consolidated balance sheet as of June 30, 1998, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 1998), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Raritan and its Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to United prior to the date hereof. Raritan and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them.

                  (b) The Raritan Disclosure Schedule lists all policies of insurance and bonds covering business operations and all insurable properties and assets of Raritan and its Subsidiaries showing all risks insured against, in each case under valid, binding and enforceable policies or bonds, with such amounts and such deductibles as are specified. As of the date hereof, neither Raritan nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  3.15. Minute Books. The minute books of Raritan and its Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

                  3.16. Environmental Matters. Except as set forth in the Raritan Disclosure Schedule:

                  (a) Neither Raritan nor any Raritan Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Raritan or such Raritan Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of Raritan and the Raritan Subsidiaries taken as a whole. Raritan has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by Raritan or any Raritan Subsidiary, as OREO or otherwise, or owned or controlled by Raritan or any Raritan Subsidiary as a trustee or fiduciary (collectively, "Properties"), in any manner that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials.

                  (b) Raritan has no knowledge that any of the Properties has been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of Raritan and the Raritan Subsidiaries taken as a whole.

                  (c) To the knowledge of Raritan, there are no underground storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any of the Properties while the property was owned, operated or controlled by Raritan or any Raritan Subsidiary.

                  3.17. Reserves. The reserve for loan and lease losses in the June 30, 1998 Raritan Financial Statements was, to Raritan's knowledge, adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all then known or anticipated loan losses.

                  3.18. No Excess Parachute Payments. Except as disclosed in the Raritan Disclosure Schedule, no officer, director, employee or agent (or former officer, director, employee or agent) of Raritan or any Raritan Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement, the Merger or the Bank Merger, to any payment or benefit from Raritan, a Raritan Subsidiary, United or UNB which if paid or provided would constitute an "excess parachute payment", as defined in Section 280G of the Code or regulations promulgated thereunder.

                  3.19. Year 2000 Compliance. Raritan and the Raritan Subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by Raritan and the Raritan Subsidiaries to be substantially Year 2000 compliant on or before the end of 1999 and, except as set forth in the Raritan Disclosure Schedule, Raritan does not expect the future cost of addressing such issues to be material. Neither Raritan nor any Raritan Subsidiary has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance.

                  3.20. Agreements with Bank Regulators. Except as disclosed in the Raritan Disclosure Schedule, neither Raritan nor any Raritan Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to United by Raritan prior to the date of this Agreement, nor has Raritan been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to United by Raritan prior to the date of this Agreement. Neither Raritan nor any Raritan Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to United by Raritan prior to the date of this Agreement.

                  3.21.  Disclosure.  No representation or warranty contained in
Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF UNITED

                  References herein to the "United Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of
Article IV of this Agreement, which have been delivered on the date hereof by United to Raritan. United hereby represents and warrants to Raritan as follows:

                  4.1.     Corporate Organization.

                  (a) United is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. United has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of United or its Subsidiaries (defined below). United is registered as a bank holding company under the BHCA.

                  (b) Each of the  Subsidiaries  of  United  are  listed  in the
United Disclosure Schedule. The term "Subsidiary" when used in this Agreement with reference to United, means any corporation, joint venture, association, partnership, trust or other entity in which United has, directly or indirectly, at least a 50% interest or acts as a general partner. Each Subsidiary of United is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. UNB is a national bank whose deposits are insured by the SAIF for certain deposits, and by the BIF for the remaining deposits, in each case to the fullest extent permitted by law. Each Subsidiary of United has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of United and its Subsidiaries.

                  4.2. Capitalization. The authorized capital stock of United consists of 16,000,000 shares of United Common Stock and 1,000,000 shares of preferred stock ("United Preferred Stock"). As of June 30, 1998, there were 9,375,345 shares of United Common Stock issued and outstanding, including 94,303 treasury shares and 2,700 shares of restricted stock granted under the United National Bancorp Long Term Stock Based Incentive Plan (the "United Option Plan"), and there were no shares of United Preferred Stock outstanding. Since June 30, 1998, to and including the date of this Agreement, no additional shares of United Common Stock have been issued except in connection with exercises of options granted under the United Option Plan or grants of restricted stock under the United Option Plan. As of June 30, 1998, except for 399,772 shares of United Common Stock issuable upon exercise of outstanding stock options granted pursuant to the United Option Plan and the Non-Employee Director Stock Option Plan (the "United Director Option Plan"), there were no shares of United Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of United Common Stock, and all issued and outstanding shares of capital stock of United's Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of United's Subsidiaries are owned by United free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the options referred to above under the United Option Plan and the United Director Option Plan, neither United nor any of United's Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of United or United's Subsidiaries or any securities representing the right to otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares. No additional grants of awards, or exercises of outstanding awards, under the United Option Plan or United Director Option Plan, or repurchases of United Common Stock, prior to the Effective Time shall be required to be disclosed or reported to Raritan to keep the representations in this section true or correct.

                  4.3.     Authority; No Violation.

                  (a) United and UNB have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. United has a sufficient number of authorized but unissued shares of United Common Stock to pay the consideration for the Merger set forth in Article II of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of United and UNB. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of UNB. No other corporate proceedings on the part of United and UNB are necessary to consummate the transactions contemplated hereby (except for the approval by United of the Bank Merger Agreement and except for any shareholder approval that may be required by the NASDAQ/NMS listing rules). This Agreement has been duly and validly executed and delivered by United and UNB and constitutes a valid and binding obligation of United and UNB, enforceable against United and UNB in accordance with its terms, except to the extent that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of federally-chartered banks, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief.

                  (b) Neither the execution or delivery of this Agreement nor the consummation by United and UNB of the transactions contemplated hereby in accordance with the terms hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of United or the Articles of Association or Bylaws of UNB, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to United or UNB or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of United or UNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which United or UNB is a party, or by which United or UNB or any of their properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of United and United's Subsidiaries on a consolidated basis, or the ability of United and UNB to consummate the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the OCC, the OTS, the FRB, the New Jersey Secretary of State, the Delaware Secretary of State, the SEC, or applicable state securities bureaus or commissions, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of United or UNB in connection with
(a) the execution and delivery by United or UNB of this Agreement, (b) the consummation by United of the Merger and the other transactions contemplated hereby and (c) the execution and delivery by UNB of the Bank Merger Agreement and the consummation by UNB of the Bank Merger and other transactions contemplated thereby. To United's knowledge, no fact or condition exists which United has reason to believe will prevent it or UNB from obtaining the aforementioned consents and approvals.

                  4.4.     Financial Statements.

                  (a) United has previously delivered to Raritan copies of the consolidated statements of financial condition of United as of December 31, 1995, 1996 and 1997, the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31 in each of the three fiscal years 1995 through 1997, in each case accompanied by the audit report of KPMG Peat Marwick LLP, the current independent public accountants with respect to United, or Arthur Andersen, LLP, previously the independent public accountants with respect to United, and the unaudited consolidated statements of condition of United as of June 30, 1998 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the six months then ended as reported in United's Quarterly Report on Form 10-Q, filed with the SEC under the 1934 Act (collectively, the "United Financial Statements"). The United Financial Statements (including the related notes), have been prepared in accordance with GAAP consistently applied during the periods involved (except as approved by such independent public accountants and disclosed therein), and fairly present the consolidated financial position of United as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and of cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in stockholders' equity and of cash flows of United for the respective fiscal periods set forth therein.

                  (b) The books and records of United and its subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the United Financial Statements (including the notes thereto), as of June 30, 1998 neither United nor any of its Subsidiaries had or has, as the case may be, any material obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of United or any of its Subsidiaries and which are required by GAAP to be disclosed in the United Financial Statements. Since June 30, 1998, neither United nor any of its Subsidiaries have incurred any material liabilities, except in the ordinary course of business and consistent with prudent banking practice.

                  4.5. Brokerage Fees. Except as set forth in the United Disclosure Schedule, neither United nor UNB nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

                  4.6. Absence of Certain Changes or Events. There has not been any material adverse change in the business, operations, assets or financial condition of United and United's Subsidiaries on a consolidated basis since June 30, 1998 and to United's knowledge, no fact or condition exists (other than regional or national economic conditions which affect financial institutions generally) which United believes will cause or is likely to cause such a material adverse change in the future.

                  4.7. United Information. The information relating to United and its subsidiaries, this Agreement and the transactions contemplated hereby in the Registration Statement and Joint Proxy Statement/Prospectus (as defined in
Section 5.6(a) hereof), as of the dates of the mailing of the Joint Proxy Statement/Prospectus to shareholders of United and Raritan, respectively, and up to and including the dates of each meeting to which such Joint Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  4.8. Capital Adequacy. As of the date of this Agreement each of United and UNB has, and at the Effective Time, after taking into effect the Merger and the transactions contemplated hereunder, each of United and UNB will have, sufficient capital to satisfy all applicable regulatory capital requirements.

                  4.9. United Common Stock. At the Effective Time, the United Common Stock to be issued pursuant to the terms of Section 2.1, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through United, with no personal liability attaching to the ownership thereof.

                  4.10. Legal Proceedings. Except as disclosed in the United Disclosure Schedule, neither United nor its Subsidiaries is a party to any, and there are no pending or, to United's knowledge, threatened, Legal Proceedings against United or any of its Subsidiaries which, if decided adversely to United, or any of its Subsidiaries, would have a material adverse effect on the business, operations, assets or financial condition of United and its Subsidiaries on a consolidated basis. Except as disclosed in the United Disclosure Schedule, neither United nor any of United's Subsidiaries is a party to any order, judgment or decree entered against United or any such Subsidiary in any Legal Proceeding which would have a material adverse effect on the business, operations, assets or financial condition of United and its Subsidiaries on a consolidated basis.

                  4.11. Taxes and Tax Returns. United and its Subsidiaries have duly filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and have duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith. United and its Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves for the payment of all federal, state and local taxes not yet due and payable, but incurred in respect of United and its Subsidiaries through such date, which reserves are, to the knowledge of United, adequate for such purposes. No deficiencies exist or have been asserted based upon the federal income tax returns of United and UNB.

                  4.12.    Employee Benefit Plans.

                  (a) United and its Subsidiaries maintain or contribute to certain "employee pension benefit plans" (the "United Pension Plans"), as such term is defined in Section 3 of ERISA, and "employee welfare benefit plans" (the "United Welfare Plans"), as such term is defined in Section 3 of ERISA. Since September 2, 1974, neither United nor its Subsidiaries have contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

                  (b) Each of the United Pension Plans and each of the United Welfare Plans has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

                  (c) The present value of all accrued benefits both vested and non-vested under each of the United Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such United Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To the best of United's knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

                  (d) During the last six years, the PBGC has not asserted any claim for liability against United or any of its Subsidiaries which has not been paid in full.

                  (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each United Pension Plan have been paid. All contributions required to be made to each United Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of United and its Subsidiaries which have not been paid have been properly recorded on the books of United and its Subsidiaries.

                  (f) Except as disclosed on the United Disclosure Schedule, each of the United Pension Plans, the United Welfare Plans and each other plan and arrangement identified on the United Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter, which takes into account the Tax Reform Act of 1986 and subsequent legislation through the date of such determination letter, with respect to each of the United Pension Plans and United is not aware of any fact or circumstance which would disqualify any such plan, that could not be retroactively corrected (in accordance with the procedures of the IRS).

                  (g) To the knowledge of United, within the past two plan years no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the United Welfare Plans or United Pension Plans.

                  (h) No United Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events", within the meaning of Section 4034(b) of ERISA, with respect to any of the United Pension Plans.

                  (i) To the knowledge of United, no "accumulated funding deficiency", within the meaning of Section 412 of the Code, has been incurred with respect to any of the United Pension Plans.

                  4.13.    Reports.

                  (a) Each communication mailed by United to its stockholders since January 1, 1995, and each annual, quarterly or special report, proxy statement or communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the applicable regulatory agency and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that disclosures as of a later date shall be deemed to modify disclosures as of an earlier date.

                  (b) Since January 1, 1995, (i) United has filed all reports that it was required to file with the SEC under the 1934 Act, and (ii) United and UNB each has duly filed all material forms, reports and documents which they were required to file with each agency charged with regulating any aspect of their business, in each case in form which was correct in all material respects, and, subject to permission from such regulatory authorities, United promptly will deliver or make available to Raritan accurate and complete copies of such reports. As of their respective dates, each such form, report, or document referred to in either of clauses (i) or (ii) above, and each final registration statement, prospectus, annual, quarterly or special report, definitive proxy statement or communication referred to in either of clauses (i) or (ii) of paragraph (b) above, complied in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information contained in any such document as of a later date shall be deemed to modify information as of an earlier date. The United Disclosure Schedule lists the dates of all examinations of United or UNB conducted by either the OCC or the FDIC since January 1, 1995 and the dates of any responses thereto submitted by United or UNB.

                  4.14. Compliance with Applicable Law. United and its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority or the NASDAQ/NMS relating to United and its Subsidiaries (other than where such default or non-compliance will not result in a material adverse effect on the business, operations, assets or financial condition of United and its Subsidiaries on a consolidated basis) and United has not received notice of violations of, and does not know of any violations (other than violations which will not, alone or in the aggregate, result in a material adverse effect on the business operations, assets or financial condition of United and its Subsidiaries on a consolidated basis) of, any of the above. Without limiting the foregoing, to its knowledge UNB has complied in all material respects with the CRA and United has received no written notice that any person or group would object to the consummation of a merger involving UNB due to the CRA performance or rating of UNB. To the knowledge of United, except as listed on the United Disclosure Schedule, no person or group has adversely commented upon UNB's CRA performance. The most recent CRA rating received by UNB was "Satisfactory."

                  4.15.    Properties and Insurance.

                  (a) United and its Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in United's consolidated balance sheet as of June 30, 1998, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 1998). United and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by them in all material respects as presently occupied, used, possessed and controlled by them.

                  (b) The business operations and all insurable properties and assets of United and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of United should be insured against, in each case under valid, binding and enforceable policies or bonds, with such deductibles and against such risks and losses as are in the opinion of the management of United adequate for the business engaged in by United and its Subsidiaries. As of the date hereof, neither United nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  4.16. Minute Books. The minute books of United and its Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

                  4.17. Environmental Matters. Except as disclosed in the United Disclosure Schedule, neither United nor any of its Subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that United or any of its Subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or clean-up of any condition material to the business, operations, assets or financial condition of United or its Subsidiaries. Except as disclosed in the United Disclosure Schedule, United has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property owned or leased by United or any of its Subsidiaries, as OREO or otherwise, or owned or controlled by United or any of its Subsidiaries as a trustee or fiduciary in any manner, that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of United and its Subsidiaries on a consolidated basis.

                  4.18. Reserves. The allowance for possible loan and lease losses in the June 30, 1998 United Financial Statements was, to United's knowledge, adequate at the time based upon past loan loss experiences and potential losses in the portfolio at the time to cover all then known or anticipated loan losses.

                  4.19. Year 2000 Compliance. United and the United Subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by United and the United Subsidiaries to be substantially Year 2000 compliant on or before the end of 1999 and United does not expect the future cost of addressing such issues to be material. Neither United nor any United Subsidiary has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance.

                  4.20. Agreements with Bank Regulators. Except as disclosed in the United Disclosure Schedule, neither United nor any United Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to Raritan by United prior to the date of this Agreement, nor has United been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to Raritan by United prior to the date of this Agreement. Neither United nor any United Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to Raritan by United prior to the date of this Agreement.

                  4.21. Disclosures.  No representation or warranty contained in
Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

                  5.1. Conduct of the Business of Raritan. During the period from the date of this Agreement to the Effective Time, Raritan shall, and shall cause each of its Subsidiaries to, conduct its respective business and engage in transactions permitted hereunder only in the ordinary course and consistent with prudent banking practice, except with the prior written consent of United, which consent will not be unreasonably withheld. Raritan also shall use all reasonable efforts to (i) preserve its business organization and that of each Raritan Subsidiary intact, (ii) keep available to itself the present services of its employees and those of its Subsidiaries, provided that neither Raritan nor any of its Subsidiaries shall be required to take any unreasonable or extraordinary act or any action which would conflict with any other term of this Agreement,
(iii) preserve for itself and United the goodwill of its customers and those of its Subsidiaries and others with whom business relationships exist, and (iv) take any action which United may reasonably request in order to cause the Merger to qualify as a pooling of interests for accounting purposes including, without limitation, reissuing "tainted" shares of Raritan Common Stock if United so requests.

                  5.2.     Negative Covenants and Dividend Covenants.

                  (a) Raritan agrees that from the date hereof to the Effective Time, except as set forth in Section 5.2 of the Raritan Disclosure Schedule or as otherwise approved by United in writing or as permitted or required by this Agreement, it will not, nor will it permit any of its Subsidiaries to:

                  (i) change any provision of its Certificate of Incorporation or Charter, as the case may be, or Bylaws or any similar governing documents;

                  (ii) except for the issuance of Raritan Common Stock pursuant to the present terms of the outstanding Raritan Options and the United Stock Option and as disclosed in the Raritan Disclosure Schedule, change the number of shares of its authorized or issued common or preferred stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Raritan or any Raritan Subsidiary or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of such capital stock, other than Raritan's regular quarterly cash dividends in amounts not to exceed $0.15 per calendar quarter, with the dividend payment dates to be coordinated with United, it being the intention of the parties that the shareholders of Raritan receive dividends for any particular calendar quarter on either the Raritan Common Stock or the United Common Stock acquired in exchange therefor pursuant to the terms of this Agreement but not both; provided further, that nothing contained herein shall be deemed to affect the ability of the Bank to pay dividends on its capital stock to Raritan;

                  (iii) grant any severance or termination pay (other than pursuant to agreements or policies of Raritan in effect on the date hereof and disclosed in the Raritan Disclosure Schedule or as agreed to by United in writing) to, or enter into or amend any employment agreement with, any of its directors, officers or employees, adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement; or award any increase in compensation or benefits to its directors, officers or employees;

                  (iv) sell or dispose of any substantial amount of assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies;

                  (v) make any capital expenditures other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to United;

                  (vi) file any applications or make any contract with respect to branching or site location or relocation.

                  (vii) agree to acquire in any manner whatsoever (other than to foreclose on collateral for a defaulted loan) any business or entity;

                  (viii) make any material change in its accounting methods or practices, other than changes required in accordance with GAAP;

                  (ix) take any action that would result in any of the representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time; or

                  (x) agree to do any of the foregoing.

                  (b) United agrees that from the date hereof to the Effective Time, except as otherwise approved by Raritan in writing or as permitted or required by this Agreement, it will not, nor will it permit any of its Subsidiaries to:

                  (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or that may result in any condition, agreement or covenant set forth in this Agreement not being satisfied;

                  (ii) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code or as a pooling of interests for accounting purposes;

                  (iii) consolidate with or merge with any other person or entity in which United is not the surviving entity, or convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless such person or entity shall expressly assume the obligations of United under this Agreement; or

                  (iv) authorize or enter into any agreement or commitment to do any of the foregoing.

                  5.3. No Solicitation. So long as this Agreement remains in effect, Raritan and the Bank shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than United) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving Raritan or the Bank (an "Acquisition Transaction"). Notwithstanding the foregoing, Raritan may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Raritan, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. Raritan shall promptly communicate to United the terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

                  5.4. Current Information. During the period from the date of this Agreement to the Effective Time, Raritan will cause one or more of its designated representatives to confer on a monthly basis, or on such other schedule as the parties may mutually agree upon, with representatives of United regarding Raritan's business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. Without limiting the foregoing, promptly, but in any event within 30 days, after granting any new loan or extension of credit, or any renewal of an existing loan or extension of credit, in excess of $250,000, Raritan and the Bank will send United a description thereof, and thereafter Raritan will promptly send to United copies of such documents relating thereto as United shall reasonably request. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year) ending after the date of this Agreement, Raritan will deliver to United the Bank's call reports filed with the FDIC and Raritan's quarterly reports on Form 10-Q as filed with the SEC under the 1934 Act, and United will deliver to Raritan United's quarterly reports on Form 10-Q, as filed with the SEC under the 1934 Act, and UNB's call reports filed with the OCC and the FDIC. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, Raritan will deliver to United and United will deliver to Raritan their respective year end financial statements and related reports to shareholders and regulatory agencies.

                  5.5.     Access to Properties and Records; Confidentiality.

                  (a) Raritan and the Bank shall permit United and its agents and representatives, including, without limitation, officers, directors, employees, attorneys, accountants and financial advisors (collectively, "Representatives"), and United and UNB shall permit Raritan and its Representatives, reasonable access to their respective properties, and shall disclose and make available to United and its Representatives or Raritan and its Representatives as the case may be, all books, papers and records relating to their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, independent auditors' work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects in which United and its Representatives or Raritan and its Representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment or, in the case of a document which is subject to an attorney client privilege, would compromise the right of the disclosing party to claim that privilege. The parties will use all reasonable efforts to obtain waivers of any such restriction (other than the attorney client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Raritan acknowledges that United may be involved in discussions concerning other potential acquisitions and United shall not be obligated to disclose such information to Raritan except as such information is publicly disclosed by United.

                  (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby, shall be kept confidential and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party's Representatives shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes or any other purposes not expressly permitted hereby. Each party shall inform its Representatives of the terms of this Section 5.5. Any breach of this Section 5.5 by a Representative of a party hereto shall conclusively be deemed to be a breach thereof by such party. In the event that the Merger contemplated hereby is abandoned, all documents, notes and other writings prepared by a party hereto or its Representatives based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public;
(C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal, regulatory or examination requirement or in accordance with an order of a court of competent jurisdiction.

                  (c) In addition to all other remedies that may be available to any party hereto in connection with a breach by any other party hereto of its or its Representative's obligations under this Section 5.5, each party hereto shall be entitled to specific performance and injunctive and other equitable relief with respect to this Section 5.5. Each party hereto waives, and agrees to use all reasonable efforts to cause its Representatives to waive, any requirement to secure or post a bond in connection with any such relief.

                  5.6.     Regulatory Matters.

                  (a) For the purposes of holding the meetings of Raritan stockholders and United shareholders referred to in Section 5.7 hereof and registering or otherwise qualifying under applicable federal and state securities laws United Common Stock to be issued to Record Holders and Optionees in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by United of a Registration Statement with the SEC which shall include an appropriate joint proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the 1933 Act, the 1934 Act and applicable state securities laws and the rules and regulations thereunder. (Such joint proxy statement and prospectus in the form mailed by Raritan to the Raritan stockholders and Optionees together with any and all amendments or supplements thereto, and in the form mailed by United to the United shareholders together with any and all amendments or supplements thereto, is collectively herein referred to as the "Joint Proxy Statement/Prospectus" and the various documents to be filed by United under the 1933 Act with the SEC to register for sale the United Common Stock to be issued to Record Holders and Optionees, including the Proxy Statement/Prospectus, are referred to herein as the "Registration Statement").

                  (b) United shall furnish information concerning United and the Merger as is necessary in order to cause the Joint Proxy Statement/Prospectus, insofar as it relates to United and the Merger, to comply with Section 5.6(a) hereof. United agrees promptly to advise Raritan if at any time prior to the Raritan stockholder meeting referred to in Section 5.7 hereof, any information provided by United in the Joint Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Raritan with the information needed to correct such inaccuracy or omission. United shall furnish Raritan with such supplemental information as may be necessary in order to cause the Joint Proxy Statement/Prospectus, insofar as it relates to United and the Merger, to comply with Section 5.6(a) after the mailing thereof to Raritan stockholders and United shareholders.

                  (c) Raritan shall furnish United with such information concerning Raritan and the Bank as is necessary in order to cause the Joint Proxy Statement/Prospectus, insofar as it relates to such corporations, to comply with Section 5.6(a) hereof. Raritan agrees promptly to advise United if, at any time prior to either of the meetings referred to in Section 5.6(a) hereof, information provided by Raritan in the Joint Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide United with the information needed to correct such inaccuracy or omission. Raritan shall furnish United with such supplemental information as may be necessary in order to cause the Joint Proxy Statement/Prospectus, insofar as it relates to Raritan and the Bank, to comply with Section 5.6(a) after the mailing thereof to Raritan stockholders and United shareholders.

                  (d) United shall promptly make such filings as are necessary in connection with the offering of the United Common Stock pursuant to the Merger with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of the United Common Stock under applicable state securities laws at the earliest practicable date. Raritan shall promptly furnish United with such information regarding the Raritan stockholders as United requires to enable it to determine what filings are required hereunder. Raritan authorizes United to utilize in such filings the information concerning Raritan and the Bank provided to United in connection with, or contained in, the Joint Proxy Statement/Prospectus. United shall furnish Raritan with drafts of all such filings, as well as filings with the SEC and all regulatory filings in connection with the Merger, shall provide Raritan with the opportunity to comment thereon, and shall keep Raritan advised of the status thereof. United shall as promptly as practicable file the Registration Statement containing the Joint Proxy Statement/Prospectus with the SEC, and each of United and Raritan shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Joint Proxy Statement/Prospectus.

                  (e) United shall cause the United Common Stock to be issued in connection with the Merger to be listed on the NASDAQ/NMS.

                  (f) The parties hereto will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the OCC, the Commissioner, the State of New Jersey, the FDIC and the FRB. The parties shall each have the right to review in advance (and shall do so promptly) all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement. The parties hereto shall use reasonable business efforts to file for approval or waiver by the appropriate bank regulatory agencies within 60 days of the date hereof.

                  (g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

                  (h) Raritan acknowledges that United is in or may be in the process of acquiring other banks and financial institutions and that in connection with such acquisitions, information concerning Raritan may be required to be included in the registration statements, if any, for the sale of securities of United or in SEC reports in connection with such acquisitions. Raritan agrees to provide United with any information, certificates, documents or other materials about Raritan as are reasonably necessary to be included in such other SEC reports or registration statements, including registration statements which may be filed by United prior to the Effective Time. Raritan shall use its reasonable efforts to cause its attorneys and accountants to provide United and any underwriters for United with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. United shall reimburse Raritan for reasonable expenses thus incurred by Raritan should this Agreement be terminated for any reason. United shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding Raritan unless Raritan shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

                  (i) Between the date of this Agreement and the Effective Time, Raritan shall cooperate with United to be in a position as of the Effective Time to reasonably conform Raritan's policies and procedures regarding applicable regulatory matters to those of United as United may reasonably identify to Raritan from time to time.

                  5.7.     Approval of Stockholders.

                  (a) Raritan will (i) take all steps reasonably necessary duly to call, give notice of, convene and hold a meeting of the stockholders of Raritan as soon as reasonably practicable for the purpose of securing the approval by such stockholders of this Agreement, (ii subject to the fiduciary responsibilities of the Board of Directors of Raritan to the stockholders of Raritan, recommend to the stockholders of Raritan the approval of this Agreement and the transactions contemplated hereby and use all reasonable efforts to obtain, as promptly as practicable, such approvals, and (iii) cooperate and consult with United with respect to each of the foregoing matters. In connection therewith, Raritan will use reasonable efforts to cause each director of Raritan to agree, (x) to vote in favor of the Merger, and (y) take such action as is necessary or is reasonably required by United to consummate the Merger.

                  (b) United will (i) take all steps reasonably necessary duly to call, give notice of, convene and hold a meeting of the stockholders of United as soon as reasonably practicable for the purpose of securing the approval by such stockholders of this Agreement, (ii subject to the fiduciary responsibilities of the Board of Directors of United to the stockholders of United, recommend to the stockholders of United the approval of this Agreement and the transactions contemplated hereby and use all reasonable efforts to obtain, as promptly as practicable, such approvals, and (iii) cooperate and consult with Raritan with respect to each of the foregoing matters. In connection therewith, United will use reasonable efforts to cause each director of United to agree, (x) to vote in favor of the Merger, and (y) take such action as is necessary or is reasonably required by Raritan to consummate the Merger.

                  5.8. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using all reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this section shall be construed to require any party to participate in any threatened or actual Legal Proceedings (other than Legal Proceedings to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

                  5.9. Public Announcements. The parties hereto shall cooperate with each other, and obtain each other's prior approval, in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation or as to which the party releasing such information has used all reasonable efforts to discuss with the other party in advance.

                  5.10. Failure to Fulfill Conditions.  In the event that United or Raritan determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to June 30, 1999 (the "Cutoff Date") and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions United may enter into with other parties, Raritan and United will promptly inform the other of any facts applicable to Raritan or United, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

                  5.11. Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI, no supplement or amendment to such Schedules shall correct or cure any warranty which was untrue when made, but supplements or amendments may be used to disclose subsequent facts or events to maintain the truthfulness of any warranty.

                  5.12     Transaction Expenses of Raritan.

                  (a) To the extent not already done, Raritan shall promptly, but in any event within 30 days, after the execution of this Agreement ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements, and request that its professionals render monthly invoices within 30 days after the end of each month. Raritan shall accrue and/or pay all of such amounts as soon as possible.

                  (b) United and Raritan  shall  jointly  make all  arrangements
with    respect   to   the   printing   and   mailing   of   the   Joint   Proxy
Statement/Prospectus.

                  5.13. Closing. The parties hereto shall cooperate and use reasonable efforts to try to cause the Effective Time to occur during January, 1999.

                  5.14.    Indemnification.

                  (a) For a period of six years after the Effective Time, United shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of Raritan or the Bank (collectively, the "Indemnitees") against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director or officer of Raritan or the Bank or acted as a director or officer of a third party at the written request of Raritan or the Bank, in connection with, arising out of or relating to any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against Raritan or the Bank or any of their respective affiliates, or by any former or present shareholder of Raritan or the Bank (each a "Claim" and collectively, "Claims"), including, without limitation, any Claim which is based upon, arises out of or in any way relates to the Merger, the Joint Proxy Statement/Prospectus, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee's service as a member of the Board of Directors of Raritan or the Bank or any committee of such board, the events leading up to the execution of this Agreement, any statement, announcement, recommendation or solicitation made in connection therewith or related thereto (or the absence of any of the foregoing) and any breach of any duty in connection with any of the foregoing, in each case to the fullest extent which Raritan or the Bank, as the case may be, would have been permitted under any applicable law and its Certificate of Incorporation and By-Laws had the Merger not occurred (and United shall also advance expenses as incurred to the fullest extent so permitted).

                  (b) From and after the Effective Time, United shall assume and honor any obligation of Raritan or the Bank immediately prior to the Effective Time with respect to the indemnification of the Indemnitees arising out of the Certificate of Incorporation or By-Laws of Raritan or the Bank or arising out of any written indemnification agreements between Raritan or the Bank and such persons disclosed in the Raritan Disclosure Schedule, as if such obligations were pursuant to a contract or arrangement between United and such Indemnitees, including the obligation to advance expenses pursuant to Raritan's Certificate of Incorporation and Bylaws.

                  (c) In the event  United or any of its  successors  or assigns
(i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of United assume the obligations set forth in this Section 5.14.

                  (d) United shall cause Raritan's and the Bank's officers and directors to be covered, for a period of six years after the Effective Time, under (i) United's then current officers' and directors' liability insurance policy or (ii) an extension of Raritan's or the Bank's existing officers' and directors' liability insurance policy. However, United shall only be required to insure such persons upon terms and for coverages substantially similar to Raritan's or the Bank's existing officers' and directors' liability insurance, as the case may be.

                  (e) Any Indemnitee wishing to claim indemnification under this
Section 5.14 shall promptly notify United upon learning of any Claim, but the failure to so notify shall not relieve United of any liability it may have to such Indemnitee if such failure does not materially prejudice United. In the event of any Claim (whether arising before or after the Effective Time) as to which indemnification under this Section 5.14 is applicable, (x) United shall have the right to assume the defense thereof and United shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if United elects not to assume such defense, or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between United and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and United shall pay the reasonable fees and expenses of such counsel for the Indemnitees as statements therefor are received; provided, however, that United shall be obligated pursuant to this Section 5.14(e) to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waivable by the Indemnitees, and (y) the Indemnitees will cooperate in the defense of any such matter. United shall not be liable for settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 5.14, United shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law or public policy.

                  5.15. New United and UNB Directors. As of the Effective Time, United shall cause its Board of Directors and the UNB Board of Directors to take action to appoint to the Boards of Directors of United and UNB, respectively, at the Effective Time, Arlyn D. Rus and one other current Raritan director who shall be proposed by Raritan and approved by United. Such persons will serve on separate classes of the Board of Directors of United and Mr. Rus shall serve as Vice Chairman of the Board of United. As of the Effective Time, United shall cause the UNB Board of Directors to take action to create an advisory Board of Directors and to invite all then directors of Raritan to serve on such advisory board.

                  5.16. Employment Matters. In connection with the Merger, United and Raritan will deal with employment and severance contracts and arrangements with officers and employees of Raritan and the Bank in the manner set forth in Section 5.16 of the

Raritan Disclosure Schedule.


                  5.17. Pooling and Tax-Free Reorganization Treatment. Neither United nor Raritan shall intentionally take, fail to take or cause to be taken or not be taken, any action within its control, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

                  5.18. Raritan Option Plans. From and after the Effective Time, each Raritan Option which is converted to an option to purchase United Common Stock under Section 2.1(b) shall be administered, operated and interpreted by a committee comprised of members of the Board of Directors of United appointed by the Board of Directors of United (including one or more former directors of Raritan). United shall reserve for issuance the number of shares of United Common Stock necessary to satisfy United's obligations.
United shall also register, if not previously registered pursuant to the 1933 Act, the shares authorized for issuance under the Raritan Options so converted.

                  5.19.    Affiliates.

                  (a) Promptly, but in any event within 30 days, after the execution and delivery of this Agreement, (i) Raritan shall deliver to United
(x) a letter identifying all persons who, to the knowledge of Raritan, may be deemed to be affiliates of Raritan under Rule 145 of the 1933 Act, including without limitation all directors and executive officers of Raritan and (y) a letter identifying all persons who, to the knowledge of Raritan, may be deemed to be affiliates of Raritan as that term (affiliate) is used for purposes of qualifying for pooling-of-interests accounting treatment; and (ii) United shall identify to Raritan all persons who, to the knowledge of United, may be deemed affiliates of United as that term (affiliates) is used for purposes of qualifying for pooling-of-interests accounting treatment.

                  (b) Raritan shall cause each director of Raritan to, and Raritan shall use all reasonable efforts to cause each executive officer of Raritan and each other person who may be deemed an affiliate of Raritan (under either Rule 145 of the 1933 Act or the accounting treatment rules) to, execute and deliver to United within 30 days after the execution and delivery of this Agreement, a letter substantially in the form of Exhibit 5.19 hereto agreeing to be bound by the restrictions of Rule 145 and agreeing to be bound by the rules which permit the Merger to be treated as a pooling of interests for accounting purposes. In addition, United shall cause each director and executive officer of United to, and United shall use all reasonable efforts to cause each other person who may be deemed an affiliate of United (as that term is used for purposes of qualifying for pooling of interests) to, execute and deliver to United within 30 days after the execution and delivery of this Agreement, a letter substantially in the form of Exhibit 5.19.1 hereto in which such persons agree to be bound by the rules which permit the Merger to be treated as a pooling of interests for accounting treatment.

                  (c) United shall use reasonable business efforts to publish as soon as possible, but no later than 20 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations, combined revenues and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

                  5.20. Compliance with the Industrial Site Recovery Act. Raritan, at its sole cost and expense, shall use all reasonable efforts to obtain prior to the Effective Time, with respect to each facility located in New Jersey owned or operated by Raritan or any Raritan Subsidiary (each, a "Facility"), either: (a) a Letter of Non-Applicability ("LNA") from the New Jersey Department of Environmental Protection ("NJDEP") stating that the Facility is not an "industrial establishment," as such term is defined under the Industrial Site Recovery Act ("ISRA"); (b) a Remediation Agreement issued by the NJDEP pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement; (c) a Negative Declaration approval, Remedial Action Workplan approval, No Further Action letter or other document or documents issued by the NJDEP advising that the requirements of ISRA have been satisfied with respect to the Facility; or (d) an opinion addressed to United from New Jersey legal counsel reasonably acceptable to United to the effect that ISRA has been complied with, or is inapplicable, with respect to the Facility. In the event Raritan obtains a Remediation Agreement, Raritan will post or have posted an appropriate Remediation Funding Source or will have obtained the NJDEP's approval to self-guaranty any Remediation Funding Source required under any such Remediation Agreement.

                                   ARTICLE VI

                               CLOSING CONDITIONS

                  6.1. Conditions of Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

                  (a) Approval of Raritan Stockholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Raritan and the shareholders of United. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the United Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws. The United Common Stock to be issued in connection with the Merger, including United Common Stock to be issued for the Raritan Options, shall have been approved for listing on the NASDAQ/NMS.

                  (b) Regulatory Filings. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the Commissioner, the FDIC, the OCC and any approval or waiver required by the FRB) required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of Raritan and the Bank, taken as a whole, to United. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired.

                  (c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no Legal Proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger or the Bank Merger.

                  (d) Tax Free Exchange. United and Raritan shall have received an opinion, satisfactory to United and Raritan, of Pitney, Hardin, Kipp & Szuch, counsel for United, issued in reliance on tax representation letters from United and Raritan that are customary and reasonable under the circumstances, to the effect that the transactions contemplated hereby will result in a reorganization (as defined in Section 368(a) of the Code), and accordingly no gain or loss will be recognized for federal income tax purposes to United, Raritan, UNB or the Bank or to the stockholders of Raritan who exchange their shares of Raritan for United Common Stock (except to the extent that cash is received in lieu of fractional shares of United Common Stock).

                  (e) Pooling of Interests. The Merger shall be qualified to be treated by United as a pooling-of-interests for accounting purposes and United shall have received a letter from KPMG Peat Marwick LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Agreement.

                  6.2. Conditions to the Obligations of United Under this Agreement. The obligations of United under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of Raritan and Bank. The representations and warranties of Raritan contained in this Agreement, other than representations and warranties which are expressly stated to be made as of the date hereof or as of any other particular date, shall be true and correct on the Closing Date as though made on and as of the Closing Date. Raritan shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Raritan Disclosure Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Raritan Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates. In interpreting this Section 6.2(a) and Section 7.1(d) hereof, no representation or warranty of Raritan shall be deemed untrue or incorrect, and Raritan shall not be deemed to have breached a representation or warranty, as a consequence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Raritan contained in this Agreement has had or is reasonably likely to have a material adverse effect on Raritan and the Bank, taken as a whole, from that disclosed by Raritan on the date of this Agreement.

                  (b) Consents. United shall have received the written consents of any person whose consent to the transactions contemplated hereby is required under the applicable instrument.

                  (c) Opinion of Counsel. United shall have received an opinion of counsel to Raritan, dated the date of the Closing, in form and substance reasonably satisfactory to United, covering the matters set forth on Schedule
6.2 hereto and any other matters reasonably requested by United.

                  (d) Bank Action. The Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

                  (e) Certificates. Raritan shall have furnished United with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as United may reasonably request.

                  (f) Environmental Law Compliance. Raritan shall have obtained, with respect to each Facility, an LNA, a Remediation Agreement, a Negative Declaration approval, a Remedial Action Workplan approval (in which event Raritan will post or have posted an appropriate Remediation Funding Source or will have obtained the NJDEP's approval to self-guaranty any Remediation Funding Source required under any such Remediation Agreement), a No Further Action letter or other document or documents issued by the NJDEP advising that the requirements of ISRA have been satisfied with respect to the Facility or an opinion of the type referred to in Section 5.20(d) hereof.

                  6.3. Conditions to the Obligations of Raritan Under this Agreement. The obligations of Raritan under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of United. The representations and warranties of United contained in this Agreement, other than representations and warranties which are expressly stated to be made as of the date hereof or as of any other particular date, shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. United shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the United Disclosure Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the United Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates. In interpreting this Section 6.3(a) and Section 7.1(e) hereof, no representation or warranty of United shall be deemed untrue or incorrect, and United shall not be deemed to have breached a representation or warranty, as a consequence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of United contained in this Agreement has had or is reasonably likely to have a material adverse effect on United and UNB, taken as a whole, from that disclosed by United on the date of this Agreement.

                  (b) Opinion of Counsel to United. Raritan shall have received an opinion of counsel to United, dated the date of the Closing, in form and substance reasonably satisfactory to Raritan, covering the matters set forth on
Schedule 6.3 hereto and any other matter reasonably requested by Raritan.

                  (c) Fairness Opinion. Raritan shall have received an opinion from Endicott as of the date of this Agreement and the date the Joint Proxy Statement/Prospectus is mailed to Raritan's stockholders, with respect to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of Raritan in the Merger.

                  (d) Raritan Directors. Each of United and UNB shall have taken all action necessary to appoint two current Raritan directors to its Board of Directors as specified in Section 5.15.

                  (e) Certificates. United shall have furnished Raritan with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as Raritan may reasonably request.

                  (f) UNB Action. UNB shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  7.1. Termination. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of Raritan:

                  (a)      By mutual written consent of the parties hereto.

                  (b) By United or Raritan (i) if the Effective Time shall not have occurred on or prior to the Cutoff Date or (ii) if a vote of the stockholders of Raritan is taken and such stockholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose, or
(iii) if a vote of the shareholders of United is taken and such shareholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose, unless in each case the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party (or, in the case of Raritan, to be performed or observed by the directors of Raritan) at or before the Effective Time.

                  (c) By United or Raritan upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or by United upon written notice to Raritan if any such application is approved with conditions which materially impair the value of Raritan and the Bank, taken as a whole, to United.

                  (d) By United if (i) there  shall  have  occurred  a  material adverse change in the business, operations, assets, or financial condition of Raritan or the Bank, taken as a whole, from that disclosed by Raritan on the date of this Agreement; or (ii) there was a material breach in any
representation,   warranty,   covenant,   agreement  or  obligation  of  Raritan
hereunder.

                  (e) By Raritan, if (i) there shall have occurred a material adverse change in the business, operations, assets or financial condition of United or UNB from that disclosed by United on the date of this Agreement; or
(ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of United hereunder.

                  (f) By United or Raritan if any condition to Closing specified under Article VI hereof applicable to such party cannot reasonably be met on or before the Cutoff Date after giving the other party a reasonable opportunity to cure any such condition.

                  (g) by Raritan, if (either before or after the approval of this Agreement by the stockholders of Raritan) its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the three business day period commencing with (and including) the Determination Date, if both of the following conditions are satisfied:

                           (x) the Average  Pre-Closing  Price of United  Common
Stock on the Determination Date (the "Determination Price"), is less than the United Floor Price. The "United Floor Price" is 85% of the United Average Starting Date Price. The "United Average Starting Date Price" is the average of the high and low sale price of United Common Stock (i.e., $26.188) on September 21, 1998 (the "Starting Date"), as the same shall be adjusted to reflect any Capital Change; and

                           (y)  (i)  the  quotient   obtained  by  dividing  the
Determination  Price by the United  Average  Starting  Date  Price (the  "United
Ratio") is less than (ii) the quotient obtained by dividing the number calculated using the index of financial institutions set forth on Exhibit B hereto (the "Index Price") as of the close of business on the Determination Date by the Index Price as of the close of business on the Starting Date and subtracting 0.10 from the quotient in this clause (y)(ii) (such number being referred to herein as the "Index Ratio").

                  Notwithstanding the foregoing, if Raritan elects to exercise its termination right pursuant to this subsection (g), it shall give prompt written notice to United (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three business day period)). During the two business day period commencing with its receipt of such notice, United shall have the option of increasing the consideration to be received by the holders of Raritan Common Stock hereunder by increasing the Exchange Ratio to equal the lesser of (i) a number (rounded to four decimals) equal to a quotient, the numerator of which is the United Floor Price multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Determination Price, and (ii) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the United Ratio. If United makes an election contemplated by the preceding sentence, within such two business day period, it shall give prompt written notice to Raritan of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this subsection (g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this subsection (g).

                  7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement by either United or Raritan pursuant to
Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or stockholders, except that Sections 5.5(b) and 8.1 hereof shall have continuing effect as set forth therein. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

                  7.3. Amendment. This Agreement may be amended by mutual action taken by the parties hereto at any time before or after adoption of this Agreement by the stockholders of Raritan and, if required, by the shareholders of United, but, after any such adoption, no amendment shall be made which, under applicable New Jersey or Delaware law, cannot be made without the approval of the stockholders of Raritan or the shareholders of United, as the case may be, without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of United and Raritan.

                  7.4. Extension; Waiver. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  8.1. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses, except that the cost of printing and mailing the Joint Proxy Statement/Prospectus shall be borne equally by the parties hereto if the transaction is terminated.

                  8.2. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier with confirming copy sent the same day by registered or certified mail, postage prepaid, as follows:

                  (a)      If to United, to:

                           United National Bancorp
                           1130 Route 22 East, P.O. Box 6000
                           Bridgewater, New Jersey 08807-0010
                           Attn.:  Thomas C. Gregor, Chairman,
                                    President and Chief Executive Officer

                  With a copy to:

                           Pitney, Hardin, Kipp & Szuch
                           Attn.:  Michael W. Zelenty, Esq.
                           By Hand: 200 Campus Drive
                                            Florham Park, New Jersey 07932-0950
                           By Mail: P.O. Box 1945
                                            Morristown, New Jersey 07962-1945

                  (b)      If to Raritan, to:

                           Raritan Bancorp Inc.
                           454 Route 28
                           Bridgewater, New Jersey 08807
                           Attn.:  Arlyn D. Rus, Chairman,
                                    President and Chief Executive Officer

                  With a copy to:

                           Luse Lehman Gorman Pomerenk & Schick PC
                           5335 Wisconsin Avenue N.W.
                           Washington, D.C. 20015
                           Attn.:  John J. Gorman

                  or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.

                  8.3. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement, except for the indemnitees covered by Section 5.14 hereof. No assignment of this Agreement may be made except upon the written consent of the other parties hereto.

                  8.4. Entire Agreement. This Agreement, the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto; provided, however, that if this Agreement is terminated, the terms of Section 5.5(b) and
(c) and the terms of the Confidentiality Agreement between United and Raritan dated August 19, 1998 shall remain in effect. If any provision of this Agreement is found invalid, it shall be considered deleted and shall not invalidate the remaining provisions.

                  8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  8.6. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

                  8.7. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                  8.8. Survival. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those agreements and covenants set forth in Section 5.14 which shall survive the Merger, shall terminate as of the Effective Time.

                  8.9. Knowledge. Representations made herein which are qualified by the phrase to the best of Raritan's knowledge or similar phrases refer as of the date hereof to the best knowledge of the Chief Executive Officer and the Chief Lending Officer of Raritan and thereafter refer to the best knowledge of any senior officer of Raritan or any Raritan subsidiary. Representations made herein which are qualified by the phrase to the best of United's knowledge or similar phrases refer as of the date hereof to the best knowledge of the Chief Executive Officer, the Executive Vice President/Legal and the Chief Financial Officer of United and thereafter refer to the best knowledge of any senior officer of United or any United subsidiary.

                  IN WITNESS WHEREOF, United, UNB, the Bank and Raritan have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:                             UNITED NATIONAL BANCORP


RALPH L. STRAW, JR.                 By: THOMAS C. GREGOR
-------------------------------        -----------------------------------------
Ralph L. Straw, Jr., Secretary          Thomas C. Gregor, Chairman, President
                                         and Chief Executive Officer


ATTEST:                             RARITAN BANCORP INC.


HELEN J. FRANGELLI                  By:  ARLYN D. RUS
-------------------------------        -----------------------------------------
Helen J. Frangelli, Secretary            Arlyn D. Rus, Chairman, President
                                          and Chief Executive Officer


ATTEST:                             UNITED NATIONAL BANK


RALPH L. STRAW, JR                  By: THOMAS C. GREGOR
-------------------------------        -----------------------------------------
Ralph L. Straw, Jr., Cashier            Thomas C. Gregor, Chairman, President
                                         and Chief Executive Officer


ATTEST:                             THE RARITAN SAVINGS BANK


HELEN J. FRANGELLI                  By: ARLYN D. RUS
-------------------------------        -----------------------------------------
Helen J. Frangelli, Secretary           Arlyn D. Rus, Chairman, President
                                        and Chief Executive Officer

                         CERTIFICATE OF THE DIRECTORS OF
                            RARITAN BANCORP INC. AND
                            THE RARITAN SAVINGS BANK

                  Reference is made to the Agreement and Plan of Merger, dated as of September 22, 1998 (the "Agreement"), among United National Bancorp, United National Bank, Raritan Bancorp Inc., and The Raritan Savings Bank. Capitalized terms used herein have the meanings given to them in the Agreement.

                  Each of the following persons, being all of the directors of Raritan and the Bank, agrees to vote or cause to be voted all shares of Raritan Common Stock which are held by such person, or over which such person exercises full voting control (other than shares with respect to which such person exercises control in a fiduciary capacity, as to which no agreement is made hereby), in favor of the Merger

ARLYN D. RUS
------------------------

THOMAS F. TANSEY
------------------------

PETER S. JOHNSON
------------------------

WILLIAM T. KELLENER, JR.
------------------------

WILLIAM T. ANDERSON
------------------------

WILLIAM W. CROUSE
------------------------


------------------------


------------------------


------------------------


------------------------

                                                   Exhibit A to Merger Agreement


                           AGREEMENT TO MERGE BETWEEN
                              UNITED NATIONAL BANK
                                       AND
                            THE RARITAN SAVINGS BANK
                   UNDER THE CHARTER OF UNITED NATIONAL BANK,
                     UNDER THE TITLE OF UNITED NATIONAL BANK


                  THIS AGREEMENT made between United National Bank (hereinafter referred to as "UNB"), a national banking association organized under the laws of the United States, being located at 1130 Route 22 East, Bridgewater, County of Somerset in the State of New Jersey, with a capital of $__________ divided into __________ shares of common stock, each of $_____ par value, $__________ of surplus, and undivided profits of $__________ as of June 30, 1998, and The Raritan Savings Bank (hereinafter referred to as "Bank"), a federally-chartered savings bank organized under the laws of the United States, being located at ____________________, with a capital of $__________, divided into _____ shares of common stock, each of $_____ par value, surplus of $__________, and undivided profits of $__________ as of June 30, 1998, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C. Section 215(a)), and the New Jersey Banking Act of 1948, as amended, witnesseth as follows:

                  Section 1. Bank shall be merged into UNB under the charter of UNB.

                  Section 2. The name of the receiving association (hereinafter referred to as the "Surviving Bank") shall be United National Bank.

                  Section 3. The business of the Surviving Bank shall be that of a national banking association. This business shall be conducted by the Surviving Bank at its main office which shall be located at 1130 Route 22 East, Bridgewater, Somerset County, New Jersey, and at its legally established branches.

                  Section 4. The amount of capital stock of the Surviving Bank shall be $__________, divided into __________ shares of common stock, each of $_____ par value, and at the time the merger shall become effective, the Surviving Bank shall have a surplus of $__________, and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the merging banks as stated in the preamble of this Agreement, adjusted however, for normal earnings and expenses between June 30, 1998, and the effective time of the merger.

                  Section 5. All assets of each of the merging banks, as they exist at the effective time of the merger, shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of their respective trust departments, of each of the merging banks existing as of the effective time of the merger. After the effective time of the merger, UNB will continue to maintain the Bank liquidation account established by Bank upon its conversion to the stock form of organization for the benefit of eligible account holders. In addition, UNB will also continue to maintain the Bank liquidation account established in conjunction with the merger and acquisition of Manville Savings with, and into the Bank. UNB will maintain both of the aforementioned liquidation accounts on the same basis as immediately prior to the effective time of the merger, and Bank's liquidation accounts for the benefit of eligible account holders shall automatically be deemed assumed by UNB, as of the effective time of the merger, on the same basis as they existed immediately prior to the effective time of the merger.

                  Section 6. Bank shall contribute to the Surviving Bank its capital set forth in the preamble, adjusted, however, for normal earnings, expenses and dividends between June 30, 1998, and the effective time of the merger.

                  UNB shall have on hand at the effective time of the merger its capital as set forth in the preamble, adjusted, however, for normal earnings, expenses and dividends between June 30, 1998 and the effective date of the merger.

                  Section 7. The stockholders of UNB shall retain their rights in the capital stock presently outstanding, which shall immediately and automatically become __________ shares of common stock of the Surviving Bank, each with $_____ par value, and the stockholders of Bank in exchange for the excess acceptable assets contributed by their bank to the Surviving Bank shall be entitled to receive _____ shares of common stock of the Surviving Bank, each with $_____ par value.

                  Section 8. Neither of the banks shall declare nor pay any dividend to its stockholders between the date of this Agreement and the time at which the merger shall become effective, nor dispose of any of its assets in any other manner except in the ordinary course of business consistent with prudent banking practice; provided, however, that UNB shall be entitled to pay dividends to its parent without restriction and Bank may pay dividends to it parent consistent with past practice, so long as the payment of such dividends shall thereby not cause a breach of any representation, covenant, agreement or condition to which the Bank is subject under the Amended and Restated Agreement and Plan of Merger, dated as of September 22, 1998 among United National Bancorp, Raritan Bancorp Inc., UNB and Bank (the "Merger Agreement").

                  Section 9. The present board of directors of UNB shall serve as the board of directors of the Surviving Bank until the next annual meeting or until such time as their successors have been elected and have qualified. [add two Raritan directors]

                  Section 10. Effective as of the time this merger shall become effective as specified in the merger approval to be issued by the Office of the Comptroller of the Currency (the "OCC"), the articles of association of the resulting bank shall read in their entirety as set forth in Schedule 1 annexed hereto.

                  Section 11. This Agreement shall be terminated automatically if the Merger Agreement is terminated as provided in the Merger Agreement.

                  Section 12. This Agreement shall be ratified and confirmed by the affirmative vote of the stockholders of each of the merging banks owning at least two-thirds of its capital stock outstanding, at a meeting to be held on the call of the directors; and the merger shall become effective at the time specified in the merger approval to be issued by the OCC.

                  Section 13. Each of the representations, warranties and covenants of the parties hereto shall terminate as of the effective time of the merger, other than Section 5 hereof which shall survive the effective time of the merger.

                  Section 14. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute only one and the same instrument.

                  Section 15. Except as governed by federal law, the validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of New Jersey without regard to its conflicts of laws or rules.

                  WITNESS, the signatures and seals of the merging banks as of this __________, each set by its president or a vice president and attested to by its cashier or secretary, pursuant to a resolution of its board of directors, acting by a majority.



ATTEST:                                         UNITED NATIONAL BANK

_______________________                By:______________________________________


ATTEST:                                         THE RARITAN SAVINGS BANK


________________________               By:______________________________________

STATE OF NEW JERSEY  )
                      :  ss.
COUNTY OF __________ )


                  On this ____ day of __________, before me, a Notary Public for this state and county, personally came ____________________, of UNITED NATIONAL BANK, and each of his/her capacity acknowledged this instrument to the act and deed of the association and the seal affixed to it to be its seal. WITNESS my official seal and signature this day and year.

                                                        --------------------
                                                        (Seal of Notary)



STATE OF NEW JERSEY  )
                      :ss.
COUNTY OF ___________)



                  On this _____ day of __________, before me, a Notary Public for this state and county, personally came ____________________, of THE RARITAN SAVINGS BANK, and each of his/her capacity acknowledged this instrument to the act and deed of the association and the seal affixed to it to be its seal.

                  WITNESS my official seal and signature this day and year.

                                                   ----------------------------
                                                        (Seal of Notary)

                                             Schedule 1 to Bank Merger Agreement

                             ARTICLES OF ASSOCIATION
                                       OF
                              UNITED NATIONAL BANK1


                                      NAME

                  FIRST. The title of the Association shall be "United National Bank".

                                   MAIN OFFICE

                  SECOND. The main office of the Association shall be at 1130 Route 22 East, Bridgewater, Somerset County, New Jersey. The general business of the Association shall be conducted at its legally established branches.

                                    DIRECTORS

                  THIRD. The Board of Directors of this Association shall consist of not less than five nor more than twenty-five shareholders. At any meeting of the shareholders held for the purpose of electing Directors, or changing the number thereof, the number of Directors may be determined by a majority of the votes cast by the shareholders in person or by proxy. A majority of the Board of Directors shall be necessary to constitute a quorum for the transaction of business at any Directors' meeting.

                  The Board of Directors of the Association may be increased by two between annual meetings of shareholders and vacancies on the Board may be filled between annual meetings of the shareholders by a majority vote of the full Board, but in no event shall the number of Directors exceed the total number of twenty-five or such greater amount as may from time to time be permitted by the laws of the United States. Any Director so elected by the Board must comply with the provisions of law with respect to the ownership of shares of the Association.

                           ANNUAL MEETING OF DIRECTORS

                  FOURTH. The regular annual meeting of the shareholders of this Association shall be held at its main office or other convenient place duly authorized by the Board of Directors on such day of the year as is specified therefor in the By-Laws.

                                     CAPITAL

                  FIFTH. The amount of authorized capital stock of this Association shall be $__________ divided into __________ shares of common stock of the par value per share of $_____ but said capital stock may be increased or decreased from time to time in accordance with the provisions of the laws of the United States.

                  If the capital stock is increased by the sale of additional shares thereof, each shareholder shall be entitled to subscribe for such additional shares in proportion to the number of shares of said capital stock owned by him at the time the increase is authorized by the shareholders, unless another time subsequent to the date of the shareholders' meeting is specified in a resolution adopted by the shareholders at the time the increase is authorized. The Board of Directors shall have the power to prescribe a reasonable period of time within which the preemptive rights to subscribe to the new shares of capital stock must be exercised.

                  If the capital stock is increased by a stock dividend, each shareholder shall be entitled to his proportionate amount of such increase in accordance with the number of shares of capital stock owned by him at the time the increase is authorized by the shareholders, unless another time subsequent to the date of the shareholders' meeting is specified in a resolution adopted by the shareholders at the time the increase is authorized.

                                    OFFICERS

                  SIXTH. The Board of Directors shall appoint one of its members President of this Association, who shall be Chairman of the Board, unless the Board appoints another director to be Chairman. The Board of Directors shall have the power to appoint one or more Vice Presidents, at least one of whom shall be authorized, in the absence of the President, to perform all acts and duties pertaining to the office of the President; to appoint a Cashier and such other officers and employees as may be required to transact the business of this Association; to fix the salaries to be paid to such officers or employees and appoint others to take their place.

                  The Board of Directors shall have the power to define the duties of the officers and employees of this Association and to require adequate bonds from them for the faithful performance of their duties; to make all By-Laws that may be lawful for the general regulation of the business of this Association and the management of its affairs, and generally to do and perform all acts that may be lawful for a Board of Directors to do and perform.

                         CHANGE OF MAIN OFFICE; BRANCHES

                  SEVENTH. The Board of Directors shall have the power to change the location of the main office of this Association to any other place within the limits of the State of New Jersey, without the approval of the shareholders of this Association but subject to the approval of the Comptroller of the Currency; and shall have the power to change the location of any branch or branches of this Association to any other location, without the approval of the shareholders of this Association but subject to the approval of the Comptroller of the Currency.

                                    EXISTENCE

                  EIGHTH. The corporate existence of this Association shall continue until terminated in accordance with the laws of the United States.

              SPECIAL MEETINGS OF SHAREHOLDERS; NOTICE OF MEETINGS

                  NINTH. The Board of Directors of this Association, or any three or more shareholders owning, in the aggregate, not less than 10 per centum (10%) of the stock of this Association, may call a special meeting of the shareholders at any time.

                  Unless otherwise provided by the laws of the United States, a notice of the time, place and purpose of every regular annual, and every special meeting of the shareholders shall be given by first class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each shareholder of record at his address as shown upon the books of this Association.

                                 INDEMNIFICATION

                  TENTH. Indemnification or reimbursement may be given to an officer or director, as authorized by the Board of Directors, for expenses incurred in any legal action where the officer or director is not adjudged to be guilty of gross negligence, willful misconduct or criminal acts in the performance of his duties to the Association.

                                    AMENDMENT

                  ELEVENTH. Subject to the provisions of the laws of the United States, these Articles of Association may be amended at any meeting of the shareholders for which adequate notice has been given, by the affirmative vote of the owners of a majority of the stock of this Association, voting in person or by proxy.

                                  EXHIBIT 5.19

                            RARITAN AFFILIATE LETTER

                                                              ___________, 1998

United National Bancorp
1130 Route 22 East, P.O. Box 6000
Bridgewater, New Jersey 08807-0010
Attn.:  Thomas C. Gregor, Chairman,
         President and Chief Executive Officer

Gentlemen:

                  I am delivering this letter to you in connection with the proposed merger (the "Merger") of Raritan Bancorp Inc., a Delaware corporation (the "Company") with and into United National Bancorp, a New Jersey corporation ("United"), pursuant to the Amended and Restated Agreement and Plan of Merger dated as of September 22, 1998 (the "Agreement") among the Company, United, The Raritan Savings Bank and United National Bank. I currently own shares of the Company's common stock, par value $.01 per share ("Raritan Common Stock"). As a result of the Merger, I will receive shares of United's common stock, $1.25 par value ("United Common Stock") in exchange for my Raritan Common Stock. In addition, to the extent I own options to acquire Raritan Common Stock, those options will be converted in the Merger into United Common Stock or options to acquire United Common Stock.

                  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of the Company, as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Act") by the Securities and Exchange Commission (the "Commission") and as the term "affiliate" is used for purposes of the Commission's rules and regulations applicable to the determination of whether a merger can be accounted for as a "pooling of interests" as specified in the Commission's Accounting Series Release 135, as amended by Staff Accounting Bulletins Nos. 65 and 76 ("ASR 135").

                  I represent to and covenant with United that:

                  A. Initial Transfer Restrictions Prior to Merger Consummation. During the period beginning on the date hereof and ending 30 days prior to the consummation of the Merger, I shall not sell, transfer or otherwise dispose of ("transfer") any Raritan Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, from transferring any Raritan Common Stock owned by such person or entity, without notifying United in advance of the proposed transfer and giving United a reasonable opportunity to object to the transfer before it is consummated. United, upon advice of its independent public accountants, may instruct me not to make or permit the transfer because it may interfere with the "pooling of interests" treatment of the Merger. I shall abide by any such instructions.

                  B. Later Pre-Merger and Post-Consummation Transfer Restrictions. During the period beginning 30 days prior to the consummation of the Merger and ending immediately after financial results covering at least 30 days of post-Merger combined operations have been published by United by means of the filing of a Form 10-Q or Form 8-K under the Securities Exchange Act of 1934, as amended, the issuance of a quarterly earnings report, or any other public issuance which satisfies the requirements of ASR 135, I shall not transfer any Raritan Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, to transfer any Raritan Common Stock owned by such person or entity. For purposes of this paragraph, "Raritan Common Stock" includes the United Common Stock into which the Raritan Common Stock or Options is converted.

                  C. Need for Registration or Exemption in Connection with Transfers. I have been advised that the issuance of United Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since I may be deemed to be an affiliate of the Company at the time the Merger is submitted for a vote of the Company's stockholders, any transfer by me of United Common Stock received by me in the Merger is restricted under Rule 145 promulgated by the Commission under the Act. I may not transfer United Common Stock received by me or by any relative who shares my home or by any person or entity who or which I control, unless (i) such transfer is registered under the Act, (ii) such transfer is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to United, such transfer is otherwise exempt from registration under the Act.

                  D. Stop Transfer Instructions; Legend on Certificates. I also understand that stop transfer instructions will be given to United's transfer agents with respect to the United Common Stock and that there will be placed on the certificates of the United Common Stock issued to me or to any relative who shares my home or to any person or entity who or which I control, or any substitutions therefor, a legend stating in substance:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED SEPTEMBER 22, 1998 BETWEEN THE REGISTERED HOLDER HEREOF AND UNITED NATIONAL BANCORP, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF UNITED NATIONAL BANCORP."

                  E. Consultation with Counsel. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to transfer United Common Stock to the extent I felt necessary with my counsel or counsel for the Company.

                  Execution of this letter is not an admission on my part that I am an "affiliate" of the Company as described in the second paragraph of this letter, or a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter. This letter shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                                                  Very truly yours,


                                                  Name:
Accepted this ____ day of
_______________, 1998 by

UNITED NATIONAL BANCORP

By:
    Name:
    Title:

                                 EXHIBIT 5.19.1
                             UNITED AFFILIATE LETTER

                                                          ____________, 1998

United National Bancorp
1130 Route 22 East, P.O. Box 6000
Bridgewater, New Jersey 08807-0010
Attn.:  Thomas C. Gregor, Chairman,
         President and Chief Executive Officer

Gentlemen:

                  I am delivering this letter to you in connection with the proposed merger (the "Merger") of Raritan Bancorp Inc., a Delaware corporation ("Raritan") with and into United National Bancorp, a New Jersey corporation ("United"), pursuant to the Amended and Restated Agreement and Plan of Merger dated as of September 22, 1998 (the "Agreement") among United, Raritan, United National Bank and The Raritan Savings Bank. I currently own shares of United's common stock, $1.25 par value ("United Common Stock").

                  I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of United, as the term "affiliate" is used for purposes of the rules and regulations of the Securities and Exchange Commission (the "Commission") applicable to the determination of whether a merger can be accounted for as a "pooling of interests" as specified in the Commission's Accounting Series Release 135, as amended by Staff Accounting Bulletins Nos. 65 and 76 ("ASR 135").

                  I represent and covenant with United and Raritan that:

                  A. Initial Transfer Restrictions Prior to Merger Consummation. During the period beginning on the date hereof and ending 30 days prior to the consummation of the Merger, I shall not sell, transfer or otherwise dispose of ("transfer") any United Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, from transferring any United Common Stock owned by such person or entity, without notifying United in advance of the proposed transfer and giving United a reasonable opportunity to object to the transfer before it is consummated. United, upon advice of its independent public accountants, may instruct me not to make or permit the transfer because it may interfere with the "pooling of interests" treatment of the Merger. I shall abide by any such instructions.

                  B. Later Pre-Merger and Post-Consummation Transfer Restrictions. During the period beginning 30 days prior to the consummation of the Merger and ending immediately after financial results covering at least 30 days of post-Merger combined operations have been published by United by means of filing of a Form 10-Q or Form 8-K under the Securities Exchange Act of 1934, the issuance of a quarterly earnings report, or any other public issuance which satisfies the requirements of ASR 135, I shall not transfer any United Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, to transfer any United Common Stock owned by such person or entity.

                  C. Consultation with Counsel. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to transfer United Common Stock to the extent I felt necessary with my counsel or counsel for United.

                  Execution of this letter is not an admission on my part that I am an "affiliate" of United as described in the second paragraph of this letter, or a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter. This letter shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                                                  Very truly yours,


                                                  Name:_________________________

Accepted this ___ day of
____________, 1998 by

UNITED NATIONAL BANCORP

By: ___________________________
     Name:
     Title:

                                  SCHEDULE 6.2

                         FORM OF OPINION OF COUNSELS TO
                           RARITAN TO BE DELIVERED TO
                          UNITED AT THE EFFECTIVE TIME

   (Capitalized terms used herein and not otherwise defined have the meanings given them in the Agreement)


                  (a) Raritan is a corporation validly existing and in good standing under the laws of the State of Delaware. Raritan has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as described in the Joint Proxy Statement/Prospectus on page __ under the caption _________________. Raritan is registered as a holding company under the BHCA.

                  (b) Each Subsidiary of Raritan listed as such in the Raritan Disclosure Schedule is validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Bank is a New Jersey-chartered stock savings bank. The Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as described in the Joint Proxy Statement/Prospectus on page __ under the caption _________________.

                  (c) The authorized capital stock of Raritan consists of __________ shares of Raritan Common Stock and _________ shares of Raritan Preferred Stock. Except for any Raritan Common Stock issuable upon exercise of outstanding Raritan Options granted pursuant to the Raritan Option Plans and the United Stock Option, we have not become aware (through our representation of Raritan in connection therewith or in the course of our representation of Raritan in connection with the Agreement, or through Raritan's representations to us in the attached certificate) of any outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating Raritan to issue, deliver or sell, cause to be issued, delivered or sold, or restricting Raritan from selling any Raritan Preferred Stock or any additional Raritan Common Stock or obligating Raritan to grant, extend or enter into any such agreement or commitment. Based solely upon our review of the minute books of Raritan and its Subsidiaries, and without independent verification of the matters recited therein, all of the outstanding shares of capital stock of each Subsidiary of Raritan listed as such in the Raritan Disclosure Schedule have been validly authorized and issued and we are not aware of any liens, claims, equities, restrictions or encumbrances created by Raritan on Raritan's ownership thereof.

                  (d) The Agreement has been authorized, executed and delivered by Raritan and the Bank and constitutes the valid and binding obligations of Raritan and the Bank, respectively, enforceable in accordance with its terms, except that the enforceability of the obligations of Raritan and the Bank may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or laws affecting bank holding companies or New Jersey-chartered stock savings banks or institutions the deposits of which are insured by the FDIC or other laws heretofore or hereafter enacted relating to or affecting the enforcement of creditors' rights generally and by principles of equity
(regardless of whether such enforceability is considered in a proceeding in equity or at law). In addition, certain remedial and other provisions of the Agreement may be limited by implied covenants of good faith, fair dealing, and commercially reasonable conduct, by judicial discretion, in the instance of equitable remedies, and by applicable public policies and laws.

                  (e) The execution and delivery of the Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated thereby will not (i) conflict with or violate any provision of or result in the breach of any provision of the respective certificate of incorporation or charter, as the case may be, or by-laws of Raritan or the Bank; (ii) conflict with or violate in any material respect, or result in a material breach or violation of the terms or provisions of, or constitute a default under, or result in (whether upon or after the giving of notice or lapse of time or both) any material obligation under, any indenture, mortgage, deed of trust or loan agreement or any other agreement, instrument, judgment, order, arbitration award or decree of which we are aware (through our representation of Raritan in connection therewith or in the course of our representation of Raritan in connection with the Agreement, or through Raritan's representations to us in the attached certificate) and to which Raritan or the Bank is a party or by which Raritan or the Bank is bound; or (iii) cause Raritan or the Bank to violate any law, rule or regulation applicable to Raritan or the Bank: except with respect to (ii) and
(iii) above, such as in the aggregate will not have a material adverse effect on the ability of Raritan and the Bank to consummate the transactions contemplated by the Agreement.

                  (f) All actions of the directors and stockholders of Raritan and of the Bank required by federal banking law or Delaware law, or by the respective certificate of incorporation or charter, as the case may be, or by-laws of Raritan or the Bank, to be taken by Raritan or the Bank to authorize the execution, delivery and performance of the Agreement and consummation of the Merger have been taken.

                  (g) No approvals, authorizations, consents or other actions or filings under federal banking law or Delaware law ("Approvals") are required to be obtained by Raritan or the Bank in order to permit the execution and delivery of the Agreement by Raritan and the Bank and the performance by Raritan and the Bank of the transactions contemplated thereby other than those Approvals which have been obtained or those Approvals or consents required to be obtained by United or UNB, or Approvals not required or necessary to be obtained on the date hereof.

                  (h) Except as set forth in the Raritan Disclosure Schedule and in Raritan's certificate addressed to us and attached hereto, and other than ordinary routine litigation incidental to the business of Raritan or its Subsidiaries, we are not aware of any material action, suit or proceeding or investigation pending or threatened in writing against or affecting the business, operations, property or financial condition of Raritan or any of its Subsidiaries, at law or in equity, in any court or before any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, except those which, if decided adversely to Raritan or any of its Subsidiaries, would not have a material adverse effect on Raritan and its Subsidiaries, taken as a whole; provided, however, we are not counsel to Raritan or its Subsidiaries in any litigation and with respect to litigation we are relying upon the representation and warranty of Raritan made in Section 3.7 of the Agreement with respect to material litigation and on Raritan's certificate addressed to us and attached hereto.



                                     *******


                  We are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements and information contained in the Joint Proxy Statement/Prospectus and make no representation that we have independently verified the accuracy, completeness or fairness of such statements and information, but, without in any way limiting the generality of the foregoing, based upon our review of the Joint Proxy Statement/Prospectus
(i) the Joint Proxy Statement/Prospectus (except for financial statements and other tabular financial information, and other financial and statistical data and information, as to which we express no opinion) complies as to form in all material respects with the 1934 Act and the applicable laws and regulations thereunder, (ii) no facts have come to our attention that caused us to believe that (except for financial statements and other tabular financial information, as to which we do not express any belief) the Joint Proxy Statement/Prospectus on the date of the mailing thereof and on the date of the meeting of stockholders of Raritan at which the Agreement was approved, contained any untrue statement of a material fact with respect to Raritan or omitted to state a material fact with respect to Raritan necessary in order to make the statements therein with respect to Raritan, in light of the circumstances under which they were made, not misleading.


                                     *******

                  In rendering their opinion, counsel to Raritan (A) may, to the extent they deem proper and so specify in their opinion, rely upon the opinion of other counsel as to matters involving the application of laws of any jurisdiction other than the United States, or may exclude from their opinion the substance included in the opinions of other counsel given directly to Raritan and (B) may rely, as to matters of fact, on certificates of responsible officers of Raritan, the Bank, or other Subsidiaries of Raritan and public officials; provided copies of any such opinions or certificates are delivered to Raritan together with the opinion to be rendered hereunder by counsel to Raritan. Counsel to Raritan may assume that any agreement is the valid and binding obligation of any parties to such agreement other than Raritan and the Bank. As to matters of fact, counsel to Raritan may also rely upon the representations and warranties made by Raritan to Raritan in the Agreement as though such representations and warranties were made directly to counsel. Counsel to Raritan may also rely upon the genuineness of signatures and the authenticity of copies.

                                  SCHEDULE 6.3

                          FORM OF OPINION OF COUNSEL TO
                            UNITED TO BE DELIVERED TO
                          RARITAN AT THE EFFECTIVE TIME

   (Capitalized terms used herein and not otherwise defined have the meanings given them in the Agreement)

                  (a) United is a corporation validly existing and in good standing under the laws of the State of New Jersey. United has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as described in the Joint Proxy Statement/Prospectus on page __ under the caption _________________. United is registered as a bank holding company under the BHCA.

                  (b) Each Subsidiary of United listed as such in the United Disclosure Schedule is validly existing and in good standing under the laws of the jurisdiction of its incorporation. UNB is a national banking association chartered under the laws of the United States. UNB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as described in the Joint Proxy Statement/Prospectus on page __ under the caption _________________.

                  (c) The authorized capital stock of United consists of ___________ shares of common stock, ___ par value per share ("United Common Stock"). Except for any United Common Stock issuable upon exercise of outstanding stock options and stock appreciation rights granted pursuant to the United Option Plan, we have not become aware (through our representation of United in connection therewith or in the course of our representation of United in connection with the Agreement, or through United's representations to us in the attached certificate) of any outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating United to issue, deliver or sell, cause to be issued, delivered or sold, or restricting United from selling any additional United Common Stock or obligating United to grant, extend or enter into any such agreement or commitment except as may be provided in any acquisition agreement United may enter into after the date of execution of the Agreement. Based solely upon our review of the minute books of United and its Subsidiaries, and without independent verification of the matters recited therein, all of the outstanding shares of capital stock of each Subsidiary of United listed as such in the United Disclosure Schedule have been validly authorized and issued and we are not aware of any liens, claims, equities, restrictions or encumbrances created by United on United's ownership thereof. The United Common Stock to be issued in connection with the Merger in accordance with Article II of the Agreement, when so issued in accordance therewith, will be duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by United.

                  (d) The Agreement has been authorized, executed and delivered by United and UNB and constitutes the valid and binding obligations of United and UNB, respectively, enforceable in accordance with its terms, except that the enforceability of the obligations of United and UNB may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, or laws affecting institutions the deposits of which are insured by the FDIC or other laws heretofore or hereafter enacted relating to or affecting the
enforcement  of  creditors'   rights  generally  and  by  principles  of  equity
(regardless of whether such enforceability is considered in a proceeding in equity or at law). In addition, certain remedial and other provisions of the Agreement may be limited by implied covenants of good faith, fair dealing, and commercially reasonable conduct, by judicial discretion, in the instance of equitable remedies, and by applicable public policies and laws.

                  (e) The execution and delivery of the Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated thereby will not (i) conflict with or violate any provision of or result in the breach of any provision of the respective certificates of incorporation or by-laws of United or UNB; (ii) conflict with or violate in any material respect, or result in a material breach or violation of the terms or provisions of, or constitute a default under, or result in (whether upon or after the giving of notice or lapse of time or both) any material obligation under, any indenture, mortgage, deed of trust or loan agreement or any other agreement, instrument, judgment, order, arbitration award or decree of which we are aware (through our representation of United in connection therewith or in the course of our representation of United in connection with the Agreement, or through United's representations to us in the attached certificate) and to which United or UNB is a party or by which United or UNB is bound; or (iii) cause United or UNB to violate any law, rule or regulation applicable to United or UNB: except with respect to (ii) and (iii) above, such as in the aggregate will not have a material adverse effect on the ability of United and UNB to consummate the transactions contemplated by the Agreement.

                  (f) All actions of the directors and stockholders of United and of UNB required by federal banking law or New Jersey law, or by the respective certificates of incorporation or by-laws of United or UNB, to be taken by United or UNB to authorize the execution, delivery and performance of the Agreement and consummation of the Merger have been taken.

                  (g) Assuming that there has been due authorization of the Merger by all necessary corporate and governmental proceedings on the part of Raritan and that Raritan has taken all action required to be taken by it prior to the Effective Time, upon the appropriate filing of the Certificates of Merger in respect of the Merger with the New Jersey Secretary of State and the Delaware Secretary of State in accordance with Section 1.6 of the Agreement, the Merger will become effective at the time of such filing, and upon effectiveness of the Merger each share of Raritan Common Stock will be converted as provided in
Article II of the Agreement.

                  (h) No approvals, authorizations, consents or other actions or filings under federal banking law or New Jersey law ("Approvals") are required to be obtained by United or UNB in order to permit the execution and delivery of the Agreement by United and UNB and the performance by United and UNB of the transactions contemplated thereby other than those Approvals which have been obtained or those Approvals or consents required to be obtained by Raritan or the Bank, and Approvals not required or necessary to be obtained on the date hereof.

                  (i) Except as set forth in the United Disclosure Schedule and in United's certificate addressed to us and attached hereto, and other than ordinary routine litigation incidental to the business of United or its Subsidiaries, we are not aware of any material action, suit or proceeding or investigation pending or threatened in writing against or affecting the business, operations, property or financial condition of United or any of its Subsidiaries, at law or in equity, in any court or before any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, except those which, if decided adversely to United or any of its Subsidiaries, would not have a material adverse effect on United and its Subsidiaries, taken as a whole; provided, however, we are not counsel to United or its Subsidiaries in certain litigation and with respect to any such litigation we are relying upon the representation and warranty of United made in
Section 4.10 of the Agreement with respect to material litigation and on United's certificate addressed to us and attached hereto.

                  (j) The Registration Statement has been declared effective by the SEC under the 1933 Act and we are not aware that any stop order suspending the effectiveness has been issued under the 1933 Act or proceedings therefor initiated or threatened by the SEC.

                                     *******

                  We are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements and information contained in the Joint Proxy Statement/Prospectus and make no representation that we have independently verified the accuracy, completeness or fairness of such statements and information, but, without in any way limiting the generality of the foregoing, based upon our review of the Joint Proxy Statement/Prospectus
(i) the Joint Proxy Statement/Prospectus (except for financial statements and other tabular financial information, and other financial and statistical data and information, as to which we express no opinion) complies as to form in all material respects with the 1933 Act and the applicable laws and regulations thereunder, (ii) no facts have come to our attention that caused us to believe that (except for financial statements and other tabular financial information, as to which we do not express any belief) the Joint Proxy Statement/Prospectus on the date of the mailing thereof and on the date of the meeting of stockholders of Raritan at which the Agreement was approved, contained any untrue statement of a material fact with respect to United or omitted to state a material fact with respect to United necessary in order to make the statements therein with respect to United, in light of the circumstances under which they were made, not misleading.

                                     *******

                  In rendering their opinion, counsel to United (A) may, to the extent they deem proper and so specify in their opinion, rely upon the opinion of other counsel as to matters involving the application of laws of any jurisdiction other than the United States or the State of New Jersey, or may exclude from their opinion the substance included in the opinions of other counsel given directly to Raritan and (B) may rely, as to matters of fact, on certificates of responsible officers of United, UNB, or other Subsidiaries of United and public officials; provided copies of any such opinions or certificates are delivered to Raritan together with the opinion to be rendered hereunder by counsel to United. Counsel to United may assume that any agreement is the valid and binding obligation of any parties to such agreement other than United. As to matters of fact, counsel to United may also rely upon the representations and warranties made by United to Raritan in the Agreement as though such representations and warranties were made directly to counsel. Counsel to United may also rely upon the genuineness of signatures and the authenticity of copies.


                                                                                                   Exhibit B to
                                                                                                   Merger Agreement

                                      Index

                                                                                                          Index
                                                                                                         Weighting
    Company Name                                   Ticker           City                   State           (%)
    Commerce Bancorp, Inc.                         CBH             Cherry Hill             NJ                 10.95
    S&T Bancorp, Inc.                              STBA            Indiana                 PA                  8.50
    TrustCo Bank Corp NY                           TRST            Schenectady             NY                  8.28
    Provident Bankshares  Corporation              PBKS            Baltimore               MD                  7.80
    UST Corporation                                USTB            Boston                  MA                  7.75
    F&M National Corporation                       FMN             Winchester              VA                  7.43
    First Commonwealth Financial  Corporation
                                                   FCF             Indiana                 PA                  6.97
    Trust Company of New Jersey  (The)             TCNJ            Jersey City             NJ                  5.67
    National Penn Bancshares, Inc.                 NPBC            Boyertown               PA                  4.10
    BT Financial Corporation                       BTFC            Johnstown               PA                  3.82
    USBANCORP, Inc.                                UBAN            Johnstown               PA                  3.55
    Sandy Spring Bancorp                           SASR            Olney                   MD                  3.54
    NBT Bancorp, Inc.                              NBTB            Norwich                 NY                  3.28
    First Western Bancorp, Inc.                    FWBI            New Castle              PA                  3.25
    Harleysville National Corporation              HNBC            Harleysville            PA                  3.16
    BSB Bancorp, Inc.                              BSBN            Binghamton              NY                  3.07
    F&M Bancorp                                    FMBN            Frederick               MD                  2.68
    Community Bank System, Inc.                    CBU             DeWitt                  NY                  2.51
    Arrow Financial Corporation                    AROW            Glen Falls              NY                  2.04
    Sun Bancorp, Inc.                              SNBC            Vineland                NJ                  1.66



If, at any time after September 21, 1998 and before the Determination Date, the common stock of any company on this Exhibit B ceases to be publicly traded or any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization, such company shall be removed from the Index Group effective as of the Starting Date (i.e., such Company shall not be considered part of the Index Group for any purposes in connection with this Merger Agreement) and the Index Weighting of the remaining companies in the Index Group shall be increased proportionately to their prior Index Weighting, so that the total Index Weighting is 100%. If any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Exhibit B.

                                                                       EXHIBIT B
                             STOCK OPTION AGREEMENT


                         THIS STOCK OPTION  AGREEMENT (this  "Agreement")  dated
September 22, 1998, is by and between United National Bancorp, a New Jersey corporation and registered bank holding company ("United"), and Raritan Bancorp Inc., a Delaware corporation
("Raritan").

                                   BACKGROUND

                  1.  United,  United  National  Bank  ("UNB"),  Raritan and The
Raritan Savings Bank (the "Bank"), as of the date hereof, have executed a definitive agreement and plan of merger (the "Merger Agreement") pursuant to which United will acquire Raritan through a merger of Raritan with and into United (the "Merger").

                  2. During the negotiation of the Merger Agreement, United and UNB advised Raritan that they would not execute the Merger Agreement unless Raritan executed this Agreement.

                  3. As an inducement to United to enter into the Merger Agreement and in consideration for such entry, Raritan has agreed to grant to United an option to purchase authorized but unissued shares of common stock of Raritan in an amount and on the terms and conditions hereinafter set forth.

                                    AGREEMENT

                  In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, United and Raritan, intending to be legally bound hereby, agree:

                  1. Grant of Option. Raritan hereby grants to United the option to purchase 470,000 shares of the common stock, $.01 par value (the "Common Stock"), of Raritan at a price of $26.00 per share (the "Option Price"), on the terms and conditions set forth herein (the "Option").

                  2. Exercise of Option. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), United may exercise the Option, in whole or in part, at any time or from time to time, subject to the termination provisions of Section 19 of this Agreement.

                  The term "Triggering Event" means the occurrence of any of the following events:

                  A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than United or an affiliate of United:

                  a. acquires beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 20% of the then outstanding shares of Common Stock;

                  b. enters into a letter of intent or an agreement, whether oral or written, with Raritan pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction, with Raritan or the Bank, (ii) acquire all or a significant portion of the assets or liabilities of Raritan or the Bank, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing 20% or more of the then outstanding shares of Common Stock;

                  c. makes a filing with any bank or thrift regulatory authority or publicly announces a bona fide proposal (a "Proposal") for (i) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of Raritan or the Bank or any other business combination involving Raritan or the Bank, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the outstanding shares of Common Stock, and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of Raritan called to vote on the Merger and Raritan' stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose; or

                  d. makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Raritan willfully takes any action in any manner which would materially interfere with its ability to consummate the Merger or materially reduce the value of the transaction to United.

                  The term "Triggering Event" also means the taking of any material direct or indirect action by Raritan or any of its directors, officers or agents, with the formal or informal approval or acquiescence of the Raritan Board of Directors, with the intention of inviting, encouraging or soliciting any proposal which has as its purpose a tender offer for the shares of Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of Raritan, or a sale of a significant number of shares of Common Stock or any significant portion of its assets or liabilities.

                  The term "significant portion" means 25% of the assets or liabilities of Raritan. The term "significant number" means 20% of the outstanding shares of Raritan.

                  "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Raritan or the Bank or in soliciting or inducing any other person (other than United or any affiliate) to do so.

                  Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent necessary for Raritan to issue the shares of Common Stock covered by the Option (the "Option Shares") or United to exercise the Option or prior to the expiration or termination of any waiting period required by law, or
(ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

                  Raritan shall notify United promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Raritan shall not be a condition to the right of United to exercise the Option. Raritan will not take any action which would have the effect of preventing or disabling Raritan from delivering the Option Shares to United upon exercise of the Option or otherwise performing its obligations under this Agreement.

                  In the event United wishes to exercise the Option after a Triggering Event has occurred and prior to the termination of this Agreement, United shall send a written notice to Raritan (the date of which is hereinafter referred to as the "Notice Date"), specifying the total number of Option Shares it wishes to purchase and a place and date (not less than three days after such notice is sent to Raritan) for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

                  3. Payment and Delivery of Certificates. At any Closing hereunder (a) United will make payment to Raritan of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Raritan, (b) Raritan will deliver to United a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through Raritan, registered in the name of United or its designee, in such denominations as were specified by United in its notice of exercise and, if necessary, bearing a legend as set forth below and (c) United shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.



                  If required under applicable federal securities laws, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

                         The shares of stock evidenced by this  certificate have
                  not been registered for sale under the Securities Act of 1933 (the "1933 Act"). These shares may not be sold, transferred or otherwise disposed of unless a registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel reasonably acceptable to Raritan Bancorp Inc., said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

No such legend shall be required if a registration statement is filed and declared effective under Section 4 hereof.

                  4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from United, Raritan shall, if necessary for the resale of the Option or the Option Shares by United, prepare and file a registration statement with the Securities and Exchange Commission and any state securities bureau covering the Option and such number of Option Shares as United shall specify in its request, and Raritan shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that United shall in no event have the right to have more than one such registration statement become effective.

                  In connection with such filing, Raritan shall use its best efforts to cause to be delivered to United such certificates, opinions, accountant's letters and other documents as United shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by Raritan in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Raritan and blue sky fees and expenses shall be paid by Raritan. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to United and any other expenses incurred by United in connection with such registration shall be borne by United. In connection with such filing, Raritan shall indemnify and hold harmless United against any losses, claims, damages or liabilities, joint or several, to which United may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact required to be stated therein or necessary to make the statements therein not misleading; and Raritan will reimburse United for any legal or other expense reasonably incurred by United in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Raritan will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement of omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of United specifically for use in the preparation thereof. United will indemnify and hold harmless Raritan to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of United for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and United will reimburse Raritan for any legal or other expense reasonably incurred by Raritan in connection with investigating or defending any such loss, claim, damage, liability or action.

                  5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

                  In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of Raritan with another entity, or in the event any sale of all or substantially all of the assets of Raritan shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

                  6. Filings and Consents. Each of United and Raritan will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

                  Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, in the event United is the holder hereof, approval of the Board of Governors of the Federal Reserve System and Raritan agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

                  7. Representations and Warranties of Raritan. Raritan hereby represents and warrants to United as follows:

                         a. Due Authorization.  Raritan has full corporate power
and authority to execute, deliver and perform this Agreement and all corporate action necessary for the execution, delivery and performance of this Agreement has been duly taken by Raritan.

                         b. Authorized Shares. Raritan has taken and, as long as
the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

                         c. No Conflicts.  Neither the execution and delivery of
this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the certificate of incorporation or by-laws of Raritan or any agreement, instrument, judgment, decree, statute, rule or order applicable to Raritan.

                         8. Specific Performance. The parties hereto acknowledge
that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, United shall have the right to seek money damages against Raritan for a breach of this Agreement.

                  9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                  10. Assignment or Transfer. United may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of United, except after the occurrence of a Triggering Event. United represents that it is acquiring the Option for United's own account and not with a view to or for sale in connection with any distribution of the Option or the Option Shares. United shall have the right to assign this Agreement to any party it selects after the occurrence of a Triggering Event.

                  11. Amendment of Agreement. By mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

                  12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  13. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                  (a)      If to United, to:

                           United National Bancorp
                           1130 Route 22 East, P.O. Box 6000
                           Bridgewater, New Jersey 08807-0010
                           Attn.:  Thomas C. Gregor, Chairman,
                                    President and Chief Executive Officer

                  With a copy to:

                           Pitney, Hardin, Kipp & Szuch
                           Attn.:  Michael W. Zelenty, Esq.
                           By Hand: 200 Campus Drive
                                    Florham Park, New Jersey 07932-0950
                           By Mail: P.O. Box 1945
                                    Morristown, New Jersey 07962-1945

                  (b)      If to Raritan, to:

                           Raritan Bancorp Inc.
                           454 Route 28
                           Bridgewater, New Jersey 08807
                           Attn.:  Arlyn D. Rus, Chairman,
                                    President and Chief Executive Officer

                  With a copy to:

                           Luse Lehman Gorman Pomerenk & Schick PC
                           5335 Wisconsin Avenue N.W.
                           Washington, D.C. 20015
                           Attn.:  John J. Gorman

                  or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.

                  14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

                  15. Captions. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

                  16. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Agreement.

                  17. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 10 permitting United to assign its rights and obligations hereunder.

                  18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  19. Termination. This Agreement shall terminate upon either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event (as defined in Section 2 hereof), this Agreement shall not terminate until the later of 18 months following the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event.

                  IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

                                          RARITAN BANCORP INC.


                                          By:    ARLYN D. RUS
                                             -----------------------------------
                                                 Arlyn D. Rus


                                          UNITED NATIONAL BANCORP


                                          By:    THOMAS C. GREGOR
                                             -----------------------------------
                                                 Thomas C. Gregor

                                                                     EXHIBIT C

___________, 1998


Board of Directors
Raritan Bancorp Inc.
454 Route 28
Bridgewater, NJ  08807

Attention:        Mr. Arlyn D. Rus
                  Chairman of the Board of Directors

Directors:

         You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the "Raritan Shares"), of Rartian Bancorp Inc. ("Raritan") of the exchange ratio (as described below, the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of September 22, 1998 (the "Merger Agreement"), between Raritan and United National Bancorp ("United National").

         Pursuant to the Merger Agreement, Raritan will merge with and into United National (the "Merger") and each Raritan Share issued and outstanding immediately prior to the Effective Time (subject to certain exceptions) shall be converted into 1.45 shares (the "Exchange Ratio") of common stock of United National, par value $1.25 per share ("United National Common Stock"), subject to adjustment as described in the Merger Agreement. As a result of the 10% stock dividend declared September 16, 1998 and payable November 2, 1998 to shareholders of record on October 15, 1998 by United National, the Exchange ratio has been adjusted to 1.595 shares of common stock of United National, par value $1.125 per share. It is our understanding that the merger will be accounted for as a pooling-of-interests under generally accepted accounting principles.

         The investment banking business of Endicott Financial Advisors, L.L.C. ("Endicott") includes the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

         In connection with this opinion, we have reviewed and considered, among other things: (a) the Merger Agreement; (b) audited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for each of Raritan and United National for the three fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997;
(c) unaudited consolidated financial statements and management's discussion and analysis of the financial condition and results of operations for each of Raritan and United National for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; (d) financial analyses and forecasts for Raritan and United National prepared by and/or reviewed with the respective managements of Raritan and United National; (e) the views of senior management of Raritan and United National of their respective past and current business operations, results thereof, financial condition and future prospects; (f) certain reported price and trading activity for the Raritan and United National common stock, including a comparison of certain financial and stock market information with similar information for certain other companies the securities of which are publicly traded; (g) the financial terms of recent business combinations in the banking industry; (h) the pro-forma impact of the transaction on United National; (i) the current market environment generally and the banking environment in particular; and (j) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

         In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial information, analyses and other information reviewed by and discussed with us, and we did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Raritan or United National or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant on the analyses and estimates of Raritan and United National). With respect to the financial projections reviewed with management, we have assumed that they reflect the best currently available estimates and judgments of the respective managements of the respective future financial performances of each of Raritan and United National and of the combined company, and that such performances will be achieved. We have also assumed that there has been no material change in Raritan's or United National's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us. We have also assumed without independent verification that the aggregate consolidated allowance for loan losses for Raritan and United National were adequate to cover such losses. We have further assumed that the conditions precedent in the Agreement are not waived.

         Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

         We have acted as Raritan's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion.

         It is understood that this opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without Endicott's prior written consent, provided, however, that we hereby consent to the inclusion of this opinion in this Joint Proxy Statement-Prospectus and the Registration Statement on Form S-4 of which it comprises a part.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Raritan Shares.



                                            Very Truly Yours,





                                            ENDICOTT FINANCIAL ADVISORS, L.L.C.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

                  Indemnification. The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise.

                  With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

                  The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors;
(ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

                  A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent's expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

         Exculpation. Article 4 of the certificate of incorporation of United National Bancorp provides:

                           1. Elimination of Certain  Liability of Directors.  A
                  director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

                           2.  Elimination  of Certain  Liability  of  Officers.
                  Unless provided otherwise by law, an officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

                           3. Repeal or Modification of this Article. Any repeal
                  or modification of the foregoing paragraphs by the shareholders of the Corporation shall not adversely affect any right or protection of a director or an officer of the Corporation existing at the time of such repeal or modification.

The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the adoption of this provision by United National Bancorp in 1987.

Item 21.

A.  Exhibits

Exhibit No.      Description

2(a)* Amended and Restated Agreement and Plan of Merger, dated September 22, 1998, by and among United National Bancorp, United National Bank, Raritan Bancorp Inc. and The Raritan Savings Bank, included as Appendix A to the Joint Proxy Statement-Prospectus.

2(b)* Stock Option Agreement, dated September 22, 1998, by and among United National Bancorp and Raritan Bancorp Inc., included as Appendix B to the Joint Proxy Statement-Prospectus.

5 Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

8 Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger.

23(a)            Consent  of KPMG  Peat  Marwick  LLP  with  respect  to  United
                 National Bancorp.

23(b)            Consent of Arthur Andersen, LLP with respect to United National
                 Bancorp.

23(c)            Consent  of KPMG  Peat  Marwick  LLP with  respect  to  Raritan
                 Bancorp Inc.

23(d) Consent of Endicott Financial Advisors, L.L.C. with respect to United National Bancorp.

23(e) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto).

24               Power of Attorney of Officers and Directors of United  National
                 Bancorp.

99(a) Form of Proxy Card to be utilized by the Board of Directors of United National Bancorp.

99(b) Form of Proxy Card to be utilized by the Board of Directors of Raritan Bancorp Inc.

------------------------

*      Included elsewhere in this registration statement.


B.  Report, Opinion or Appraisals

         Form of Fairness Opinion of the Endicott Financial Advisors, L.L.C. is included as Appendix C to the Joint Proxy Statement-Prospectus.

Item 22.  Undertakings

1. The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That for purposes of determining any liability under the Securities Act of 1933 , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 2 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

7. Subject to appropriate interpretation, the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bridgewater, State of New Jersey, on November 17, 1998.


                                        UNITED NATIONAL BANCORP

                                            THOMAS C. GREGOR
                                     By:__________________________________
                                        Thomas C. Gregor, Chairman,
                                        President and Chief Executive Officer


         Signature             Title                              Date

THOMAS C. GREGOR
------------------------  Chairman, President and Chief      November 17, 1998
Thomas C. Gregor                Executive Officer

DONALD W. MALWITZ
------------------------   Vice President and Treasurer      November 17, 1998
Donald W. Malwitz         (Principal Financial Officer)

A. RICHARD ABRAHAMIAN
------------------------    Senior Vice President and        November 17, 1998
A. Richard Abrahamian      Chief Accounting Officer of
                               United National Bank
                          (Principal Accounting Officer)

GEORGE W. BLANK
-----------------------               Director               November 17, 1998
George W. Blank

DONALD A. BUCKLEY
-----------------------               Director               November 17, 1998
Donald A. Buckley

C. DOUGLAS CHERRY
----------------------                Director               November 17, 1998
C. Douglas Cherry


----------------------                Director               November __, 1998
Charles E. Hance


----------------------                Director               November __, 1998
John R. Kopicki

ANTONIA S. MAROTTA
----------------------                Director               November 17, 1998
Antonia S. Marotta

JOHN W. McGOWAN III
----------------------                Director               November 17, 1998
John W. McGowan III

PATRICIA A. McKIERNAN
----------------------                Director               November 17, 1998
Patricia A. McKiernan


----------------------                Director               November __, 1998
Charles N. Pond, Jr.


----------------------                Director               November __, 1998
Paul K. Ross

DAVID R. WALKER
----------------------                Director               November 17, 1998
David R. Walker

RONALD E. WEST
----------------------                Director               November 17, 1998
Ronald E. West

GEORGE J. WICKARD
----------------------                Director               November 17, 1998
George J. Wickard

                                INDEX TO EXHIBITS

Exhibit No.    Description

2(a)* Amended and Restated Agreement and Plan of Merger, dated September 22, 1998, by and among United National Bancorp, United National Bank, Raritan Bancorp Inc. and The Raritan Savings Bank, included as Appendix A to the Joint Proxy Statement-Prospectus.

2(b)* Stock Option Agreement, dated September 22, 1998, by and among United National Bancorp and Raritan Bancorp Inc., included as Appendix B to the Joint Proxy Statement-Prospectus.

5 Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

8 Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger.

23(a)          Consent of KPMG Peat Marwick LLP with respect to United  National
               Bancorp.

23(b)          Consent of Arthur  Andersen,  LLP with respect to United National
               Bancorp.

23(c)          Consent of KPMG Peat Marwick LLP with respect to Raritan  Bancorp
               Inc.

23(d) Consent of Endicott Financial Advisors, L.L.C. with respect to United National Bancorp.

23(e) Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto).

24             Power of Attorney of Officers and  Directors  of United  National
               Bancorp.

99(a) Form of Proxy Card to be utilized by the Board of Directors of United National Bancorp.

99(b) Form of Proxy Card to be utilized by the Board of Directors of Raritan Bancorp Inc.


-----------------------------------

*     Included elsewhere in this registration statement.